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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                              eVentures Group, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                DELAWARE                                        75-2233445
    (State or Other Jurisdiction of                          (I.R.S. Employer
     Incorporation or Organization)                        Identification No.)



    One Evertrust Plaza, 8th Floor,
         Jersey City, New Jersey                                   07302
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(Address of Principal Executive Offices)                         (Zip Code)



                                201-200-5515
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             Registrant's telephone number, including area code

Securities to be registered pursuant to Section 12(g) of the Act:

              Title of Each Class                Name of Each Exchange on Which
              to be so Registered                Each Class is to be Registered
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
                 Common Stock                     NASDAQ National Market System


Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
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                                (Title of Class)


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                                (Title of Class)



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Explanatory Note:

         The financial information and other statistical data contained herein represent the financial condition and results of operations of (i) e.Volve Technology Group, Inc. ("e.Volve") for all periods prior to July 1, 1998 and
(ii) the accounting acquirer pursuant to a series of reorganization transactions completed on September 22, 1999 and October 19, 1999 (the "Reorganization") described herein for all periods from July 1, 1998 through September 30, 1999. As a result, throughout this Form 10, our financial statements as of any date and for any period beginning July 1, 1998 and ending on or prior to September 30, 1999 reflect the financial condition and results of operations of e.Volve Technology Group, Inc., ("e.Volve") as if we had acquired the interest of Infinity Investors Limited ("IIL"), IEO Investments, Limited ("IEOIL"), and Infinity Emerging Subsidiary Limited ("IESL") (collectively, the "Infinity Entities") in e.Volve on July 1, 1998, except that (a) our balance sheet as of June 30, 1999 reflects the acquisition of our minority interest in i2v2.com, Inc. ("i2v2.com") and (b) our balance sheet as of September 30, 1999 reflects the acquisition of Axistel Communications, Inc. ("Axistel"). Financial information and other data as of any date after September 30, 1999 is financial information and other data of eVentures Group, Inc. ("eVentures" or the "Company").

Item 1.  Business

COMPANY OVERVIEW

         HISTORY OF THE COMPANY; REORGANIZATION TRANSACTION

         We are an Internet-based communications services provider and network company based on Internet Protocol ("IP") and Asynchronous Transfer Mode ("ATM") technologies. Our business strategy is to focus on operating, developing, investing in and acquiring businesses that:

         o provide communications services to businesses and consumers using the Internet or Internet-related transmission infrastructures;

         o provide communications products to businesses and consumers to take advantage of the Internet or Internet-related transmission infrastructures;

         o operate Internet-based or Internet-related communications networks; and

         o supply products or services that support the foregoing business models such as Internet marketing, Internet consulting and web design and hosting.

         We were originally incorporated in 1987 as "Adina, Inc." We allowed our corporate existence to lapse in March 1996 and were subsequently reinstated as "eVentures Group, Inc." in August 1999. From 1987 until the Reorganization, we were an inactive company. As a result of the Reorganization, our business is now based on the operations of two wholly owned subsidiaries and strategic investments in three companies.

         The Infinity Entities had made loans to and equity investments in e.Volve, Axistel and i2v2.com from June 1998 to September 1999. In connection with the Reorganization, we acquired the ownership of 66.67% of e.Volve, 100% of Axistel and 17% of i2v2.com on September 22, 1999. Subsequent to, but as an extension of, the Reorganization, we acquired the 33.33% of e.Volve that was not owned by the Infinity Entities.

         FINANCIAL INFORMATION; BUSINESS SEGMENTS

Operating Businesses

         We operate in one business segment, the provision of Internet-based communications services and operation of Internet-based communications networks based on IP and ATM technologies. We currently have network


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facilities and points of presence in the United States and five foreign countries: Mexico, India, Syria, Sri Lanka and the United Kingdom.

         We have generated increasing revenues over the last three years. On a historical basis, after giving effect to the Reorganization, we generated net revenues and net losses of $921,599 and $375,707 for the period from inception through the fiscal year ended June 30, 1997, $1.7 million and $4.9 million for the Fiscal Year ended June 30, 1998, and $27.2 million and $5.5 million for the Fiscal Year ended June 30, 1999, respectively. For the quarter ended September 30, 1999, we had net revenues of $8.7 million and net losses of $3.3 million. As of June 30, 1998, we had assets of $4.3 million and as of June 30, 1999, we had assets of $15.7 million. At September 30, 1999, we had total assets of $41.7 million.

Description of Operating Companies

         Our operating companies are e.Volve and Axistel. They provide communications services and operate communications networks based on IP and ATM technologies. Our operating companies provide high quality communications services, including offering international voice, data, Internet access and other value-added applications over private fiber optic networks and the Internet. Our customers include corporate and governmental communications service providers and individual business customers in the United States and internationally.

         Both the e.Volve and Axistel networks are scalable networks built around digital packet switching equipment. This switching equipment, together with other components of the networks, incorporate ATM and IP technologies. The networks meet voice over internet protocol ("VOIP") standards. Internationally, our networks offer communications services through leased or owned fiber optic cable under direct operating agreements with telecommunications authorities and internet service providers ("ISP").

Our operating companies provide the following services:

         High Quality Voice, Data and IP Services. We can complete voice calls and provide data transmission services (such as frame relay, ATM, ethernet, fax, and Internet uploads and downloads) over both the AxisTel and e.Volve networks, with quality superior to that of traditional circuit-switched networks. Through our network operations centers we are able to monitor our network and route traffic over dedicated private lines or traditional circuit-switched lines when necessary to maintain high quality. This enables us to provide consistently high quality services to communications service providers.

         Cost Effective Solutions. Our transmission costs are lower because packet switching is more efficient than traditional circuit switching. Our packet-based scaleable solution also allows us to better match our investment in equipment with capacity needs, and provide lower cost world-class operating support systems.

         International High Capacity Network. We provide data transport services over our network. Our network consists of gateways and other points of presence, leased or owned fiber optic cable and our network operating center. By providing customers with access to our network, they can transmit data worldwide. Our networks allow us to complete calls worldwide. During our third quarter ended September 30, 1999, we transported approximately 75 million minutes of traffic over our network.

Strategic Investments

         In conjunction with our operations, we also intend to make strategic acquisitions and investments. These investments may be in companies at an early, middle or late stage of development. We also may, from time to time, form a company following a business model if we want to make a strategic investment but cannot find an appropriate investment vehicle. Although we may from time to time vary the types of companies in which we make strategic investments, we intend to focus our strategic investments on companies that are well-positioned to take advantage of next-generation networks and services and that can exploit the growth of the Internet as a medium for communications, commerce and the provision of information. In making these investments, we intend to provide


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(in addition to capital) operational assistance and strategic relationships, including strategic relationships with our operating companies.

         As of December 16th, 1999, we have made strategic investments in the following companies:

         Company Name                             Date of Investment                  Percentage Ownership
         ------------                             ------------------                  --------------------
Innovative Calling Technologies LLC               April, 1999                                    50.0%
i2v2.com (d/b/a PhoneFree.com)                    June, 1999                                     16.0%
FonBox, Inc.                                      November, 1999                                  8.0%

Description of Strategic Investments

ICT

         In April 1999, e.Volve formed a joint venture whereby we received 50% ownership of Innovative Calling Technologies, LLC ("ICT"), a Nevada limited liability company.

         ICT is a provider of automated operator services with emphasis on software development, billing solutions and network applications for the Internet and voice telephony environment. ICT focuses on the processing and billing of credit card, third party, collect, prepaid and long distance calls over private networks and the Internet. ICT provides its services primarily to the tele-marketing, call center and hotel industries.

i2v2.com

         In June 1999, we acquired 21% of the common stock of i2v2.com. Subsequently, our ownership interest was diluted to 17% due to a sale of common stock by i2v2.com in July of 1999 and was diluted further to 16% due to a sale of common stock by i2v2.com in December of 1999. Four of our directors are members of the board of directors of i2v2.com.

         i2v2.com, a Delaware corporation, develops and markets an Internet Telephony product and operates a web site called PhoneFree.com at the Internet address (www.phonefree.com). The PhoneFree software, which can be downloaded from the web site, allows users to conduct "real-time" duplex voice conversations from PC to PC and PC to phone. This software functions with normal multimedia PC hardware over the Internet. PC to PC calls are free to users with ISP connections, regardless of their duration and destination while PC to phone service in the U.S. is generally available for a flat monthly fee.

FONBOX

         On November 23, 1999, we acquired 500,000 shares of Series A preferred stock of Fonbox Inc. ("FonBox"), representing approximately 8.0% of the outstanding equity interests of FonBox. We have an option, which expires on December 23, 1999, to acquire up to 35% of the outstanding equity interests of Fonbox. We have a verbal agreement to extend this option to December 30, 1999.

         FonBox is a development stage company which offers Internet based communications solutions for the Portuguese-speaking and Spanish-speaking market in Latin America and abroad. They intend to exploit cross messaging, natural language access, and phone-based Internet access technologies through their Lineabox (www.lineabox.com), unified messaging product. Our chief executive officer is a member of the board of directors of FonBox.


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OUR OPERATING STRATEGY

         We intend to become a leading provider of high quality IP and ATM communication services to telecommunications carriers, other communications service providers, public and private communications providers, businesses and consumers. We plan to accomplish this by pursuing the following strategies:

         1) Focus on High Volume Communications Service Providers. We are focused on providing communications services to high-volume carriers, and service provider customers. By initially focusing on the needs of the largest users in each market we serve, rather than the end-users, we are able to avoid the time and expense associated with building a retail sales channel, and supporting infrastructure and absorb the additional overhead focusing on the middle-markets.

         2) Provide Carrier-Class Services Using Our Private Networks and the Internet. Through our proprietary networks, we offer high quality voice and data transmission services. We can also use the Internet in combination with our networks. By using our own networks, we are able to control quality of service, which we feel is critical to meeting the needs of our high volume customers. We intend to continue to use our own networks and the Internet, where appropriate, to provide our high quality services at competitive prices. We will continue to introduce only those services that we can offer at carrier-class quality.

         3) Focus on the International Market and Expand our Presence Through Partnerships and Acquisitions. We intend to build a leading international ATM and IP network to allow carriers to use us for their international and domestic Internet telephony services around the world. We will focus on attractive market segments and, where appropriate, partner with communications service providers. We will also consider acquiring complementary domestic or international businesses or other technologies if attractive opportunities arise.

         4) Remain at the Forefront of IP and ATM Communications Technology. In order to provide these high quality services and stay at the forefront of next-generation based communications technology and service offerings, we will continue to invest in improving our technology, and partner with leaders in Internet-based communications hardware and software.

         5) Increase Sales and Marketing Efforts and Brand Awareness. We will continue to expand our sales and marketing activities, while focusing on communications services providers domestically as well as internationally. We intend to build our business into a premier IP and ATM based communications provider and will strive to provide our customers with high quality, value-added Internet-based communications services. We are in the process of hiring additional sales, sales support and marketing professionals with specific experience in our target markets and regions.

         6) Offer Additional Internet-based Communications Services. We intend to introduce new services that carriers can offer over our network or their own networks. These services may be provided through strategic relationships or through partnering with businesses in which we make strategic investments. We are focused on applications that will allow carriers to expand their business, improve service quality and cut costs. We also intend to offer new services such as dedicated Internet and circuit-switched network access, which will help our customers enter new markets quickly. We believe that these new services will increase our customer base and allow us to cross-sell other services to communications service providers once they are our customers.

OUR INVESTMENT STRATEGY

         We also intend to make strategic investments. When we consider strategic investments, we apply the following criteria:

         o SIZE OF MARKET. We prefer to invest in companies that provide products or services to a potentially large market.


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         o        MARKET LEADER. We will invest in a company only if we believe that it can become a leader in its particular market. Our assessment may be based on the company's products, its business plan, or its ability to be an innovator in its particular market.

         o REVENUE AND PROFITABILITY GROWTH. We attempt to identify companies that are capable of sustained revenue growth and eventual profitability. To a certain degree, this is dependent upon the two factors mentioned above. We also take into account whether the particular company can assert leverage in its market, whether its customers will have high switching costs, and the degree of advertising and marketing investment required to achieve our goals.

         o TECHNOLOGY. We attempt to invest in companies with management that is both experienced and adaptable. We look for entrepreneurs with good track records and senior management that has faced and managed the challenges of emerging companies with new technologies.

         When we make strategic investments, we generally use the following guidelines:

         o SIGNIFICANT EQUITY STAKE. We will generally invest in a company only if we believe that we can acquire a significant equity stake (which we generally feel is 25% or more). From time to time, we may seek to acquire entire companies if they fit a strategic need or complement one of our strategic investments. Alternatively, we may take a small minority position in a company if we feel that we can generate an attractive return on the investment or if there are other factors that preclude a larger involvement, such as the presence of other investors with whom we want to participate.

         o SENIORITY IN CAPITAL STRUCTURE. We will generally structure our investments as "senior equity", in the form of convertible preferred stock or convertible debt. We may also purchase common stock or similar equity interests. From time to time, we may negotiate options to invest additional amounts at what we feel are attractive valuations.

         o ACTIVE ROLE IN DEVELOPMENT OF BUSINESS. We will usually invest in companies where we can obtain board representation and we prefer to take an active role in the development of businesses in which we make strategic investments. Depending on the circumstances of a particular strategic investment, we may seek to have control over key financing, marketing, personnel and growth decisions.

         o VALUE ADDED BY PARTNERING WITH OPERATING COMPANIES. We intend to create interlocking relationships between our operating companies and companies in which we make strategic investments. We also intend to provide operational synergies by sharing personnel, legal, accounting, finance, sales, marketing and business development functions where practical.

OUR GLOBAL NETWORK

         Over our international networks we deliver large volumes of high quality data, voice, fax and other value-added services. Our networks consist of the following elements:

         Gateways. Gateways are the entrance points for communications traffic over our global network. Gateways translate voice to data for transmission and retrieval over our data network, and provide IP, ATM, and leased line data services. Our gateways are connected to the public switched telephone network, Internet (network access points) ("NAPs") as well as entrance facilities to the world's largest carriers.

         Our customers can interconnect with our global network through dedicated circuits from their facilities to one of our gateways, located in Jersey City, New York, Philadelphia, Atlanta, Boston, Miami, Dallas, Kansas City, Los Angeles, London, Mexico City, Colombo, Damascus, New Delhi and Madras. Alternatively, our customers may elect to co-locate and install equipment directly at our facilities to eliminate the cost of back-hauling traffic from their facilities to one of our enhanced points of presence.


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         The gateways on our network are scaleable and flexible platforms designed for interconnection with our network as well as others. The scalability of our gateways permits us to quickly increase capacity in discrete increments at relatively low cost, either for a region or a customer. In addition, the point of presence flexible architecture is designed to easily integrate and support the new services we intend to offer.

         The Internet. We use the Internet to transmit some of our voice and fax traffic and deliver other value-added services, because of its global coverage, rapid growth and flexible connectivity. By using the Internet, we avoid having to build a private, dedicated network of fiber and cable connections, which would delay our time-to-market in many locations and would be more costly to deploy. However, until technology allows us to provide guaranteed levels of service the Internet will remain as a secondary means of transmission. We have addressed the challenges present in using the Internet by:

         o selecting only high quality, service-oriented Internet service providers as our vendors;

         o purchasing high-speed connections into the major NAP's and MAE's; and

         o continuously pursue private and public peering arrangements with any internet backbone in the world.

OUR VOICE SERVICES.

         Global Packet-Voice. Through the use of IP and ATM technology, we bring the benefits of packet-switched services to the wholesale market. We have deployed gateways throughout our network to implement IP and ATM technology service and interconnect with the public switched network. We provide IP and ATM services primarily on a wholesale basis to our carrier and service provider customers. We offer global call completion services, and other value-added services, that provide our customers with a high quality, efficient alternative for voice and fax transport.

         Voice Transport. Through the utilization of our voice transport ("VT") service, carriers and service provider customers can leverage our network elements to their advantage. By compressing traditional circuit switched phone calls and passing them through our packet switched network, we are able to provide customers a traditional circuit switched handoff (T-1/E-1) at prices 50% to 60% below traditional leased line services.

OUR DATA SERVICES

         International and Domestic Private Line Services. We offer point to point services with a wide range of capacities, providing connections between customers' location based on customers' bandwidth needs. These can be monitored and maintained by our network operating control center.

         Hub Service. Hub service provides our customers the ability to aggregate and distribute bandwidth, saving time and money. For customers who need to distribute circuits to multiple locations in a city or multiple locations, we can provide the connectivity between our hub site and a customer's locations creating a simple manageable networking solution.

         Virtual Private WAN(SM). We can extend a customer's network and can provide the high-speed links needed to facilitate any amount of bandwidth. We incorporate voice, data and Internet services over a single network platform, and provide a fully managed, secure network. We can monitor and maintain a virtual private WAN through our network operations control center.

OUR INTERNET ACCESS SERVICES

         Direct Access. We offer dedicated Internet services that meet the needs of the smallest commercial user to the most sophisticated high bandwidth customers. We provide a complete end-to-end solution, allowing the service implementation process to be smooth and transparent to the end user.


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         Server Collocation. Our gateway facilities offer complete
environmentally controlled areas for customers to house web servers. Options for server hosting space include open racks, secured cabinets and caged secured areas. We work with customers to find the solution that is right for their business.

OUR FUTURE SERVICES

         We intend to add new services that leverage components of our networks to generate additional sources of revenue. We believe that our ability to deploy new Internet-based communication services makes us an attractive partner for application developers. We also believe that the ability to offer these new services will be beneficial to our customers, regardless of whether or not they directly charge their end-users for these services, because they will help our customers attract new subscribers and retain and "up-sell" their existing subscriber base. Some of the services that we may choose to introduce in the future include:

         o 1) Basic Messaging. We may offer additional basic messaging services, including outsourced voicemail, store-and-forward fax, or faxmail, and e-mail.

         o 2) Advanced Messaging. We may offer advanced messaging services including unified messaging, which enables subscribers to access different message types, e.g., voicemail and e-mail, from multiple user interfaces; one-number service, which allows subscribers to consolidate existing office, home, and mobile numbers into a single contact or "follow-me" number; Internet call management services such as caller ID, call waiting and call forwarding; and message delivery that includes the recording and scheduling of a message, repeated delivery attempts and message delivery confirmation. These services may in some cases leverage components of our network to provide international call-termination services and operational support services.

         o 3) Information Services. We may offer Internet-based information services that deliver detailed, metered billing information that can help customers to understand better how their network is being used.

         o 4) Directory Services. We may offer subscriber-based directory services that maintain important customer information. This would enable communications service providers to customize and automate their services.

         o 5) Internet and Circuit Switched Infrastructure. We may offer circuit-switched access, dedicated Internet access, and equipment co-location services to help our customers meet their time-to-market objectives.

         o 6) Conferencing Services. We may offer audio, video and data conferencing services.

         o 7) Billing Services. We may offer additional outsourced billing services such as on-line bill presentment and Internet telephony clearinghouse settlement services.

OUR MARKETS AND CUSTOMERS

         Telephone companies are usually classified by size into first tier, second tier and third tier carriers. First tier carriers generally have annual revenues in excess of $2 billion and include large domestic and international carriers, such as MCI/WorldCom, Cable & Wireless and certain government-affiliated monopolies, such as the Japanese telecommunications carrier KDD. Second tier carriers have revenues generally in the $750 million to $2 billion range, and have fewer direct operating agreements with other carriers and fewer international facilities than first tier carriers. Second tier carriers include RSL Com ("RSL"), WorldxChange Communications, World Access Telecomm Group, Star Telecom ("Star") and Pacific Gateway Exchange. Third tier carriers are typically switch-based resellers with revenues of less than $750 million.



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         We provide services to members of all three tiers of United States carriers, who transmit voice and fax traffic through our New York or Los Angeles points of presence for completion overseas. For Fiscal Year ended June
1999, our business was comprised of 65% with Qwest, 18% with RSL, and 16% with Star. Through September 30, 1999, our business was comprised of at least 90% with Qwest and the rest with other companies. As of September 30, 1999, we were providing services to seven of the top thirteen highest volume United States-based international carriers. The ability to provide quality consistently acceptable to these classes of carriers is of vital importance, because these carriers often have traffic volumes that regularly exceed their capacity.

         Overseas we have established relationships with in-country companies and local service providers that have local market expertise and relationships to build strong businesses. Some of our overseas partners/customers are very large well-established national carriers. Others are emerging carriers or Internet service providers who are able to provide the services necessary to terminate minutes for us in their country.

OUR SALES AND MARKETING STRATEGIES

         Our sales efforts target leading telecommunications carriers both in the United States and overseas. Our sales personnel have long-time relationships in the telecommunications industry and are frequently supplemented by senior members of management. In the United States, we sell directly to carriers and have successfully developed brand awareness and beneficial relationships through numerous channels including the Web, trade shows, speaking engagements and joint marketing programs. The ability to provide quality acceptable to leading carriers is a strong selling point for us. These carriers have traffic that frequently exceeds their capacity and compels them to seek alternative channels that offer comparable quality, particularly where those channels can offer better pricing. Our sales process often involves a test by our potential customers of our services with traffic to a particular country. Our experience has been that once a carrier has begun to use our network for a single country and has found our quality to be acceptable, the sales process for other countries becomes easier.

         In overseas markets, we seek to establish relationships with local service providers that have the local market expertise to provide the termination services we need. We believe that the opportunity we offer these companies to terminate a substantial number of minutes makes us an attractive partner. Prime candidates for overseas partners are carriers, call back companies, cellular, PCS and paging companies and Internet service providers.

         Our marketing strategy includes public relations campaigns, interaction with industry analysts and attendance at trade shows. We aggressively pursue favorable coverage in the trade and business press and participate in a variety of industry trade shows, including Voice on the Net, Telecommunications Resellers Association and Telecom Business.

OUR STRATEGIC TECHNOLOGY RELATIONSHIPS

         We have entered into strategic technology relationships with a number of leading technology providers in the Internet telephony industry, including Lucent Technologies and Siemens AG, and Network Equipment Technologies. We believe that our strategic technology relationships are important because they give us early access to new technologies.

COMPETITION

         The market for international voice and fax call completion services is highly competitive. We face competition from a variety of sources, including large communications service providers with more resources, longer operating histories and more established positions in the telecommunications marketplace, some of whom have begun to develop Internet telephony capabilities. Many of our competitors are larger companies. We also compete with small companies who have focused primarily on Internet telephony. We believe that we compete principally on quality of service, price, convenience and bandwidth. We also expect that the ability to offer enhanced service capabilities, including new services, will become an increasingly important competitive factor in the near future.


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         Telecommunications Companies and Long Distance Providers

         Large carriers around the world carry a substantial majority of the traffic. These carriers, such as British Telecom and Deutsche Telecom, have started to deploy packet-switched networks for voice and fax traffic. These carriers have substantial resources and have large budgets available for research and development. In addition, several companies, many with significant resources, such as Level 3 and Qwest Communications, are building fiber optic networks, primarily in the United States, for Internet telephony traffic. These networks can be expected to carry voice and fax and these newer companies may expand into international markets.

         The nature of the telecommunications marketplace is such that carriers buy from and sell to each other. Most carriers have multiple routes to virtually every destination, and frequently buy and sell based on the strength and capacity to a particular country. We have relationships with many of these carriers and have carried traffic for them in the past. We expect to continue to exchange traffic with many of these companies in the future, even as they begin to devote more resources to competing in the Internet telephony market.

         Internet Telephony Service Providers

         A number of companies have started Internet telephony operations in last few years. AT&T Clearinghouse, GRIC Communications and IXC Communications sell international voice and fax over the Internet and compete directly with us. Other Internet telephony companies, including Net2Phone, deltathree.com, and PhoneFree.com are currently focusing on the retail market and personal computer-based Internet telephony, but may compete with us in the future.

GOVERNMENT REGULATION

         Regulation of Internet Telephony.

         The use of the Internet to provide telephone service is a recent market development. Currently, the Federal Communications Commission (the "FCC") is considering whether to impose surcharges or additional regulations upon certain providers of Internet telephony. On April 10, 1998, the FCC issued its report to Congress concerning the implementation of the universal service provisions of the Telecommunications Act. In the report, the FCC indicated that it would examine the question of whether certain forms of phone-to-phone Internet telephony are information services or telecommunications services. The FCC noted that it did not have, as of the date of the report, an adequate record on which to make a definitive pronouncement, but that the record suggested that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-Internet telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulation as telecommunications services, the FCC may require providers of Internet telephony services to make universal service contributions, pay access charges or be subject to traditional common carrier regulation. It is also possible that PC-to-phone and phone-to-phone services may be regulated by the FCC differently. In addition, the FCC sets the access charges on traditional telephony traffic and if it reduces these access charges, the cost of traditional long distance telephone calls will probably be lowered, thereby decreasing our competitive pricing advantage.

         Changes in the legal and regulatory environment relating to the Internet connectivity market, including regulatory changes which affect telecommunications costs or that may increase the likelihood of competition from the regional Bell operating companies or other telecommunications companies, could increase our costs of providing service. For example, the FCC recently has determined that subscriber calls to Internet service providers should be classified for jurisdictional purposes as interstate calls. This determination could affect a telephone carrier's costs for provision of service to these providers by eliminating the payment of reciprocal compensation to carriers terminating calls to these providers. The FCC has pending a proceeding to encourage the development of cost-based compensation mechanisms for the termination of calls to Internet service providers. Meanwhile, state agencies will determine whether carriers receive reciprocal compensation for these calls. If new compensation mechanisms increase the costs to carriers of terminating calls to Internet service providers or if states eliminate reciprocal compensation payments, the affected carriers could increase the price of service to Internet service providers to compensate, which could raise the cost of Internet access to consumers.

         In addition, although the FCC to date has determined that providers of Internet services should not be required to pay interstate access charges, this decision may be reconsidered in the future. This decision could occur if the FCC determines that the services provided are basic interstate telecommunications services and no longer subject to the exemption from access charges that are currently enjoyed by providers of enhanced services. Access charges are assessed by local telephone companies to long-distance companies for the use of the local telephone network to originate and terminate long- distance calls, generally on a per minute basis. The FCC has stated publicly that it would be inclined to hold the provision of phone-to-phone Internet protocol telephony to be a basic telecommunications service and therefore subject to access charges and universal service contribution requirements. In a Notice of Inquiry released September 29, 1999, the FCC again asked for comments on the regulatory status of Internet telephony. Specifically, the FCC asked commentator to address whether Internet telephony service generally, and phone-to-phone service in particular, may be regulated as a basic telecommunications service. If the FCC concludes that any or all Internet telephony should be regulated as basic communications service, it eventually could require that Internet telephony providers must contribute to universal service funds and pay access charges to local telephone companies. The imposition of access charges or universal service contributions would substantially increase our costs of serving dial-up customers.

         To our knowledge, there are currently no domestic and few foreign laws or regulations that prohibit voice communications over the Internet. State public utility commissions may retain jurisdiction to regulate the provision of intrastate Internet telephony services. A number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony. If Congress, the FCC, state regulatory agencies or foreign governments begin to regulate Internet telephony, such regulation may materially adversely affect our business, financial condition or results of operations.

         In addition, access to our services may also be limited in foreign countries where laws and regulations otherwise do not prohibit voice communication over the Internet. We have negotiated agreements to provide our services in various countries. No assurances can be given that we will continue to be successful in these negotiations.

Regulation of the Internet

         Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally. The European Union has also enacted several directives relating to the Internet, one of which addresses online commerce. In addition, federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate the Internet. Increased regulation of the Internet may decrease its growth, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition.

         The Federal Trade Commission (the "FTC") has adopted regulations regarding the collection and use of personal identifying information obtained from minors when accessing Web sites, and may adopt additional online privacy regulations. These regulations may include requirements that companies establish certain procedures to disclose and notify users of privacy and security policies, obtain consent from users for certain collection and use of information and to provide users with the ability to access, correct and delete personal information stored by the company. These regulations may also include enforcement and redress provisions. There can be no assurance that we will adopt policies that conform with any regulations adopted by the FTC. Moreover, even in the absence of those regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. We may become subject to a similar investigation, or the FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide highly targeted opportunities for advertisers and electronic commerce marketers. Any of these developments would materially adversely affect our business, results of operations and financial condition.

         The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, citizens of the European Union are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect United States companies that collect information over the Internet from individuals in European Union member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, the directive may adversely affect the activities of entities such as us that engage in data collection from users in European Union member countries.

INTELLECTUAL PROPERTY

         We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We pursue the registration of our trademarks and service marks in the United States and have applied for the registration of certain of our trademarks and service marks.

EMPLOYEES

         As of September 30, 1999, we had 36 full-time employees and one part-time employee. We also employ a limited number of independent contractors and temporary employees on a periodic basis. Our employees are not represented by a labor union and we consider our labor relations to be good.

                         THE REORGANIZATION TRANSACTIONS

         On September 22, 1999, we completed the acquisition of all of the outstanding shares of AxisTel, two-thirds of the outstanding shares of e.Volve and $8.0 million of e.Volve debentures, and approximately 17% of the outstanding shares of i2v2.com pursuant to the terms of an Agreement and Plan of Reorganization dated September 22, 1999 (the "Reorganization Agreement"). In connection with the Reorganization:

         (a) Mick Y. Wettreich ("Wettreich") sold 8.5 million of his shares of our common stock to participants in the Reorganization. The Infinity Entities purchased an aggregate of $8,225,000 of such shares.

         (b) IEOH was merged into one of our subsidiaries that had been formed to acquire IEOH. As a result of the merger, IEOIL and IESL, the two shareholders of IEOH, received an aggregate of 14,562,193 shares of our common stock. Immediately prior to the reorganization, IEOH owned 1,200 shares of common stock of e.Volve representing one-third of outstanding equity interests in e.Volve, a warrant to purchase shares of e.Volve (the "IEOH Warrants") and a 50% interest in e.Volve debentures in an aggregate principal amount of $4,020,000 (the "IEOH Debentures"), 1,449 class A shares of common stock that when exercised and combined with one class B share of common stock represented 50% of the outstanding equity interest in AxisTel, and 1,832,880 shares of common stock representing approximately 17% of the outstanding equity interest in i2v2.com.

         (c) The shareholders of AxisTel, other than IEOH, contributed their stock in AxisTel to eVentures in exchange for 6,381,000 shares of our common stock.

         (d) IIL contributed to eVentures 1,200 shares of common stock representing one-third of the outstanding equity interest in e.Volve, a warrant to purchase shares of e.Volve (the "IIL Warrants") and a 50% interest in e.Volve debentures in an aggregate principal amount of $4,020,000 (the " IIL Debentures") in exchange for 5,682,807 shares of our common stock. All of the warrants have been cancelled.

         The Infinity Entities are investment funds whose assets are managed by HW Capital, L.P. and HW Partners, L.P. Immediately prior to the Reorganization, Wettreich owned 10,145,830 shares of the 10,330,610 shares of our common stock outstanding and was our controlling shareholder. As of December 16, 1999, the Infinity Entities owned approximately 29 million shares of our outstanding common stock, representing approximately 63.1% of our outstanding shares.

         Upon the consummation of the reorganization, Daniel Wettreich resigned as our sole director and appointed Messrs. Fred A. Vierra, Clark K. Hunt, Olaf Guerrand-Hermes, Mark R. Graham and Barrett N. Wissman to serve on our board of directors. Information about these individuals appears on pages 30-31 of this Form 10. Also, Mr. Wettreich resigned as our president, and the following persons were appointed as our officers:

         Fred Vierra                  -Chairman of the Board

         Barrett N. Wissman           -President and Chief Executive Officer

         Stuart Chasanoff             -Vice President of Business Development,
                                       General Counsel and Secretary

         John Stevens Robling, Jr.    -Vice President and Chief Financial Officer

         Samuel Litwin                -Managing Director of Communications Holdings

         Mitchell Arthur              -Managing Director of Communications Holdings

         Information about these persons appears on pages 30-32 of this Form 10.

         Subsequent to, but as a continuation of, the Reorganization, on October 19, 1999, we consummated the acquisition of the outstanding shares of e.Volve not owned by us, representing one third of the outstanding equity interests in e.Volve. As a result of this acquisition, e.Volve became one of our wholly owned subsidiaries. This acquisition was consummated pursuant to an Agreement and Plan of Exchange dated as of October 19, 1999 (the "Exchange Agreement").

         Acquired Businesses

         Pursuant to the Reorganization Agreement, we acquired all of the outstanding shares of AxisTel, two-thirds of the outstanding shares of e.Volve, and approximately 17% of the outstanding shares of i2v2.com. We issued an aggregate of 26,626,000 shares of our common stock to acquire these assets. Prior to the Reorganization, the Infinity Entities (through IEOH and IIL) collectively held (a) shares representing approximately 67% of the outstanding equity interests in e.Volve, warrants to purchase additional shares of capital stock of e.Volve and certain debentures of e.Volve, and (b) 50% of the outstanding shares of AxisTel, and may be viewed as having controlled both e.Volve and AxisTel. However, each person's participation in the reorganization was voluntary. We determined the number of shares to be issued to each participant in the reorganization after consideration of the relative values of each of the entities involved and arm's-length negotiations with the shareholders of e.Volve and AxisTel (other than the Infinity Entities). At the closing of the Exchange Agreement, we issued to the former shareholders of e.Volve an aggregate of 5,831,253 shares. We determined the number of shares to be issued to each participant in the acquisition after considering the value of the interests exchanged and arms'-length negotiations with the other shareholders of e.Volve.

                                  RISK FACTORS

         Investors considering acquiring shares of our common stock should consider carefully risks associated with our forward-looking statements, as well as the following investment considerations. Any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently believe are immaterial, could harm our business, financial condition and operating results, could cause the trading price of our common stock to decline and could result in the complete loss of any investment.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this Form 10 that are subject to risks and uncertainties. These statements generally include the words "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. These statements reflect our current views with respect to future events that are subject to certain risks, uncertainties and assumptions, including without limitation any statements regarding the following: market opportunities, strategies, competition, expected activities, additional financing, strategic alliances and projected expenditures. If one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those described in this Form 10. We cannot assure our investors that the anticipated results will occur, that these judgments or assumptions will prove correct or that unforeseen developments will not occur.

WE MAY HAVE FUTURE CAPITAL NEEDS AND MAY NOT BE ABLE TO OBTAIN SUITABLE
FINANCING

         We expect positive developments in our operations and financial condition as a result of our business strategy. However, we may exhaust our existing cash resources within twelve months for capital expenditures, strategic investments and working capital. Due to our limited operating history and the nature of the Internet industry, our future capital needs are difficult to predict. We may require additional capital to fund any of the following:

         o        advertising, maintenance and expansion;

         o        sales, marketing, research and development;

         o        unanticipated opportunities;

         o        operating losses from changing business conditions;

         o        operating losses from unanticipated competitive pressures;

         o        strategic investments; and

         o        strategic alliances.

         We cannot assure our investors that adequate levels of additional financing will be available at all or on acceptable terms. Any additional financing could result in significant dilution to our existing stockholders. If we are unable to raise additional capital, our growth and development could be impeded. If we do not have sufficient capital, we may not be able to take advantage of growth opportunities, respond to competitive pressures or pursue our business plan. Our failure to have sufficient capital could have a material adverse effect on our business, operating results and financial condition.

GOVERNMENTAL REGULATIONS REGARDING THE INTERNET MAY BE PASSED, WHICH COULD IMPEDE OUR BUSINESS.

         The legal and regulatory environment that pertains to the Internet is uncertain and is changing rapidly as the use of the Internet increases. For example, in the United States, the FCC is considering whether to impose surcharges or additional regulations upon certain providers of Internet telephony.

         In addition, regulatory treatment of Internet Telephony outside the United States varies from country to country. There can be no assurance that there will not be interruptions in Internet Telephony in these and other foreign countries or that we will be able to return to the level of service we had in each of these countries prior to any interruptions. Other similar actions in foreign countries may adversely affect our continuing ability to offer services in other countries, causing us to lose customers and revenue.

         New regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely effect our customer base and our revenue. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our products and services and limit the growth of our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. See "Business - Government Regulation." New and existing laws may cover issues that include:

         o        sales and other taxes;

         o        access charges;

         o        user privacy;

         o        pricing controls;

         o        characteristics and quality of products and services;

         o        consumer protection;

         o contributions to the universal service fund, an FCC-administered fund for the support of local telephone service in rural and high cost areas;

         o        cross-border commerce;

         o        copyright, trademark and patent infringement; and

         o other claims based on the nature and content of Internet materials.

DEPENDENCE ON SELECT SUPPLIERS AND CUSTOMERS

         We depend on a select group of suppliers and customers. If we cannot maintain these relationships on favorable terms, or if these relationships terminate, we would have to enter into new relationships. We may not be able to replace any of its suppliers or customers on reasonable terms, if at all. If we cannot replace these important relationships, it could lose business, which may adversely affect our revenues. For example, since a majority of our business is dependent on Qwest, we would suffer adverse financial consequences should we lose our business with Qwest. Even if we replace any relationships or enters into new relationships, we may incur increased costs in order to pay for these relationships.

         These other parties may not regard their relationship with us as important to their business. Therefore, they could elect to terminate their relationship with us in the future or develop competitive services.

IF WE FAIL TO MANAGE OUR GROWTH AND INTEGRATE OUR ACQUIRED BUSINESSES, OUR BUSINESS WILL BE ADVERSELY AFFECTED

         We are in essence a new company formed by the combination of two separate and distinct businesses with separate and distinct management teams:
AxisTel and e.Volve. We are faced with significant integration issues with respect to these businesses and their management teams. We may not be successful in integrating these management teams, and we may not be able to hire and retain the quality of personnel we need to sustain our business. To the extent that we continue to grow internally or through strategic alliances, we will be faced with many risks, including risks associated with the establishment of new operations, web sites and personnel; the diversion of resources from our existing businesses; and our management's ability to manage increased traffic. The Reorganization has resulted in significant growth of our operations. To manage this growth, we will be required to implement and improve our operating and financial systems and controls, and to expand, train and manage our employee base. We will be dependent upon our management to assume and perform the management functions formerly performed by management of each of the parties to the Reorganization. To the extent that our management is unable to assume or perform these combined duties, our business, results of operations and financial condition could be adversely affected. There can be no assurance that the management, systems and controls currently in place or any steps taken to improve such management, systems and controls will be adequate in the future. In addition, the integration of the acquired entities and their operations will require our management to make and implement a number of strategic and operational decisions. The timing and manner of the implementation of these decisions will materially impact our business operations.

WE MUST RECRUIT AND RETAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL TO BE COMPETITIVE

         Our success depends to a significant extent on the continued contributions, experience and knowledge of our senior management team and key technical and marketing personnel. Our success also depends upon our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel. No assurance can be given that we will be able to successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to do so could have a material adverse effect on our business.

OPERATING INTERNATIONALLY EXPOSES US TO FLUCTUATIONS IN FOREIGN CURRENCIES AND POLITICAL INSTABILTY

         We intend to build on our current relationships in Syria, Mexico, India, Sri Lanka and other countries and to expand our existing operations outside of the United States. International operations are subject to inherent risks, including:

         o        potentially weaker protection of intellectual property rights;

         o        political instability

         o        unexpected changes in regulations and tariffs

         o        varying tax consequences; and

         o        fluctuations in exchange rates.

         In particular, because our agreements with our Mexican suppliers are denominated in Mexican pesos, we may be exposed to fluctuations in the Mexican peso, as well as to downturns in the Mexican economy, all of which may adversely affect our profitability.

WE OPERATE IN AN INDUSTRY WITH EVOLVING TECHNOLOGY TRENDS AND INDUSTRY STANDARDS

         Our success, in part, depends upon our ability to develop and provide new services that meet customers' changing requirements. The Internet service industry has been characterized by significant technological changes, frequent new system and product enhancements, evolving industry standards and changes in customer needs that have had and will continue to have a significant impact on the industry and industry participants. While the communications industry has moved at a relatively moderate pace, we believe that most carriers are adopting new technologies and that the communications industry will take on characteristics similar to the Internet service industry in the near future. New technologies and standards could render existing systems obsolete and ultimately result in lost revenues. Our future success will depend, in part, on our ability to effectively use leading technologies, continue to develop our technological expertise, enhance our currently planned services, develop and implement new services that meet changing customer needs, anticipate changes and influence and respond to emerging industry standards and other technological changes on a timely and cost effective basis. No assurance can be made that we will keep pace with ever changing technological trends and evolving industry standards.

OUR MARKET IS RAPIDLY EVOLVING

         The market for Internet-based products and services has only recently begun to develop. This market is rapidly evolving and is speculative in nature. Our market is typical for a new and rapidly evolving industry, and demand and market acceptance for our services are subject to a high level of uncertainty and risk. Our business prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet-based products and services. Some of the risks include our ability to design, build, operate and expand our communication networks; create awareness of our brand, products and services; obtain strategic relationships and alliances; effectively compete with existing and unforeseen competitors; and develop products and services to meet the evolving needs of our customers.

WE HAVE AN UNPROVEN BUSINESS MODEL

         We are unable to predict the extent of demand for our services. Our ability to generate revenues also depends somewhat upon whether we can establish strategic relationships with telecommunications carriers or systems integrators to provide us with an adequate revenue stream. If we cannot achieve or sustain an adequate revenue stream or if our services do not achieve or sustain broad market acceptance, our business, operating results and financial condition will be materially adversely affected. Our ability to generate future revenues depends on a number of factors, many of which are beyond our control, including among other things, the risk factors described in this Form 10. Therefore, we are unable to forecast our revenues with any degree of accuracy.

WE EXPECT TO FACE STRONG COMPETITION FROM ANTICIPATED AND UNFORESEEN COMPETITORS

         We believe that the primary competitive factors in providing communication products and services via the Internet include name recognition, variety of value-added products and services, ease of use, pricing, quality of service, availability of customer support, reliability, technical expertise and experience. Our success will depend upon our ability to provide quality, reliable communications services to our customers, along with cutting-edge technology and value-added Internet products and services. Our failure to compete successfully would have a material adverse effect on our business, results of operations and financial condition. Many of our potential competitors in the Internet and communication businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than we do. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion and sale of their products or services. We cannot assure our investors that we will be able to successfully compete.

WE HAVE A LIMITED OPERATING HISTORY

         Although we have been in existence since 1987, our business operations were insignificant before the Reorganization because we were an inactive company, and thus we have a limited operating history. We have had no material assets or operations, except for the interests in AxisTel, e.Volve, ICT and i2v2.com obtained in the Reorganization, and the November 1999 investment in Fonbox. All of these companies were recently formed and have limited operating histories.

WE HAVE INCURRED HISTORICAL LOSSES AND MAY NOT HAVE ANY FUTURE PROFITS

         We have incurred and may continue to incur operating losses while we expand and build our business. Additionally, companies in which we have made strategic investments may incur similar operating losses. As start-up companies, these companies will continue to incur significant increases in expenses. We also anticipate that a substantial portion of other companies in which we make strategic investments will incur operating losses. These operating losses may adversely impact our business and financial condition, including the value of our strategic investments.

OUR COMMON STOCK HAS A LIMITED TRADING HISTORY AND AN ILLIQUID MARKET

         There has only been a limited public market for our common stock. We cannot predict the extent to which an active trading market will develop or how liquid that market might become. The price of our common stock issued in the reorganization may not be indicative of prices that will prevail in the trading market.

WE INTEND TO MAKE STRATEGIC INVESTMENTS IN COMPANIES WE DO NOT WHOLLY OWN

         We hold approximately 16% of the outstanding stock of i2v2.com, 8.0% of the outstanding equity interests in Fonbox, and 50% of ICT. We do not control the management or policies of these companies. Although we have representation on the board of directors of i2v2.com and Fonbox, no assurance can be given that our representatives will be able to influence their future direction in a manner which results in increased value to us through our minority ownership interests.

THE INFINITY ENTITIES OWN A MAJORITY OF OUR COMMON STOCK AND MAY HAVE CONFLICTS OF INTEREST

         The Infinity Entities own a majority of our shares of capital stock. The Infinity Entities, therefore, may exercise significant control over our business, policies and affairs and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval, all in a manner that could conflict with the interests of other shareholders.

SYSTEMS ON WHICH WE RELY MAY NOT PROPERLY FUNCTION IN THE YEAR 2000

         Like many businesses, we rely upon computers for the daily conduct of our business. Many software applications and operational programs are not designed to recognize calendar dates beginning in the year 2000. The failure of such applications or systems to properly recognize the dates beginning in the year 2000 could result in miscalculations or system failures. We have not tested all of our systems. In addition, there can be no assurance that the systems of other companies and vendors on which we rely or other companies on the Internet will not have an adverse affect on our systems. Any failures or delays by our own systems, systems of other companies on which we rely, or other third-parties in recognizing or processing dates beginning in the year 2000 could have a material adverse effect on our business, financial condition or results of operation.

WE DO NOT PLAN TO PAY DIVIDENDS ON OUR CAPITAL STOCK

         We have never paid a dividend on our capital stock and do not expect to pay dividends in the future. We anticipate that we will retain any earnings used in the development of new services or the expansion of business operations. There can be no assurance that we will ever recognize a gain from our business operations or pay a dividend on our capital stock.

THE SHARES ELIGIBLE FOR FUTURE SALE MAY DECREASE THE PRICE OF OUR COMMON STOCK

         If our shareholders sell substantial amounts of their common stock in the public market, including shares issued upon the exercise of outstanding options, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements currently in effect limit the number of shares of common stock available for sale in the public market. The holders of shares received in the Reorganization and private placement of our common and preferred stock have agreed not to sell in the public market any of our shares for two years after the reorganization without the prior written consent of our principal stockholders. These principal stockholders may, in their discretion, release all or any portion of the securities subject to the lock-up agreements. However, these holders have demand or piggy-back registration rights. We also may shortly file a registration statement to register all shares of common stock under our stock option plans which, if declared effective, would permit the shares of common stock issued upon exercise of stock options under our option plan to be resold in the public market without restriction.

OUR RIGHT TO ISSUE PREFERRED STOCK AND ANTI-TAKEOVER PROVISIONS UNDER DELAWARE LAW COULD MAKE A THIRD PARTY ACQUISITION OF US DIFFICULT

         Our certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third-party to acquire us without the approval of its board. Additionally, Delaware corporate law imposes certain restrictions on corporate control transactions that could make it more difficult for a third-party to acquire us without the approval of our board.


                              Available Information

         The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission, as amended (the "Commission"). Such filings can be inspected and copied at the Public Reference Section of the commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the commission's home page on the Internet (http://www.sec.gov).

Item 2.  Financial Information

Selected Financial Data

         The financial information and other statistical data contained herein represent the financial condition and results of operations of (i) e.Volve for all periods prior to July 1, 1998 and (ii) the accounting acquirer pursuant to a series of reorganization transactions completed on September 22, 1999 and October 19, 1999 (the "Reorganization") described herein for all periods from July 1, 1998 through September 30, 1999. As a result, throughout this Form 10, our financial statements as of any date and for any period beginning July 1, 1998 and ending on or prior to September 30, 1999 reflect the financial condition and results of operations of e.Volve as if we had acquired the interest of the Infinity Entities in e.Volve on July 1, 1998, except that (a) our balance sheet as of June 30, 1999 reflects the acquisition of our minority interest in i2v2.com and (b) our balance sheet as of September 30, 1999 reflects the acquisition of Axistel. Financial information and other data as of any date after September 30, 1999 is financial information and other data of eVentures.

         For accounting purposes prior to July 1, 1998, the accounting acquiror had no interest in e.Volve.

         "Pro Forma" results are unaudited and reflect the results of AxisTel for the year ended June 30, 1999 and the three months ended September 30, 1999, as though the reverse merger and acquisition of AxisTel had occurred on July 1, 1998 (the transaction closed on September 22, 1999). The unaudited pro forma results are not necessarily indicative of future results, or actual results of operations that would have occurred had the reverse merger and acquisition been made on July 1, 1998.

                                                          e.VOLVE                               INFINITY ENTITIES
                                              -------------------------------   ---------------------------------------------------
                                               INCEPTION          YEAR ENDED      YEAR ENDED        3 MONTHS           3 MONTHS
                                                THROUGH                                               ENDED              ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS DATA    JUNE 30, 1997     JUNE 30, 1998   JUNE 30, 1999     SEPT. 30, 1998     SEPT. 30, 1999
                                              -------------     -------------   -------------     --------------     --------------
Net revenue                                    $    921,599      $  1,713,403    $ 27,248,273      $  4,205,662      $  8,675,719
Direct costs                                        578,944         1,944,073      23,311,584         3,495,587         8,729,520
Selling, general and administrative                 718,362         4,505,798       7,551,131         1,588,526         1,816,032
                                               ------------      ------------    ------------      ------------      ------------
Loss from operations before other (income)
     expense and provision for taxes               (375,707)       (4,736,468)     (3,614,442)         (878,451)       (1,869,833)
Interest expense, net                                    --           105,099       1,704,459           359,435           519,231
Equity in loss of unconsolidated
     subsidiaries                                        --                --          33,776                --            18,730
Foreign currency (gain) loss                             --                --         126,575             8,238            (6,502)
Debt discount and other                                  --            12,604         (16,930)            7,946           911,027
                                               ------------      ------------    ------------      ------------      ------------

Loss from operations before taxes                  (375,707)       (4,854,171)     (5,462,322)       (1,254,070)       (3,312,319)
Provision for taxes                                      --                --              --                --                --
                                               ============      ============    ============      ============      ============
Net loss                                       $   (375,707)     $ (4,854,171)   $ (5,462,322)     $ (1,254,070)     $ (3,312,319)
                                               ============      ============    ============      ============      ============

Net loss per share - (basic and
     diluted)                                                                    $      (0.34)     $      (0.08)     $      (0.17)
Weighted average shares outstanding -
     (basic and diluted)                                                           16,000,000        16,000,000        19,744,397


                                                           PRO FORMA
                                               --------------------------------
                                                 YEAR ENDED        3 MONTHS
                                                                     ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS DATA     JUNE 30, 1999     SEPT. 30, 1999
                                               -------------     --------------
Net revenue                                     $ 35,215,916      $ 14,695,002
Direct costs                                      30,308,717        14,805,280
Selling, general and administrative               12,690,917         3,669,538
                                                ------------      ------------
Loss from operations before other (income)
     expense and provision for taxes              (7,783,718)       (3,779,816)
Interest expense, net                                473,675            34,369
Equity in loss of unconsolidated
     subsidiaries                                     33,776            18,730
Foreign currency (gain) loss                         126,575            (6,502)
Debt discount and other                            2,083,070                --
                                                ------------      ------------

Loss from operations before taxes                (10,500,814)       (3,826,413)
Provision for taxes                                      300                --
                                                ============      ============
Net loss                                        $(10,501,114)     $ (3,826,413)
                                                ============      ============

Net loss per share - (basic and
     diluted)                                   $      (0.28)     $      (0.15)
Weighted average shares outstanding -
     (basic and diluted)                          37,863.610        37,863,610



                                                                              INFINITY ENTITIES
                                                        e.VOLVE          -----------------------------       PRO FORMA
                                                         AS OF            AS OF              AS OF             AS OF
CONSOLIDATED BALANCE SHEET DATA                         JUNE 30,         JUNE 30,           SEPT. 30,         SEPT. 30,
                                                      ------------      ------------      ------------      ------------
                                                          1998              1999              1999              1999
                                                      ------------      ------------      ------------      ------------
Cash and cash equivalents                             $  2,417,216      $     39,379      $  6,346,023      $ 11,463,066
Working (deficit) capital                                 (715,832)       (6,590,569)       (3,412,117)        3,576,095
Total assets                                             4,305,175        15,661,317        41,663,441        58,442,990
Capital lease obligations, net of current portion          487,665         2,031,513         1,750,160         1,750,160
Long term debt                                           5,410,000         6,828,948                --                --
Total shareholders' equity                              (5,121,478)       (2,859,313)       25,999,660        47,086,646

Management's Discussion and Analysis of Financial Condition and Results of Operations

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES. THE RESULTS HEREIN ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED IN ANY FUTURE PERIODS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, WHICH INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS.

OVERVIEW

         The financial information and other statistical data contained herein represent the financial condition and results of operations of (i) e.Volve for all periods prior to July 1, 1998 and (ii) the accounting acquirer pursuant to a series of reorganization transactions completed on September 22, 1999 and October 19, 1999 (the "Reorganization") described herein for all periods from July 1, 1998 through September 30, 1999. As a result, throughout this Form 10, our financial statements as of any date and for any period beginning July 1, 1998 and ending on or prior to September 30, 1999 reflect the financial condition and results of operations of e.Volve as if we had acquired the interest of the Infinity Entities in e.Volve on July 1, 1998, except that (a) our balance sheet as of June 30, 1999 reflects the acquisition of our minority interest in i2v2.com and (b) our balance sheet as of September 30, 1999 reflects the acquisition of Axistel. Financial information and other data as of any date after September 30, 1999 is financial information and other data of eVentures.

         We were originally incorporated in 1987 as "Adina, Inc." We allowed our corporate existence to lapse in March 1996 and were subsequently reinstated as "eVentures Group, Inc." in August 1999. From 1987 until the Reorganization, we were an inactive company. As a result of the Reorganization, our business is now based on the operations of two wholly owned subsidiaries, e.Volve and strategic investments in three companies.

         NET REVENUES. Net revenues are generated through the sale of international Internet telephony minutes on a wholesale basis to other U.S. long-distance providers. The Company's agreements with its wholesale customers are short term in duration and the rates charged to customers are subject to change from time to time. Due to increasing competition, management expects these rates to decline, which could have a material adverse effect on our financial condition or results of operation. The Company's three largest customers accounted for substantially all its net revenues.

         DIRECT COSTS. Direct costs include per minute termination charges and lease payments and fees for fiber optic cable. Prior to September 1999, the Company only provided international telecommunication services from the United States to Mexico. The majority of the termination fees and certain fiber optic lease payments were payable in Mexican pesos. As a result we were exposed to exchange rate risk due to the fluctuation of the Mexican peso compared to the US dollar. Continued fluctuation in the exchange rate may have a material adverse impact on our financial condition or results of operation. During September 1999 we began providing international telecommunication services from the United States to India. All direct costs related to the India operation is billed in US dollars. Two vendors in Mexico provided substantially all of our terminating capabilities in Mexico. If one of these vendor relationships were terminated, it could have a material adverse effect on our financial condition and results of operation.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. These expenses include corporate expenses and management salaries, sales and marketing expenses, travel and development expenses, benefits, occupancy costs, and administrative expenses. The Company maintains a corporate office and two switch facilities. Due to the international nature of its business, travel and development costs have been significant and could continue to increase as we seek to expand our network.

SUMMARY OF OPERATING RESULTS

         The table below summarizes the Company's operating results:

                                                  Fiscal Year Ended June 30,
                             ------------------------------------------------------------------
                               1997        %          1998        %            1999        %
                             ---------   -----    -----------   ------     -----------   ------
Revenues                     $ 921,599   100.0%   $ 1,713,403    100.0%    $27,248,273   100.00%
Direct costs                   578,944    62.8%     1,944,073    113.5%     23,311,584     85.6%
                             ---------   -----    -----------   ------     -----------   ------
Gross profit                   342,655    37.2%      (230,670)   (13.5)%     3,936,689     14.4%
Selling, general and
administrative expenses        718,362    77.9%     4,505,798    263.0%      7,551,131     27.7%
                             ---------   -----    -----------   ------     -----------   ------
Loss from operations          (375,707)  (40.8)%   (4,736,468)  (276.4)%    (3,614,442)   (13.3)%
Other (income) expenses
  Interest expense, net             --     0.0%       105,099      6.1%      1,704,459      6.3%
  Write off of unamortized
  debt discount                     --     0.0%            --      0.0%             --      0.0%
  Equity in loss of
  unconsolidated                    --     0.0%            --      0.0%         33,776      0.1%
  Foreign currency (gain)           --     0.0%            --      0.0%        126,575      0.5%
  Other                             --     0.0%        12,604      0.7%        (16,930)    (0.1)%
                             ---------   -----    -----------   ------     -----------   ------
                                    --     0.0%       117,703      6.8%      1,847,678      7.9%
                             ---------   -----    -----------   ------     -----------   ------
Loss from operation before
provision for taxes           (375,707)  (40.8)%   (4,854,171)  (283.3)%    (5,462,322)   (20.0)%
Provision for taxes                 --     0.0%            --      0.0%             --      0.0%
                             ---------   -----    -----------   ------     -----------   ------
Net loss                     $(375,707)  (40.8)%  $(4,854,171)  (283.3)%   $(5,462,322)   (20.0)%
                             =========   =====    ===========   ======     ===========   ======


                                    Three Months Ended September 30,
                             -----------------------------------------------
                                 1998         %           1999          %
                             -----------    ------     -----------    ------
Revenues                     $ 4,205,662    100.00%    $ 8,675,719    100.00%
Direct costs                   3,495,587      83.1%      8,729,520     100.6%
                             -----------    ------     -----------    ------
Gross profit                     710,075      16.9%        (53,801)     (0.6)%
Selling, general and
administrative expenses        1,588,526      37.8%      1,816,032      20.9%
                             -----------    ------     -----------    ------
Loss from operations            (878,451)    (20.9)%    (1,869,833)    (21.6)%
Other (income) expenses
  Interest expense, net          359,435       8.5%        519,231       6.0%
  Write off of unamoritzed
  debt discount
  Equity in loss of                   --       0.0%        917,615      10.6%
  unconsolidated                      --       0.0%         18,730       0.2%
  Foreign currency (gain)          8,238       0.2%         (6,502)     (0.1)%
  Other                            7,946       0.2%         (6,588)     (0.1)%
                             -----------    ------     -----------    ------
                                 375,619       8.9%      1,442,486      16.6%
                             -----------    ------     -----------    ------
Loss from operation before
provision for taxes           (1,254,070)    (29.8)%    (3,312,319)    (38.2)%
Provision for taxes                   --       0.0%             --       0.0%
                             -----------    ------     -----------    ------
Net loss                     $(1,254,070)    (29.8)%   $(3,312,319)    (38.2)%
                             ===========    ======     ===========    ======

         THREE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1998

         NET REVENUES. Net revenues increased to $8.7 million during the three months ended September 30, 1999 from $4.2 million during the three months ended September 30, 1998, an increase of 106.3%. This primarily resulted from an increase in traffic transmitted to Mexico and the startup of providing
VOIP services to India during September 1999, offset by a decrease in the average net revenue per minute as a result of increased competition in the Mexican market.

         DIRECT COSTS. Direct costs increased to $8.7 million during the three months ended September 30, 1999 from $3.5 million during the three months ended September 30, 1998, an increase of 149.7%. This increase in direct costs resulted from an increase in termination fees associated with the increase in traffic transmitted to Mexico, additional costs related to the termination of traffic in India and an increase in costs for fiber optic connections between our points of presence. As a percentage of revenues, direct costs during the three months ended September 30, 1999 increased to 100.6% from 83.1%.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $1.8 million during the three months ended September 30, 1999 from $1.6 million during the three months ended September 30, 1998, an increase of 14.3%. This increase resulted primarily from an increase in operating staff and general operating activities, and an increase in depreciation expense.

         INTEREST EXPENSE, NET. Interest expense, net increased to $519,231 during the three months ended September 30, 1999 from $359,435 during the three months ended September 30, 1998, a increase of 44.5%. This increase was a result of higher charges related to capital leases for new equipment.

         WRITE OFF OF UNAMORTIZED DEBT DISCOUNT. The write off of unamortized debt discount during the three months ended September 30, 1999 resulted from the purchase of e.Volve's outstanding debentures by eVentures and the subsequent elimination upon consolidation of these debentures in our consolidated balance sheet.

         EQUITY IN LOSS OF UNCONSOLIDATED SUBSIDIARIES. Equity in loss of unconsolidated subsidiaries was $18,730 during the three months ended September 30, 1999. These losses occurred at a joint venture formed e.Volve in April 1999.

         FOREIGN CURRENCY (GAIN) LOSS. Foreign currency (gain) loss during the three months ended September 30, 1999 was a gain of $6,502 compared with a loss of $8,238 during the three months ended September 30, 1998.

         OTHER. Other income of $6,588 during the three months ended September 30, 1999 changed from an expense of $7,946 during the three months ended September 30, 1998.

FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

         NET REVENUES. Net revenues increased to $27.2 million during the year ended June 30, 1999 from $1.7 million during the year ended June 30, 1998, an increase of 1,490.3%. This primarily resulted from a successful launch in July 1998 of our enhanced communications services and an increase in the traffic transmitted to Mexico.

         DIRECT COSTS. Direct costs increased to $23.3 million during the year ended June 30, 1999 from $1.9 million during the year ended June 30, 1998, an increase of 1,099.1%. This increase in direct costs resulted from an increase in termination fees associated with the increase in traffic transmitted to Mexico and an increase in the fees for the fiber optic connections between our points of presence. As a percentage of revenues, direct costs during the year-ended June 30, 1999 decreased to 85.6% from 113.5% during the year-ended June 30, 1998.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $7.6 million during the year ended June 30, 1999 from $4.5 million during the year ended June 30, 1998, an increase of 67.6%. This increase resulted primarily from an increase in the operating staff and general operating activities, and an increase in depreciation costs.

         INTEREST EXPENSE, NET. Interest expense, net increased to $1.7 million during the year ended June 30, 1999 from $105,099 during the year ended June 30, 1998, a increase of 1,521.8%. This increase was a result of higher charges related to new equipment capital leases and interest on the debentures.

         EQUITY IN LOSS OF UNCONSOLIDATED SUBSIDIARIES. Equity in loss of unconsolidated subsidiaries was $33,776 during the year ended June 30, 1999. These losses occurred at a joint venture the Company formed in April 1999.

         FOREIGN CURRENCY (GAIN) LOSS. Foreign currency (gain) loss during the year ended June 30, 1999 was a loss of $126,575.

         OTHER. Other income was $16,930 during the year ended June 30, 1999 compared with an expense of $12,604 during the year ended June 30, 1998.

FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

         NET REVENUES. Net revenues increased to $1.7 million during the year ended June 30, 1998 from $921,599 during the year ended June 30, 1997, an increase of 85.9%. This primarily resulted from an increase in the minutes transmitted to Mexico.

         DIRECT COSTS. Direct costs increased to $1.9 million during the year ended June 30, 1998 from $578,944 during the year ended June 30, 1997, an increase of 235.8%. This increase in direct costs resulted from an increase in the total minutes transmitted to Mexico. As a percentage of revenues, direct costs during the year-ended June 30, 1998 increase to 113.5% from 62.8% during the year-ended June 30, 1997.

         SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $4.5 million during the year ended June 30, 1998 from $718,362 during the year ended June 30, 1997, an increase of 527.2%. This increase resulted primarily from an increase in the operating staff and general operating activities, and an increase in depreciation costs.

         INTEREST EXPENSE, NET. Interest expense, net was $105,099 during the year ended June 30, 1998. This expense was a result of charges related to capital leases of new equipment.

         OTHER. Other expense was $12,604 during the year ended June 30, 1998.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, we have funded the operations of the Company primarily through cash from operations and from the private placement of common stock, preferred stock, warrants to purchase common stock and debt. As of September 30, 1999, we have raised a total $15.0 million to finance operations and to fund capital expenditures primarily through borrowings from and equity investments by the Infinity Entities and the proceeds of capital leases.

         On September 28, 1999, we completed a private placement of common and preferred stock of approximately $6.0 million. Proceeds from these issuances were used for general corporate purposes and as capital for new investments and projects.

         Our principal uses of cash are to fund working capital requirements, capital expenditures and the operating losses.

         As of September 30, 1999, we had current assets of $10.5 million, including cash, cash equivalents and short-term investments of $7.4 million, and a working capital deficit of $3.4 million. Current assets included restricted cash of $1.8 million and a tax refund receivable of $2.4 million.

CASH FLOWS FROM OPERATING ACTIVITIES:

         Our operating activities generated cash of $26,000 during the period between inception and June 30, 1997, used cash of $1.8 million during the year ended June 30, 1998, used cash of $1.4 million during the year ended June 30, 1999, and generated cash $152,801 during the three months ended September 30, 1999. During the period between inception and June 30, 1997 cash flows from operating activities primarily resulted from a combination of increases in accounts payable, non-cash expenses, and increases in other accrued expenses, offset by net losses and increases in accounts receivable and other receivables. During the year ended June 30, 1998 cash used in operating activities primarily resulted from a net loss, offset by non-cash expenses, increases in accounts payable and customer deposits. During the year ended June 30, 1999 cash used in operating activities primarily resulted from a net loss, an increase in tax refund receivable and the securing of two letters of credit with restricted cash, offset by increases in accounts payable and customer deposits, and depreciation and amortization. During the three months ended September 30, 1999 cash flows from operating activities primarily resulted from non-cash depreciation and amortization expenses, an increase in accounts payable, an increase in customer deposits and a decrease in tax refund receivable, off-set by net losses and an increase in restricted cash.

CASH FLOWS FROM INVESTING ACTIVITIES:

         Our cash flow used by investing activities was $13,363 during the period between inception and June 30, 1997, $1.8 million during the year ended June 30, 1998, and $1.3 million during the year ended June 30, 1999, and we generated cash flow from investing activities of $350,426 during the three months ended September 30, 1999. During the period between inception and June 30, 1997 cash used by investing activities primarily resulted from deposits. During the year ended June 30, 1998 cash used by investing activities primarily resulted from investments in affiliates, purchases of fixed assets and the purchase of securities. During the year ended June 30, 1999 cash used by investing activities primarily resulted from purchases of fixed assets and deposits, offset by proceeds from the sale of securities. During the three months ended September 30, 1999 cash generated by investing activities primarily consisted of cash acquired in the reverse merger acquisitions offset by uses to purchase equipment, fund a recently formed joint venture, and make certain deposits.

CASH FLOWS FROM FINANCING ACTIVITIES:

         Our cash flow from financing activities was $100 between the period between inception and June 30, 1997, $6.0 million during the year ended June 30, 1998, $322,408 during the year ended June 30, 1999, and $5.8 million during the three months ended September 30, 1999. During the period between inception and June 30, 1997 cash provided by financing activities was immaterial. During the year ended June 30, 1998 cash provided by financing activities was generated primarily through the issuance of $6.0 of debentures. During the year ended June 30, 1999 cash provided by financing activities was generated through the issuance of $2.0 million of debentures, offset by capital lease payments. During the three months ended September 30, 1999 cash provided was attributable to the issuance of $6.0 million of common stock and preferred stock, offset by capital lease payments.

RECENTLY ADOPTED ACCOUNTING STANDARDS

See Note 3 to the Consolidated Financial Statements.

GENERAL

         Our business plans will continue to require a substantial amount of capital to fund its expansion of existing and recently acquired markets, continuing to develop its network and fund operating losses and debt and capital lease service requirements. We also continue to make strategic investments and to evaluate acquisitions in light of our long range plans. Such strategic investments and acquisitions, if realized, could require expenditure of a material portion of our financial resources and would accelerate the need for raising additional capital in the future. Sources of funding for our financing requirements may include vendor financing, bank loans and public offerings or private placements of equity and/or debt securities. There can be no assurance that additional financing will be available or, if available, that financing can be obtained on a timely basis and on acceptable terms. The failure to obtain such financing on acceptable terms could have a material adverse effect on our business and prospects.

         Our cash and short-term investments are expected to provide sufficient liquidity to meet our capital requirements for approximately the next twelve months.

         EQUIPMENT LEASING AND FINANCING. We have leased equipment manufactured by various equipment manufacturers including Network Equipment Technologies, Inc. and Harris Corporation. We have entered into approximately $5.7 million of capital leases BA Capital Corp. and Arrendadora BankAmerica, S.A.

SUBSEQUENT EVENTS

         On October 5, 1999 we allowed a vendor to draw on our $1.1 million letter of credit to settle certain accounts payable due to the vendor.

         On October 15, 1999 we entered into an agreement to exchange common stock to a vendor to settle certain accounts payable due to the vendor in the amount of $3.2 million.

         On November 18 and 26 and December 15 of 1999 we raised an aggregate of $7.0 million in a private placement of preferred stock.

         On November 30, 1999 we agreed to issue shares of common stock to extinguish $1.1 million of notes payable to a vendor.

IMPACT OF THE YEAR 2000

         The "year 2000 issue" generally describes the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. If a computer program or other piece of equipment fails to properly process dates including and after the year 2000, date-sensitive calculations may be inaccurate as a result of those computers and software failing to distinguish dates in the 2000's from dates in the 1900's. The failure to process dates could result in system failures or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

         STATE OF READINESS. We have identified two areas for review: (i) internal issues (including our information technology ("IT") assets and non-IT systems); and (ii) external issues (including third-party manufactured products sold by us, and issues with customers, vendors and suppliers). We are in the process of contacting manufacturers and suppliers of IT and non-IT assets used internally by us for services such as customer billing, customer service and financial reporting, including manufacturers and suppliers of computer equipment, software programs, telephone systems, data systems, systems comprising our enterprise networks and equipment used to provide services to customers. These contacts will help us to determine the extent to which these systems could cause a material adverse effect on our operations in the event that the systems fail to properly process date-sensitive calculations following the year 2000. We are also actively identifying potential external issues which could have an impact on our operations. These include issues with (i) the functioning of third-party manufactured products sold by us to our customers;
(ii) significant customer systems, including customer-owned and operated systems and systems that are connected to our networks; (iii) vendors and suppliers such as credit facility providers, third-party service providers (e.g., local and long distance wholesale providers and interconnection providers) and employee benefit plan providers (e.g., 401(k) plan administrators).

         Our evaluation of its state of year 2000 readiness is not complete. As a result, we may in the future identify a significant internal or external year 2000 issue which, if not remediated in a timely manner, could have a material adverse effect on our business, financial condition and results of operations.

         COSTS. Other than time spent by our personnel which could be spent on other matters, we have not incurred any significant costs in identifying year 2000 issues. We do not anticipate any significant further costs. Because no material year 2000 issues have yet been identified, and therefore no contingency plans have been finalized, we cannot reasonably estimate further costs relating to remediation of any year 2000 issues at this time, or costs of contingency plans. As we continue to gather information regarding its year 2000 issues, we will reevaluate its ability to estimate costs associated with the year 2000 issue. There can be no assurance that as additional year 2000 issues are addressed, our costs to correct such issues will be consistent with historical costs.

         RISKS OF YEAR 2000 ISSUES. Because no material year 2000 issues have yet been identified, we cannot reasonably ascertain the extent of the risks involved in the event that any one system fails to process date-sensitive calculations accurately. Potential risks include the inability to process customer billing accurately or in a timely manner, the inability to provide accurate financial reporting to management, auditors, investors and others, litigation costs associated with potential suits from customers and investors, delays in implementing other IT projects as a result of work by internal personnel on year 2000 issues, and delays in receiving payment or equipment from customers or suppliers as a result of their systems' failure. Any one of these risks, if they materialize, could individually have a material adverse effect on our business, financial condition or results of operations.

         As almost all of our IT and non-IT systems and products relating to our internal and external issues are manufactured or supplied by third parties which are outside of our control, there can be no assurance that all of those third parties' systems will be year 2000 ready. If some or all of our internal and external systems fail, or if any critical IT or non-IT systems are overlooked or are not year 2000 ready in a timely manner, there could be a material adverse effect on our business, financial condition or results of operations.

         CONTINGENCY PLANS. Because no material year 2000 issues have yet been identified, no contingency plans have yet been finalized.

EFFECTS OF INFLATION

         Management does not believe that its business is impacted by inflation to a significantly different extent than is the general economy. However, there can be no assurances that inflation will not have a material effect on the Company's operations in the future.

Item 3.  Properties

         We are headquartered at One Evertrust Plaza in Jersey City, NJ and maintain facilities as described in the following chart. We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.


      LOCATION          COMPANY      SQUARE FEET       DESCRIPTION OF USE                       LEASE EXPIRATION
      --------          -------      -----------       ------------------                       ----------------
Jersey City, NJ       eVentures         10,800         Switch and network operations center     March 1, 2009
                      e.Volve                          Executive and administrative officers    5-year renewal option
                      AxisTel

Mexico City, Mexico   e.Volve            2,324         Switch and network operations center     November 2002
                                                                                                5-year renewal option

Overland, KS          e.Volve            3,573         Switch, engineering, administrative      January 2005
                                                       network operations center

Item 4.  Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of December 16, 1999 by:

         o each person who is the beneficial owner of more than 5% of our capital stock;

         o        each of our directors;

         o        each of our named executive officers; and

         o        all of our named executive officers and directors as a group.

         All of the shares indicated in the table are shares of common stock.

                                                                                Percentage
                                                     Number of Shares           Beneficially
Holders                                              Beneficially Owned         Owned(1)
-------                                              ------------------         --------
IEO Investments Limited ("IEOIL")(2)                       11,816,200             25.8%
Infinity Emerging Subsidiary Limited("IESL")(3)             8,683,800             19.0
Infinity Investors Limited("IIL")(4)                        8,500,000             18.6
Clark K. Hunt(5)                                           20,638,913             45.1
Barrett N. Wissman(6)                                      17,512,713             38.3
Fred A. Vierra(7)                                              25,000              *
Stuart Chasanoff(8)                                            57,500              *
Mark Graham(9)                                                175,000              *
Stuart Subotnik(10)                                           250,000              *
John Stevens Robling, Jr.(11)                                 120,000              *
Samuel Litwin(12)                                           2,000,000              4.4
Mitchell Arthur(13)                                         2,000,000              4.4
Officers and Directors as a Group
(9 Persons)                                                33,991,413             74.3

*        Represents less than one percent.

(1) Percentage of beneficial ownership is based on 45,207,673 shares of common stock outstanding at December 15, 1999, 200,000 shares of common stock issuable upon conversion of 1,000 shares of our Series A Convertible Preferred Stock and 514,246 shares of common stock issuable upon conversion of 7,000 shares of Series B stock. On November 11, 1999, we issued a notice to the holder of the Series A Convertible preferred stock exercising our right to convert those shares into 200,000 shares of our common stock, but we have not yet issued those shares. Also, on October 15, 1999, we agreed to issue approximately 240,000 shares of common stock to a vendor in exchange for $3.2 million of accounts payable owed to such vendor and on November 30, 1999 we agreed to issue 125,000 shares of common stock to a different vendor in exchange for $1,100,000 of notes payable owed to such vendor. All of these issuances have been approved by our board of directors as of December 15, 1999. If all of such shares had been issued, we would have had 46,486,919 shares of common stock outstanding. All percentage calculations assume that all shares of our Series B stock have been converted into shares of our common stock.

(2) The address of IEOIL is Hunkins Waterfront Plaza, Main Street P.O. Box 556, Charlestown, Nevis, West Indies.

(3) The address of IESL is Hunkins Waterfront Plaza, Main Street P.O. Box 556, Charlestown, Nevis, West Indies.

(4) The address of IIL is Hunkins Waterfront Plaza, Main Street P.O. Box 556, Charlestown, Nevis, West Indies.

(5) Represents 11,816,200 shares of common stock owned by IEOIL, 8,683,800 shares of common stock owned by IESL, 103,913 shares of common stock owned by HW Capital, L.P., and 35,000 shares of common stock owned by Mr. Hunt. Mr. Hunt disclaims beneficial ownership of the shares of common stock held by IEOIL and IESL. Mr. Hunt's address is 4000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.

(6) Represents 8,683,800 shares of common stock owned by IESL, 8,500,000 shares of common stock owned by IIL, 103,913 shares of common stock owned by HW Capital, L.P., 200,000 shares of common stock owned by the Sienna Trust, and 25,000 shares of common stock owned by Mr. Wissman. Mr. Wissman disclaims beneficial ownership of the shares of common stock held by IESL and IIL. Mr. Wissman's address is 4000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.

(7) Represents 25,000 shares of common stock owned by Mr. Vierra and his wife as joint tenants. Mr. Vierra's address is 6400 W. Fiddler's Green Circle, Suite 710, Englewood, Colorado 80111.

(8) Mr. Chasanoff's address is 4000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.

(9) Represents 125,000 shares of common stock owned by Pinnacle Investments, Ltd. and 50,000 shares of common stock owned by Mr. Graham. Mr. Graham's address is 500 College, Haverford, Pennsylvania 19041.

(10) Mr. Subotnik's address is 215 East 67th Street, 7th Floor, New York, New York 10021.

(11)     Mr. Robling's address is 1 Evertrust Plaza, 8th Floor, Jersey City, NJ
         07302.

(12)     Mr. Litwin's address is 1 Evertrust Plaza, 8th Floor, Jersey City, NJ
         07302.

(13)     Mr. Arthur's address is 1 Evertrust Plaza, 8th Floor, Jersey City, NJ
         07302.

Item 5.  Directors and Executive Officers

The following persons are our directors and executive officers:

Name                                Age     Position
----                                ---     --------
Fred A. Vierra                      68      Chairman of the Board
Barrett N. Wissman                  37      President and Chief Executive Officer, Director
Clark K. Hunt                       34      Director
Mark R. Graham                      41      Director
Olaf Guerrand-Hermes                35      Director
Stuart Subotnick                    57      Nominee for Board of Directors
Jan Robert Horsfall                 39      Chief Internet Strategist, Nominee for Board of Directors
Stuart Chasanoff                    34      Vice President of Business Development,
                                            General Counsel and Secretary
John Stevens Robling, Jr.           49      Vice President, Chief Financial Officer, Treasurer and
                                            Assistant Secretary
Samuel Litwin                       44      Managing Director of Communications Holdings
Mitchell Arthur                     32      Managing Director of Communications Holdings

DIRECTORS

         Fred A. Vierra, 67, has been our Chairman of the Board and one of our directors as of September 22, 1999. He was Chief Executive Officer of Tele-Communications International, Inc., the international arm of Tele-Communications, Inc. ("TCI"), from 1994 to 1997. He was also Vice Chairman of the Board of Directors until November 1998. Prior to joining TCI, Mr. Vierra was President and Chief Operating Officer of United Artists Entertainment Company ("UAEC"), where he was in charge of all day-to-day operations and ongoing strategies for the corporation. In this position, Mr. Vierra also directed the activities of both UAEC's cable television and theater division presidents. He also served as President of United Cable Television Corporation, which was merged into UAEC in 1989. Mr. Vierra began his career in the cable industry as Executive Vice President, Investment Banking, for Daniels & Associates, the leading financial services company for the cable industry. Mr. Vierra has served on the Boards of Turner Broadcasting, Discovery Channel, Princes Holdings Ltd., Australas Media Ltd., Torneos y Competencias S.A., Tele-Communications International, Inc., and Telewest plc. Currently, Mr. Vierra is Chairman of the Board of VeloCom Inc. and a Board member of Flextech plc, Formus Communications, Inc., and Jones International Networks, Ltd.

         Barrett N. Wissman, 37, has been our President and Chief Executive Officer and one of our directors as of September 22, 1999. He is sole manager of HW Partners, L.P., and a Managing Director of HW Capital, L.P. and related investment advisory companies. Prior to co-founding these entities, Mr. Wissman served as Chief Executive Officer of Athena Products Corporation, a manufacturer and marketer of chemicals, fertilizers and household consumer products and its subsidiaries and affiliates (collectively, "Athena") and oversaw all aspects of Athena's operations, including administration, finance, marketing and production. Mr. Wissman ultimately orchestrated the sale of Athena's assets, including the licensing of several of Athena's manufacturing processes and trademarks. From 1985 to 1987 Mr. Wissman was an analyst at Lazard Freres & Co., L.L.C. in the areas of international mergers and acquisitions and international project finance. Mr. Wissman holds Bachelor of Arts degrees, cum laude, in economics and political science from Yale University and a Master of Arts degree in music from Southern Methodist University.

         Clark K. Hunt, 34, has been one of our directors as of September 22, 1999. He is President of Hunt Financial Group, L.L.C., a Dallas, Texas based financial service firm and is a manager of HW Capital, L.P., Hunt Financial Partners, L.P. and related investment advisory companies. Prior to co-founding these entities, Mr. Hunt was an analyst at Goldman, Sachs & Co. in New York and Los Angeles. At Goldman Sachs, he participated in financing transactions with an aggregate value in excess of $1 billion. These transactions included mergers, acquisitions, initial public offerings, cross-currency swaps and leveraged buy-outs. Mr. Hunt is also involved with several family controlled enterprises including venture capital investor Hunt Capital Group, real estate and mining conglomerate, Hunt Midwest Enterprises, and Hunt Sports Group. Hunt Sports Group is the management company responsible for overseeing the Hunt family's investments in the Kansas City Chiefs of the National Football League, the Chicago Bulls of the National Basketball Association and two franchises in the newly launched Major League Soccer. Mr. Hunt serves as a director of United Petroleum Corporation and Granite Golf Corporation. Mr. Hunt attended Southern Methodist University, where he graduated first in his class with a Bachelor of Business Administration and was a two-time recipient of the University's highest academic award, the Provost Award for Outstanding Scholar.

         Mark R. Graham, 41, has been one of our directors as of September 22, 1999. He has been a private investor based in Philadelphia, Pennsylvania since 1997. Mr. Graham co-founded Drake Goodwin & Graham, a private equity investment firm, in 1992 and served as a director until 1997. Prior to co-founding Drake Goodwin & Graham, Mr. Graham was employed with Morgan Stanley in its Mergers & Acquisitions department, serving as an associate and thereafter as a Vice President from 1987 to 1992. Mr. Graham served as an associate with E.F. Hutton LBO Inc., the leveraged buyout group of E.F. Hutton & Co. from 1984 to 1987. From 1983 to 1984, Mr. Graham was an associate attorney with Bracewell & Patterson, Houston, Texas. Mr. Graham received a Bachelor of Arts in History, cum laude, from the University of Michigan and a Juris Doctor degree from Georgetown University Law Center.

         Olaf Guerrand-Hermes, 35, has been one of our directors as of September 22, 1999. He has been investing privately in Europe and in the United States since the early 1990s. He is a Managing Partner at Blue Growth Capital, LLC, an investment partnership. Prior to organizing Blue Growth Capital, Mr. Guerrand-Hermes was Managing Director of International Equities at The Athena Group, a private international investment management company. At The Athena Group, Mr. Guerrand-Hermes was primarily responsible for international projects as well as raising equity capital for proposed investments. Prior to joining The Athena Group, Mr. Guerrand-Hermes was Vice President at Nomura Securities International, Inc., specializing in structured finance products such as commercial mortgage backed securities. In addition to his experience in the field of finance, Mr. Guerrand-Hermes was an associate with Sullivan & Cromwell, a New York law firm, where he was involved in a variety of international transactions, including public offerings and private placements in the United States by European and other foreign companies and governments. Mr. Guerrand-Hermes is a member of the New York bar, a graduate of New York University School of Law and holds two masters from the University of Pantheon-Assas (Paris II) in Paris, France. Mr. Guerrand-Hermes is a member of the board of directors of various companies including Hermes-Sellier.

         Stuart Subotnik, 57, is a nominee to our Board of Directors and has accepted a position as one of our directors effective as of January 1, 2000. Mr. Subotnik has been retained as a consultant to eVentures for the period prior to his joining our board as of the special meeting held by the Board of Directors dated October 14, 1999. He is a general partner and an owner of Metromedia Company. He is also Chief Executive Officer of Metromedia International Group, Chairman of Big City Radio, Inc. and a director of Metromedia Fiber Network, Inc. Mr. Subotnik will act on a consulting basis with eVentures until January 1, 2000 when he formally takes his seat on our board. Since 1981, Mr. Subotnick has operated investments in businesses such as long distance providers, motion picture companies, restaurant chains, hotels, a diesel pump manufacturer, medical equipment research groups, software developers, Internet providers, laser disc distributors and Major League Soccer.

         Jan Robert Horsfall, 39, is a nominee to our Board of Directors and has accepted a position as one of our directors effective as of January 1, 2000. Mr. Horsfall is also our Chief Internet Strategist as of the special meeting held by the Board of Directors dated October 14, 1999. Mr. Horsfall is Chief Executive Officer and President of i2v2.com, a company 16% owned by eVentures Group, Inc. and also known as PhoneFree.com. Prior to his position with i2v2.com and eVentures and between 1996 and 1999, Mr. Horsfall was Vice President of Marketing for Lycos Inc., where he was responsible for all marketing, public relations, database marketing, product management, advertising and promotion. Prior to joining Lycos, Mr. Horsfall was Vice President of Consumer Brands at The Valvoline Company, a division of Ashland, Inc. Mr. Horsfall has a Bachelor of Science degree from Colorado State University.

EXECUTIVE OFFICERS THAT ARE NOT DIRECTORS

         Stuart Chasanoff, 34, has been our Vice President of Business Development, General Counsel and Secretary as of September 22, 1999. Prior to joining eVentures, Mr. Chasanoff was Senior Vice President and General Counsel to HW Partners, L.P., a Texas limited partnership that manages pooled investment vehicles for high net worth and institutional investors. At HW Partners, Mr. Chasanoff was responsible for developing investments in a portfolio of publicly held microcap companies and privately held start up companies in a variety of fields, including telecommunications, high technology manufacturing, entertainment and retailing. Mr. Chasanoff also oversaw the development of various investment vehicles and was involved in all phases of HW Partners' day to day operations. Between 1990 and 1994, and again in 1996, Mr. Chasanoff was an associate corporate attorney with the New York office of White & Case specializing in mergers and acquisitions, capital markets, corporate reorganizations and financial services. Additionally, he served as in-house counsel at PepsiCo., Inc. from 1994 to 1995, practicing in the areas mergers and acquisitions, capital markets, international joint ventures and derivative transactions. Mr. Chasanoff has been a director of United Petroleum Corporation a Florida based chain of convenience stores, since November 12, 1999, a director of Granite Golf Group, Inc. a Scottsdale, Arizona based golf course management company, since November 1998 and a director of Tamboril Cigar Company, a Miami based manufacturer of cigars, since December 1998. Mr. Chasanoff is a member of the New York bar, a 1990 cum laude graduate of the Fordham University School of Law and a 1987 graduate of the University of Virginia with a Bachelor of Arts degree in Political and Social Thought.

         John Stevens Robling, Jr., 49 has been our Vice President, Chief Financial Officer and Assistant Secretary as of September 22, 1999 and our Treasurer as of September 22, 1999. Mr. Robling is also currently serving as Chief Financial Officer of i2v2, one of the investment holdings of eVentures Group, Inc. Prior to his appointment in these positions, Mr. Robling was Chief Financial Officer of Axistel Communications, Inc., and he continues to hold this position. Before joining Axistel in 1998, Mr. Robling was an independent financial advisor and specialized in offering private equity investment services to various clients. From 1992 to 1997, Mr. Robling was a principal, board member, and member of the investment committee of Hamilton Lane Advisors, Inc. ("Hamilton Lane"). Hamilton Lane is a private equity consulting firm headquartered in Philadelphia, Pennsylvania. Prior to joining Hamilton Lane, Mr. Robling was a Vice President at Lazard Freres & Co. in its International and Mergers and Acquisitions departments. In these capacities, he assisted clients in 18 financial advisory or capital markets assignments which had an overall transaction value in excess of $3 billion dollars. He was also a member of the Country Advisory Group, an informal partnership among Lazard Freres & Co., S.G. Warburg and Lehman Brothers which advised the sovereign governments of developing countries. In connection with these engagements, Mr. Robling provided financial advisory services to national telecommunications authorities and multi-national telecommunications companies. Mr. Robling received an MBA from the University of Chicago and graduated with distinction from Georgetown University, where he majored in economics.

         Samuel Litwin, 44, has been our Managing Director of Communications Holdings as of the special meeting held by the Board of Directors dated September 22, 1999. He is also Chief Executive Officer of AxisTel
Communications, Inc., a company wholly owned by eVentures Group, Inc.

         Mitchell Arthur, 32, has been our Managing Director of Communications Holdings as of the special meeting held by the Board of Directors dated September 22, 1999. He is also President of AxisTel Communications, Inc., a company wholly owned by eVentures Group, Inc.

Committee of the Board of Directors

         Our Board of Directors has established an Audit Committee consisting of Messrs. Vierra and Guerrand-Hermes, and a Compensation Committee, consisting of Messrs. Graham, Hunt and Wissman. Neither committee has held any meetings as of December 15, 1999.

Item 6.  Executive Compensation

Summary Compensation Table for Fiscal Year 2000

         Prior to September 22, 1999, we did not have any employees. Daniel L. Wettriech served as our President during the fiscal year ended April 30, 1999 and continued as President until the Reorganization. The following table identifies the officers who we believe will be our most highly compensated executive officers during fiscal year 2000. All of the named executive officers listed below have served as executive officers of eVentures since September 22, 1999. In addition, all of the named executive officers listed below are being compensated by eVentures during fiscal 2000, except for Barrett N. Wissman who receives a salary of $120,000 from HW Partners. We are obligated to reimburse
HW Partners for Mr. Wissman's salary pursuant to the Management Services Agreement described in Item 7 below.



                                                   Annual                            Long Term
                                                Compensation                      Compensation ($)
-------------------------------------------------------------------------------------------------------------------------------
 Name and Principal Position  Fiscal       Salary($)       Bonus($)      Restricted    Securities     LTIP        All Other
                               Year                                        Stock       Underlying    Payouts    Compensation
                                                                       Award(s)($)    Options/SARs    ($)            ($)
                                                                                          (#)
-------------------------------------------------------------------------------------------------------------------------------
Barrett N. Wissman            2000        $120,000           None          None         100,000       None          None
President and Chief
Executive Officer
-------------------------------------------------------------------------------------------------------------------------------
Stuart Chasanoff              2000        $160,000       discretionary     None         500,000       None          None
Vice President of Business
Development, General Counsel
and Secretary
-------------------------------------------------------------------------------------------------------------------------------
John Stevens Robling Jr.      2000        $180,000       discretionary     None         425,000       None          None
Vice President, Chief
Financial Officer, Treasurer
and Assistant Secretary
-------------------------------------------------------------------------------------------------------------------------------
Samuel Litwin                 2000        $180,000       discretionary     None         425,000       None          None
Managing Director of
Communications Holdings
-------------------------------------------------------------------------------------------------------------------------------
Mitchell Arthur               2000        $180,000       discretionary     None         425,000       None          None
 Managing Director of
Communications Holdings
-------------------------------------------------------------------------------------------------------------------------------


Option Grants During Fiscal Year 2000

         Prior to September 22, 1999, we did not grant any stock options. We have never granted any stock appreciation rights ("SARs"). The following table describes the options to acquire shares of our common stock granted to the individuals named above during fiscal year 2000 to date. All of the named executive officers listed below have served as our executive officers since September 22, 1999:


--------------------


-----------------------------------------------------------------------------------------------------------

                             Number of       % of Total                             Potential Realizable
                             Securities     Options/SARs                              Value at Assumed
                             Underlying       Granted to                                Annual Rates of
           Name              eVentures        Employees     Exercise or                   Stock Price
                            Options/SARs    in Fiscal Year   Base Price  Expiration    Appreciation for
                            Granted (#)         (%)(2)         ($/Sh)       Date        Option Term(1)
-----------------------------------------------------------------------------------------------------------
                                                                                     5% ($)     10% ($)


-----------------------------------------------------------------------------------------------------------
Barrett N. Wissman        100,000         4.71%             $10         9/22/2009   $713,456     $1,136,059
President and Chief
Executive Officer
-----------------------------------------------------------------------------------------------------------
Stuart Chasanoff          500,000         23.53%            $2.50,      9/22/2009
Vice President of                                           $5.00
Business Development                                        $7.50
General Counsel and
Secretary                                                   Total                   $3,567,272   $5,680,285
-----------------------------------------------------------------------------------------------------------
John Stevens Robling Jr.  425,000         20.00%            $10         9/22/2009   $3,032,187   $4,828,252
Vice President, Chief
Financial Officer,
Treasurer and Assistant
Secretary
-----------------------------------------------------------------------------------------------------------
Samuel Litwin             425,000         20.00%            $10         9/22/2009   $3,032,187   $4,828,252
Managing Director of
Communications Holdings
-----------------------------------------------------------------------------------------------------------
Mitchell Arthur           425,000         20.00%            $10         9/22/2009   $3,032,187   $4,828,252
Managing Director of
Communications Holdings
-----------------------------------------------------------------------------------------------------------


(1) Assumes that the fair market value of our common stock on the date of each grant was $4.38 per share, which was the average of the closing bid and asked price of the common stock on that date.

(2) Percentage of total options granted to employees in fiscal year 2000 is based on 1,875,000 options granted to employees in accordance with employment agreements entered into in connection with the Reorganization Plan, 150,000 options received by Jan Robert Horsfall as part of the consideration for his employment as our Chief Internet Strategist and his agreement to serve as one of our directors, and 100,000 options received by Stuart Subotnik as part of the consideration for his agreement to act as a our consultant and his agreement to serve as one of our directors.

Aggregated Option Exercises and Year-End Option Values in Fiscal Year 2000

         The following table describes the value of our options exercised in fiscal year 2000 and the value of unexercised options held by our officers at December 16, 1999. 1 None of the other individuals named in the Summary Compensation Table for fiscal year 2000 were granted options to purchase our shares prior to September 22, 1999.

----------------------------------------------------------------------------------------------------------------------------

                              Number of Shares                     Number of Securities           Value of Unexercised
                                 Acquired on        Value     Underlying Unexercised Options    in-the-Money Options at
            Names              Exercise(1)(#)    Realized($)      at Fiscal Year End(1)(#)          Fiscal Year-End($)
                                                              --------------------------------------------------------------
                                                                 Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Barrett N. Wissman                   _ _             _ _                    N/A                           N/A
President and Chief
Executive Officer
----------------------------------------------------------------------------------------------------------------------------
Stuart Chasanoff                     _ _             _ _                    N/A                           N/A
Vice President of Business
Development General Counsel
and Secretary
----------------------------------------------------------------------------------------------------------------------------
John Stevens Robling Jr.             _ _             _ _                    N/A                           N/A
Vice President, Chief
Financial Officer, Treasurer
and Assistant Secretary
----------------------------------------------------------------------------------------------------------------------------
Samuel Litwin                        _ _             _ _                    N/A                           N/A
Managing Director of
Communications Holdings
----------------------------------------------------------------------------------------------------------------------------
Mitchell Arthur                      _ _             _ _                    N/A                           N/A
Managing Director of
Communications Holdings
----------------------------------------------------------------------------------------------------------------------------

(1) (Covers the period between September 22, 1999 and December 20, 1999, which is the period during which these persons were directors)

(2) Subsequent to our Fiscal year end, we granted options to each of the named individuals (see chart on page (38)).

Compensation of Directors

         On September 22, 1999, pursuant to our 1999 Omnibus Securities Plan described below, we granted a total of 600,000 options to purchase shares of our common stock to our newly appointed directors. In addition, on October 14, 1999, pursuant to our 1999 Omnibus Securities Plan described below, we granted an additional 350,000 options to purchase shares of our common stock to Stuart Subotnik and Jan Robert Horsfall, in connection with their agreement to serve as our directors. Other than as provided by our 1999 Omnibus Securities Plan described below and the reimbursement of reasonable expenses incurred with attending board and committee meetings, we have not yet adopted specific policies on directors' compensation and benefits as of the date of this filing.

Employment Agreements

         Barrett N. Wissman is employed as our President and Chief Executive Officer pursuant to a Management Services Agreement with HW Partners, L.P. dated as of September 22, 1999. See "Item 7-Related Party Transactions".

         Stuart Chasanoff, our Vice President of Business Development, General Counsel and Secretary, is employed pursuant to an employment agreement that was entered into on September 22, 1999. The agreement commenced on September 22, 1999 and will expire on September 21, 2002, and will automatically be extended for additional terms of successive one year periods unless either we or Mr. Chasanoff notifies the other in writing at least sixty days prior to the expiration of the then current term that the extension will not take effect. Mr. Chasanoff will receive an annual base salary of (a) $160,000 for the period October 1, 1999 through September 21, 2000;

(b) $172,800 for the period September 22, 2000 through September 21, 2001; and
(c) $186,624 for the period September 22, 2001 through September 21, 2002. Mr. Chasanoff's employment agreement provides him with the eligibility to receive discretionary bonuses payable by us on such terms and conditions as determined by the board of directors or the compensation committee of such board. In addition, Mr. Chasanoff's employment agreement also grants him an option to purchase 500,000 shares of our common stock, pursuant to our 1999 Omnibus Securities Plan described below. These options have an exercise price and shall vest as follows: (a) $2.50 per share for 166,666 shares which shall vest on September 21, 2000; (b) $5.00 per share for $166,667 shares which shall vest on September 21, 2001; and (c) $7.50 per share for 166,667 shares which shall vest on September 21, 2002. These options will vest immediately (a) if we terminate Mr. Chasanoff's employment without cause, (b) if Mr. Chasanoff terminates his employment for good reason or (c) if the options are accelerated upon a change of control of our company. Mr. Chasanoff's employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If at least thirty days prior to the expiration of the employment term we have failed to offer to extend the term for a period of at least one year on substantially identical terms as set forth in the agreement, then Mr. Chasanoff shall be entitled to receive payments of an amount equal to his then monthly rate of base salary for a period of six months following the date of termination.

         Mitchell Arthur, our Managing Director of Communications Holdings and the President of AxisTel Communications, Inc., a company wholly owned by eVentures Group, Inc., is employed by AxisTel Communications, Inc. pursuant to an employment agreement that was entered into on October 28, 1998 and amended and restated on September 22, 1999. The amended and restated employment agreement commenced on September 22, 1999 and shall continue for twenty-four months, expiring on September 21, 2001. Upon the end of this initial term, AxisTel has agreed to offer to extend the term of employment for one additional year ending September 21, 2002 on substantially identical terms and base salary applicable at the time of expiration of the initial term of employment, but without the requirement for the issuance of any additional stock options. In addition, the employment agreement may be renewed by mutual agreement of the parties at the end of each term for additional one year periods. Under the amended and restated employment agreement, Mr. Arthur will receive an annual base salary of $180,000 during each fiscal year of the term of employment. This compensation shall be reviewed at least annually by our board of directors, and any appropriate increases to this base salary may be made at the sole discretion of our board. Mr. Arthur's employment agreement provides him with the eligibility to receive discretionary bonuses payable by us on such terms and conditions as determined by our board of directors or the compensation committee of such board. In addition, Mr. Arthur's employment agreement also grants him an option to purchase 425,000 shares of our common stock, pursuant to our 1999 Omnibus Securities Plan described below. These options have an exercise price of $10 per share and shall vest as follows: (a) 141,166 shares (1/3) shall vest on September 21, 2000; (b) 141,167 shares (1/3) shall vest on September 21, 2001; and (c) 141,167 shares (1/3) which shall vest on September 21, 2002. These options will vest immediately (a) if we terminate Mr. Arthur's employment without cause, (b) if we fail to extend, as agreed, Mr. Arthur's term of employment for an additional year after the expiration of the initial term or
(c) if the options are accelerated upon a change of control of our company. Mr. Arthur's employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If AxisTel terminates Mr. Arthur's employment during the term of the agreement without cause, then Mr. Arthur shall be entitled to receive his base salary then in effect for the remainder of the term and the contractual restriction on Mr. Arthur's ability to sell any shares of our common stock set forth in the registration rights agreement executed on September 22, 1999 shall terminate and cease to apply to Mr. Arthur .

         Mr. Samuel Litwin, our Managing Director of Communications Holdings and the President of AxisTel Communications, Inc., a company wholly owned by eVentures Group, Inc., is employed by AxisTel Communications, Inc. pursuant to an employment agreement that was entered into on October 28, 1998 and amended and restated on September 22, 1999. The amended and restated employment agreement commenced on September 22, 1999 and shall continue for twenty-four months, expiring on September 21, 2001. Upon the end of this initial term, AxisTel has agreed to offer to extend the term of employment for one additional year ending September 21, 2002 on substantially identical terms and base salary applicable at the time of expiration of the initial term of employment, but without the requirement for the issuance of any additional stock options. In addition, the employment agreement may be renewed by mutual agreement of the parties at the end of each term for additional one year periods. Under the amended and restated employment agreement, Mr. Litwin will receive an annual base salary of $180,000 during each fiscal year of the term of employment. This compensation shall be reviewed at least annually by our board of directors, and any appropriate increases to this base salary may be made at the sole discretion of our board. Mr. Litwin's employment agreement provides him with the eligibility to receive discretionary bonuses payable by us on such terms and conditions as determined by our board of directors or the compensation committee of such board. In addition, Mr. Litwin's employment agreement also grants him a stock option to purchase 425,000 shares of our common stock, pursuant to our 1999 Omnibus Securities Plan described below. These options have an exercise price of $10 per share and shall vest as follows: (a) 141,166 shares (1/3) shall vest on September 21, 2000; (b) 141,167 shares (1/3) shall vest on September 21, 2001; and (c) 141,167 shares (1/3) which shall vest on September 21, 2002. These options will vest immediately (a) if we terminate Mr. Litwin's employment without cause, (b) if we fail to extend, as agreed, Mr. Litwin's term of employment for an additional year after the expiration of the initial term or (c) if the options are accelerated upon a change of control of our company. Mr. Litwin's employment may be terminated for cause, without cause, by voluntary resignation, death or disability. If AxisTel terminates Mr. Litwin's employment during the term of the agreement without cause, then Mr. Litwin shall be entitled to receive his base salary then in effect for the remainder of the term and the contractual restriction on Mr. Litwin's ability to sell any shares of our common stock set forth in the registration rights agreement executed on September 22, 1999 shall terminate and cease to apply to Mr. Litwin.

At present, none of the other named executive officers or key employees is party to an employment agreement with us.

1999 Omnibus Securities Plan

         The Board of Directors and our stockholders adopted and approved our 1999 Omnibus Securities Plan (the "Omnibus Plan") as of September 22, 1999. Under the Omnibus Plan, our officers, directors, key employees and consultants, together with those of our subsidiaries, are eligible to receive stock options, restricted and unrestricted stock awards, dividend equivalent rights, interest equivalents, stock appreciation rights, and performance stock awards. No person can be granted in any calendar year awards under the Omnibus Plan covering more than 500,000 shares of our common stock.

         We have authorized and reserved 15 percent of our issued and outstanding shares of common stock, at any time, for delivery upon the exercise of stock options, or under other awards, granted pursuant to the Omnibus Plan, as that number of shares is determined in calculating our fully diluted earnings per share for our fiscal year immediately preceding such time; however, we may not deliver more than a total of 4,000,000 shares of our common stock upon the exercise of "incentive stock options." The shares of our common stock that may be issued under the Omnibus Plan may be either authorized and unissued shares or previously issued shares held as treasury shares. Options to purchase 2,450,000 shares of our common stock were granted on September 22, 1999 in relation to the Reorganization Plan, and options to purchase 350,000 shares were granted on October 14, 1999 to eligible individuals. As of December 16, 1999, no options granted under the Omnibus Plan have been exercised, and no types of awards other than options have been granted under the Omnibus Plan. These options granted under the Omnibus Plan have a weighted average exercise price of 8.75 per share. The following table summarizes, for each option granted and outstanding under the Omnibus Plan as of December 16, 1999, the date of grant, recipient, vesting schedule, exercise price and total number of shares covered by such option.


----------------------------------------------------------------------------------------------------------------------
                                                                                 Vesting Schedule
                                                            ----------------------------------------------------------
      Grant Date             Name          Total Number of   Number of Shares      Date Vesting      Exercise Price
                                           Shares Granted         Vesting
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999   Stuart Chasanoff        500,000            166,666       September 21, 2000        $2.50
                                                            ----------------------------------------------------------
                                                                  166,667       September 21, 2001        $5.00
                                                            ----------------------------------------------------------
                                                                  166,667       September 21, 2002        $7.50
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999   Samuel L. Litwin        425,000            141,166       September 21, 2000       $10.00
                                                            ----------------------------------------------------------
                                                                  141,167       September 21, 2001       $10.00
                                                            ----------------------------------------------------------
                                                                  141,167       September 21, 2002       $10.00
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999    Mitchell Arthur        425,000            141,166       September 21, 2000       $10.00
                                                            ----------------------------------------------------------
                                                                  141,167       September 21, 2001       $10.00
                                                            ----------------------------------------------------------
                                                                  141,167       September 21, 2002       $10.00
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999     John Stevens          425,000            141,166       September 21, 2000       $10.00
                         Robling, Jr.
                                                            ----------------------------------------------------------
                                                                  141,167       September 21, 2001       $10.00
                                                            ----------------------------------------------------------
                                                                  141,167       September 21, 2002       $10.00
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999    Annette Dickson        15,000              5,000        September 21, 2000        $2.50
                                                            ----------------------------------------------------------
                                                                   5,000        September 21, 2001        $2.50
                                                            ----------------------------------------------------------
                                                                   5,000        September 21, 2002        $2.50
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999    William Carroll        60,000             20,000        September 21, 2000        $2.50
                                                            ----------------------------------------------------------
                                                                  20,000        September 21, 2001        $2.50
                                                            ----------------------------------------------------------
                                                                  20,000        September 21, 2002        $2.50
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999      Fred Vierra          200,000            100,000       September 21, 1999       $10.00
                                                            ----------------------------------------------------------
                                                                  100,000       September 21, 2000       $10.00
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999      Clark Hunt           100,000            50,000        September 21, 1999       $10.00
                                                            ----------------------------------------------------------
                                                                  50,000        September 21, 2000       $10.00
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999      Barrett N.           100,000            50,000        September 21, 1999       $10.00
                           Wissman                        ----------------------------------------------------------
                                                                  50,000        September 21, 2000       $10.00
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999      Mark Graham          100,000            50,000        September 21, 1999       $10.00
                                                            ----------------------------------------------------------
                                                                  50,000        September 21, 2000       $10.00
----------------------------------------------------------------------------------------------------------------------
  September 22, 1999     Olaf Guerrand-        100,000            50,000        September 21, 1999       $10.00
                            Hermes
                                                            ----------------------------------------------------------
                                                                  50,000        September 21, 2000       $10.00
----------------------------------------------------------------------------------------------------------------------
                                                                  50,000         October 14, 1999        $10.00
   October 14, 1999       Jan Robert           100,000            50,000         October 14, 2000        $10.00
                           Horsfall                         ----------------------------------------------------------
                                                                  50,000         October 14, 2000        $10.00
                                               150,000            50,000         October 14, 2001        $10.00
                                                                  50,000         October 14, 2002        $10.00
------------------------------------------                  ----------------------------------------------------------
                                                                  50,000         October 14, 1999        $10.00
   October 14, 1999     Stuart Subotnik        100,000            50,000         October 14, 2000        $10.00
----------------------------------------------------------------------------------------------------------------------

--------------------

         The Omnibus Plan is administered by the Board of Directors. Subject to the provisions of the Omnibus Plan, the Board of Directors has the authority to determine the type of award, when and to whom awards will be granted, the number of shares covered by each award and the terms and conditions of each such award. The Board of Directors interprets the Omnibus Plan and may at any time adopt the rules and regulations for the Omnibus Plan as it deems advisable. The Board of Directors may accelerate the vesting or right to exercise a previously granted award, in accordance with the terms of the Omnibus Plan. The Omnibus Plan grants the Board of Directors the authority to appoint a stock plan committee, comprised of at least two members of the Board of Directors, and delegate to such committee the administration of the Omnibus Plan, subject to the right of the Board of Directors to exercise duties and responsibilities delegated to the stock plan committee under the Omnibus Plan. At the discretion of the Board of Directors, this stock plan committee may be the same as the compensation committee of the Board of Directors.

         Stock Options. Stock options may be granted and will become exercisable under the terms and conditions determined by the Board of Directors in accordance with the Omnibus Plan. Options granted under the Omnibus Plan may be "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code, or "non-qualified stock options," which are not intended to receive the special income tax treatment accorded incentive stock options under the Internal Revenue Code. The Board of Directors may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an option as it deems appropriate. Options granted under the Omnibus Plan have an exercise price per share at least equal to the fair market value of a share of our common stock on the date of grant. However, the Board of Directors may, subject to certain limitations in the Omnibus Plan, amend the exercise price of an outstanding option to be not less than the fair market value of our common stock on the date of such amendment. Once vested, options granted under the Omnibus Plan may be exercised for a period of up to ten years from the date of grant. Options (and other awards requiring payment by the holder) under the Omnibus Plan may be paid by the recipient in cash or any other consideration permitted by law and authorized by the Board of Directors (including, without limitation, using shares of our capital stock previously purchased by the recipient or a broker-assisted or similar exercise procedure). Furthermore, the Board of Directors may authorize loans to individuals to finance their exercise of vested options.

         Restricted Stock Awards. The Board of Directors has the authority to grant restricted stock awards entitling the recipient to acquire shares of our common stock at par value or such other purchase price, and subject to such restrictions and conditions, as the Board of Directors may determine at the time of grant. Upon delivery of the shares of restricted stock, a recipient shall have all the rights of a stockholder with respect to such shares, subject to the restrictions established by the Board of Directors at the time of grant, as described below. All shares of restricted stock shall be subject to such restrictions as the Board of Directors shall provide and may include restrictions concerning voting rights and transferability and restrictions based on duration of employment or engagement with us or our affiliates. The Board of Directors may also impose such restrictions and conditions on shares of restricted stock granted under the Omnibus Plan as it deems appropriate, which may be based on continuing employment or other business relationships with us or one of our affiliates or the achievement of pre-established, objective performance goals that are determined over a measurement period established by the Board of Directors and relate to one or more performance criteria described in the Omnibus Plan. Restricted stock awarded under the Omnibus Plan may not be sold, transferred, assigned or encumbered and may not be disposed of, except by will or the laws of descent and distribution, for a period of time determined by the Board of Directors until all restrictions lapse. If the recipient of a restricted stock award under the Omnibus Plan fails to satisfy applicable conditions established by the Board of Directors in the award, the restricted stock may be forfeited and revert back to us or we may repurchase such shares of restricted stock at a cash price per share equal to the price paid by the recipient for such shares. Restricted stock shall vest and become free of restrictions on the date, and/or by satisfaction of conditions, specified by the Board of Directors on the date of grant.

         Unrestricted Stock Awards. The Board of Directors also has the authority to grant or sell an unrestricted stock award to any eligible person, pursuant to which such person may receive shares of our common stock free of any vesting restrictions under the Omnibus Plan. Unrestricted stock awards may be granted or sold as a bonus in respect to past services or other valid consideration or in lieu of any cash compensation to such an eligible person.

         Performance Stock Awards. The Board of Directors may grant performance stock awards to eligible individuals under the Omnibus Plan. Performance stock awards entitle the recipient to acquire shares of our common stock upon the attainment of objective performance goals, established in advance by the Board of Directors, based on performance criteria set forth in the Omnibus Plan.

         Dividend Equivalent Rights and Interest Equivalents. The Board of Directors may grant to eligible individuals dividend equivalent rights with other awards under the Omnibus Plan or independent of any other awards. Dividend equivalent rights entitle the recipient to receive cash or additional shares of our common stock based on cash dividends that would be paid on a specified number of shares of our common stock. Settlement of certain awards may, if permitted by the Board of Directors, be deferred under the Omnibus Plan, and, during the period of such deferral, such awards may be credited with interest equivalents as specified in the award agreement.

         Stock Appreciation Rights. The Omnibus Plan also permits the Board of Directors to grant stock appreciation rights with respect to all or any portion of the shares of common stock covered by options granted under the Omnibus Plan, or, independent of options, with respect to a specified number of shares of common stock. A stock appreciation right may be exercised only when the related option is exercisable (or, in the case of an independent stock appreciation right, as specified in the applicable award agreement). Upon exercise of a stock appreciation right, the recipient will receive for each share for which such stock appreciation right is exercised, an amount, in cash or common stock, as determined by the Board of Directors, equal to the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over the exercise price per share of the option to which the stock appreciation right relates (or, in the case of an independent stock appreciation right, the exercise price stated in the applicable award agreement).

         Other Provisions of the Plan. Except in the event of his or her death, the recipient of an award under the Omnibus Plan may not transfer such award until shares of our common stock have been issued to such recipient and all restrictions applicable to such shares have lapsed, unless such transfer is approved by the Board of Directors in accordance with the terms of the Omnibus Plan. Incentive stock options granted under the Omnibus Plan may not be transferred if such transfer would disqualify the option from "incentive stock option" treatment under the Internal Revenue Code.

         The Board of Directors will make appropriate adjustments in the maximum number and kind of shares available for issuance under the Omnibus Plan, the maximum number of shares that can be covered by awards granted to an individual in any one year under the Omnibus Plan, and the number and kind of shares, and price per share, subject to awards outstanding under the Omnibus Plan in the event of certain changes in our capital, such as a stock dividend, merger, recapitalization, spin-off, or extraordinary dividend.

         The Omnibus Plan and awards granted, whether or not vested, will automatically terminate in the event that there is a reorganization or a transaction involving a "change in control" of our company (as defined in the Omnibus Plan), unless a provision is made in writing for the continuance of the Omnibus Plan and for the assumption or substitution of such awards in connection with such transaction, or the Board of Directors provides for the acceleration of vesting or exercisability of outstanding awards and/or conversion of such awards into a right to receive cash or other consideration that could be received in such change in control with respect to the shares of common stock underlying such award (net of any exercise price). If the Omnibus Plan and any outstanding awards granted thereunder shall terminate by reason of such a change in control without provision for assumption or substitution, or acceleration, or conversion of outstanding awards, then any holder of an outstanding award shall have the immediate right, as the Board of Directors may designate, to exercise, claim or convert his or her award to the full extent not theretofore exercised, claimed or converted. In the event we consummate any merger, consolidation or other reorganization not involving such a "change in control," outstanding awards under the Omnibus Plan may thereafter be exercised or claimed only for the kind and amount of securities, cash and/or other consideration that could have been received in such transaction by a holder of the number of shares of common stock covered by such award.

         The Board of Directors may amend or terminate the Omnibus Plan and may amend any award previously granted under the Omnibus Plan. However, if required by any law, regulation or stock exchange rule, no such change in the Omnibus Plan shall be effective without the approval of our stockholders. In addition, no such change may materially impair an award previously granted, except with the written consent of the recipient of such award.

         No awards may be granted under the Omnibus Plan after September 22, 2009; however, awards granted prior to such date will remain in effect thereafter, until they are exercised or terminate or expire in accordance with their terms.

Compensation Committee Interlocks and Insider Participation

         We did not have a compensation committee during the Fiscal year ended June 30, 1999. Compensation decisions relating to our executive officers, key employees and other senior personnel were made primarily by our Board of Directors.

Item 7.  Certain Relationships and Related Transactions

Reorganization

         In connection with the Reorganization, we issued and sold shares of our common stock to the Infinity Entities as consideration in connection with the acquisition of shares of certain of our subsidiaries and investments, and the acquisition of certain debentures of e.Volve.

         e.Volve Shares.

         On June 11, 1998, the Company entered into a securities purchase agreement with the IEOH and IIL (the "Securities Purchase Agreement"), pursuant to which e.Volve issued and sold 1,200 shares of its common stock, representing one third of the outstanding capital stock of e.Volve, to each of IEOH and IIL for $0.01 per share, and e.Volve assumed certain liabilities incurred by IEOH and IIL in connection with the abandoned acquisition of Touch Tone America by e.Volve.

         e.Volve Debentures.

         In connection with the Securities Purchase Agreement, e.Volve entered into a debenture agreement under which e.Volve issued an aggregate of $6.0 million of debentures to IEOH and IIL (the "Debenture Agreement"). The Debenture Agreement was amended on August 19, 1998, February 9, 1999, April 15, 1999, April 29, 1999, and April 30, 1999 to increase the amounts available to e.Volve by $850,000, $390,000, $200,000, $500,000, and $100,000, respectively.

         e.Volve issued debentures (the "Debentures") under the Debenture Agreement aggregating $8,040,000 to IEOH and IIL during 1998 and 1999. The Debentures bear interest at 8% per annum, and generally mature within a two-year period following issuance.

         The Debentures issued on June 11, 1998, August 19, 1998 and April 15, 1999 were repayable monthly with accrued interest at various amounts, with all unpaid principal and interest due on maturity at June 30, 1999. At June 30, 1999, e.Volve was in default of its payment obligations in connection with these Debentures. IEOH and IIL waived their right to demand repayment of these Debentures.

         The Debenture issued on February 9, 1999 was payable in full on June 30, 1999. In the event the amount is not paid in full by that date, the balance is convertible into common stock of e.Volve at the option of the lender, at a conversion price of $2,778 per share, which was the deemed fair value of shares at the issue date. The April 29 and 30, 1999 debentures were repayable on the respective maturity dates of August 27, 1999 and August 28, 1999.

         On September 22, 1999, in connection with the Reorganization, we acquired the Debentures from IEOH and IIL and the Debentures were restructured into a single debenture with a maturity date of December 31, 1999. As a result of such purchase, the Debentures eliminate in consolidations.

         e.Volve Warrants.

         In connection with amendment to the Debenture Agreement on April 15, 1999, e.Volve issued warrants to purchase shares of e.Volve common stock (the "Warrants") to IEOH and IIL granting them the right to acquire an aggregate of 340 shares of common stock of e.Volve. The Warrants had an exercise price of $2,778 per share and had an expiration date of April 15, 2004. These warrants were cancelled in connection with the Reorganized Warrants.

         AxisTel Notes.

         On October 28, 1998, AxisTel issued notes to IEOL in an aggregate amount of $2,000,000 pursuant to a note agreement (the "Note Agreement"). Pursuant to the Note Agreement, AxisTel issued additional notes to IEOL in the amounts of $500,000 and $1,000,000 on March 10, 1999 and April 19, 1999,
respectively. Interest on the notes is calculated at 8% per annum and is payable monthly. The outstanding principal balance and any unpaid interest shall be due and payable on October 28, 2000. The notes are secured by all assets and equity interests of AxisTel.

         As of December 31, 1998, AxisTel had not met, but was subsequently granted waivers with respect to, certain reporting requirements under such notes.

         AxisTel Shares.

         In connection with the Note Agreement, AxisTel issued one share of Class B common stock of AxisTel to IEOL at a purchase price of $1.00. Such share of Class B common stock carries voting rights entitling IEOL to vote 50% of all issued and outstanding shares of the common stock of AxisTel.

         AxisTel Warrants.

         In connection with the Note Agreement, AxisTel issued warrants to purchase 1,499 shares of Class B common stock, par value $.01 per share, of AxisTel at an exercise price of $2,333.33 per share. The warrants were valued at approximately $274,000 using the Black-Scholes model and AxisTel recorded the amount as a debt discount, with a related credit to additional paid-in capital. The debt discount is being amortized over the life of the loan. As of December 31, 1998, the balance of the debt discount, net of amortization, was $251,075.

         On September 22, 1999, IEOL exercised its warrants to purchase 1,499 Class A shares of AxisTel. Such shares, in addition the share of Class B common stock owned by IEOL, represent 50% of the outstanding shares of AxisTel. IEOL exchanged its shares in AxisTel for shares of eVentures.

         Stockholders' Equity

         As a result of the options granted during the three months ending September 30, 1999, the Company recorded deferred compensation of $1,319,000 on September 22, 1999 with a related credit to additional paid in capital. The amount of the deferred compensation was based upon the intrinsic value of options granted to employees which had an exercise price lower than the market price of the underlying stock on the day of the grant. The deferred compensation will be amortized over the three-year vesting period and recorded as compensation expense in the statement of operations.

         Management Services Agreement

         In September 1999, we entered into a Management Services Agreement with HW Partners, L.P., a Texas limited partnership ("HWP"), the general partner of which is an entity controlled by two of our directors, Barrett Wissman and Clark Hunt. Under this agreement, we pay for Barrett Wissman, Susan Blaine, and Judith Brooks York, all employees of HWP, to provide various management services. It is estimated that the Company will pay HWP over $60,000 in Fiscal 2000.

         Employment Agreements

         The Company is party to employment agreements with Stuart Chasanoff, Mitchell Arthur and Samuel Litwin. See "Item 6 -- Employment Agreements".

         Joint Venture

         On April, 19, 1999, the Company entered into a non-formalized joint venture agreement ("JVA") with Dataten Technologies to form Innovative Calling Technologies, LLC ("ICT") with each party owning 50% of ICT. The Company does not exercise majority control of the joint venture and thus accounts for its investments pursuant to the equity method. Under the equity method, the Company initially records its investment at cost and adjusts the carrying amount of the investment to recognize its share of the income or losses of the joint venture after the date of acquisition. Joint venture income and losses are allocated in accordance with each party's respective ownership interest. During Fiscal 1999, the Company recorded an initial investment of $125,130, reduced by equity in loss of unconsolidated subsidiary of $33,776.

         Transactions with Affiliates

         During Fiscal 1998 and 1999, the Company shared office space, payroll and certain other administrative expenses with an affiliate ("Orix Systems"). During that period, the Company paid Orix Systems $408,734, $676,227 and $156,597 respectively, with respect to such expenses.

         AxisTel had notes payable to one of its stockholders aggregating $10,000 at December 31, 1997 and two of its stockholders aggregating $25,000 at December 31, 1998. Interest is calculated at 5% per annum. The outstanding principal balance and any unpaid interest was due and payable on October 28, 1999, and the notes were therefore classified as short term.

         Advances from Shareholder

         Advances due from a shareholder relate to advances made by the Majority Shareholder of the Old Company. The advances are non-interest bearing and are due on demand. As of June 30, 1998 and 1999, advances due from the shareholder totaled $60,920 and $0, respectively.

         Recent Sales of Unregistered Securities

         The Company issued and sold unregistered securities in several transactions to related parties. See "Item 10 - Recent Sales of Unregistered Securities."

         Other Transactions

         Revenues for AxisTel included revenues for the year ended December 31, 1998 from Debit Card Technologies, Inc. ("Debit Card") totaling approximately $264,000. Debit Card is wholly owned by an employee's spouse. All revenues for the period August 28, 1997 (inception) to December 31, 1997 were received from Debit Card.

Item 8.  Legal Proceedings

         In March 1998, Orix Global Communications ("Orix"), a subsidiary of the Company, filed a lawsuit against Eltrax, Inc. ("Eltrax") in Clark County District Court for the State of Nevada for breach of contract and other related claims, alleging that Eltrax failed to deliver equipment and services pursuant to an agreement between the parties. Eltrax counterclaimed for breach of contract and damages of $381,802. The matter is currently before the United States District Court for the District of Nevada for pre-trial motions.

         In November 1999, IXC Communications, Inc. ("IXC") threatened to filed a lawsuit against Orix alleging a breach of contract and damages in the amount of $330,153.50 if payment or payment arrangements for said amount are not made within thirty (30) days. No lawsuit has yet been filed.

         In November 1998, representatives of Mexico's Federal Telecommunications Commission ("COFETEL") entered the premises of the Company's wholly owned subsidiary, Latin Gate, and attempted to confiscate Latin Gate's equipment pursuant to a visitation order under a verification administrative proceeding (procedimiento administrativo de verificacion). Latin Gate filed a Federal constitutional court action known as juicio de amparo against COFETEL in a Mexican Federal district court (juzgado de distrito), principally alleging that the visitation order failed to comply with Mexican constitutional requirements and that the search and seizure were illegal under Mexican law. A juicio de amparo has two stages: the suspension of the acts of authority complained of and a constitutional review. The former stage has two phases: temporary restraining order (suspension provisional) and a final restraining order (suspension definitiva). The purpose of the constitutional review is to determine whether the acts of authority complained of are constitutional. Should the court determine that the acts of authority complained of are unconstitutional, a final judgment (sentencia final) is rendered, the principal effect of which is the granting of the protection of the Federal courts against such acts. On November 24, 1998, Latin Gate obtained a temporary restraining order which preserved the status quo of the Latin Gate equipment and suspended the administrative proceeding, therefore prohibiting COFETEL from re-entering Latin Gate's premises. On December 21, 1998, Latin Gate obtained a final restraining order (suspension definitiva). On May 24, 1999, a final judgment was rendered by the district court in favor of Latin Gate, which judgment declared COFETEL's acts unconstitutional and, as a consequence, granted Latin Gate the protection of the Federal courts. On July 7, 1999, COFETEL appealed, through a recurso de revision, to a higher court (tribunal colegiado de circuito) seeking the review of the district court judgment. It is anticipated that a ruling with respect to such appeal would be rendered sometime in late January 2000. It may not be possible to ascertain the definitive outcome of this matter but Latin Gate continues to defend itself in Mexican courts. The loss of Latin Gate's equipment might have an adverse effect on the Company's financial condition. The cost of litigation, regardless of the outcome, may have an adverse effect on the Company's financial condition.

         In September 1999, Yurie Systems Inc. ("Yurie") filed a lawsuit in the United States District Court of Maryland against Orix, a subsidiary of the Company, claiming Orix owed Yurie approximately $283,497 arising from a previous sale of telecommunications equipment from Yurie to Orix in June and July of 1997. Orix denies the claim because it never agreed to accept the equipment. The equipment has failed field testing and did not meet either Orix's or Yurie's standards. Orix has filed a counterclaim for lost business opportunities and lost profits in an amount to be determined at trial. Discovery will begin soon.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

         Our common stock is traded on the NASDAQ OTC Bulletin Board (the "OTCBB") under the symbol EVNT. Prior to August 25, 1999, our common stock traded on the OTCBB under the symbol ADII and our former name, Adina, Inc. Until recently, the market for the stock has been relatively inactive. The range of high and low bid quotations for the quarters since April, 1997 are taken from the "pink sheets" of the National Quotation Bureau. They reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                            BID PRICE
                                    ---------------------
         Quarter Ending             Low              High
         --------------             ---              ----

         September 30, 1999         1.38            12.50
         June 30, 1999(1)           1.50             1.50
         April 30, 1999             0.02734          0.625
         January 31, 1999           0.02734          0.02734
         October 31, 1998           0.02734          0.02734
         July 31, 1998              0.02734          0.02734
         April 30, 1998             0.015625         0.25
         January 31, 1998           0.015625         0.25
         October 31, 1997           0.015625         0.25
         July 31, 1997              0.015625         0.25

(1)      Represents the transition period between April 30, 1999 and June 30,
         1999.

         The last sale price reported for the common stock on the OTCBB on December 17, 1999 was $30.00. As of December 16, 1999, there were approximately 890 shareholders of record of our common stock.

Dividend Policy

         The holders of our common stock are entitled to receive dividends at such time and in such amounts as may be determined by our Board of Directors. However, we have not paid any dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings for use in the operation and expansion of our business.

Item 10.  Recent Sales of Unregistered Securities

         In the past three years, we have issued and sold unregistered securities in the transactions described below.

         On May 15, 1997, we issued 42,450,000 shares of common stock to Daniel Wettreich, then the President of Adina, Inc., in exchange for a majority of the outstanding common shares of Alexander Mark Investments (USA), Inc. ("AMI") in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D, Section 4(2) and/or Rule 506 promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction.

         On April 28, 1998, we issued and sold 11,700,000 shares of common stock to Forsam Venture Funding, Inc., a private company of which Mr. Wettreich was a director and officer, for $117,000 in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D, Section 4(2) and/or Rule 506 promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction.

         On September 22, 1999, in connection with the Reorganization, we issued and sold:

         (i) an aggregate of 14,562,193 shares of common stock to IEOIL and IESL as merger consideration for all of the equity interests in IEOH;

         (ii) an aggregate of 6,381,000 shares of common stock to certain shareholders of AxisTel in exchange for the outstanding shares of capital stock of AxisTel not owned by IEOH; and

         (iii) 5,682,807 shares of common stock to IIL in exchange for shares of capital stock of e.Volve representing approximately one-third of the outstanding capital stock of e.Volve.

         The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Regulation D, Section 4(2) and/or Rule 506 promulgated pursuant to the Securities Act.

         On September 22, 1999, we issued and sold 1,000 shares of Series A Compatible Preferred stock to an investor for $1,000,000 in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D, Section 4(2) and/or Rule 506 promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction.

         On September 22, 1999, we issued and sold an aggregate of 2,482,500 shares of common stock to 25 investors for $4,965,000 in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D, Section 4(2) and/or Rule 506 promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction.

         On October 15, 1999 we entered into an agreement to exchange common stock to a vendor to settle certain accounts payable due to the vendor in the amount of $3.2 million.

         On October 19, 1999, pursuant to the Exchange Agreement, we issued and sold an aggregate of 5,831,253 shares to certain shareholders of e.Volve in exchange for the outstanding shares of capital stock of e.Volve not owned by eVentures in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D, Section 4(2) and/or Rule 506 promulgated pursuant to the Securities Act.

         On November 11, 1999, we gave notice of the exercise of our option to convert the shares of our Series A preferred stock into 200,000 shares of our common stock to the holder of the shares of our Series A preferred stock upon conversion of such Series A preferred stock in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9).

         On November 19, 1999, we issued and sold 2,500 shares of our Series B preferred stock to an investor for $2,500,000 in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, Regulation D and/or Rule 506 promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction.

         On November 24, 1999, we issued and sold 3,725 shares of our Series B preferred stock to an investor for $3,725,000 in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D,
Section 4(2) and/or Rule 506 promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction.

         On November 30, 1999 we agreed to issue shares of common stock to extinguish $1.1 million of notes payable to a vendor.

         On December 15, 1999, we issued and sold 775 shares of our Series B preferred stock to an aggregate of 14 investors for $775,000 in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D, Section 4(2) and/or Rule 506 promulgated pursuant to the Securities Act. No general solicitations were made in connection with this transaction.

Item 11.  Description of Registrant's Securities to be Registered

Authorized Capital Stock

         The Certificate of Incorporation authorizes 80,000,000 shares of capital stock consisting of:

         75,000,000 shares of common stock, $0.00002 par value; and

         5,000,000 shares of preferred stock, $0.00002 par value, of which:

         o 1,200 shares have been designated as Series A convertible preferred stock; and

         o 25,000 shares have been designated as Series B convertible preferred stock.

         On December 16, 1999, 45,207,673 shares of our common stock, no shares of our Series A Convertible Preferred Stock and 7,000 shares of our Series B Convertible Preferred Stock were outstanding. On that date, there were approximately 890 holders of our common stock and 16 holders of our Series B convertible preferred stock.

Common Stock

         General. As of December 16, 1999, there were 45,207,673 shares of common stock outstanding. An additional 514,246 shares of common stock are issuable upon conversion of our outstanding Series B convertible preferred stock.

         Voting Rights. The holders of common stock are entitled to one vote per share. Stockholders are not entitled to vote cumulatively for the election of directors, and no other class of outstanding capital stock is entitled to vote in any election of directors. The Infinity Entities hold 64.1 % of our common stock and have effective control of us through the voting power of their shares of our outstanding capital stock. Therefore, the Infinity Entities have the ability to elect all of our directors and to effect or prevent certain corporate transactions which require majority approval of the common stock, including mergers and other business combinations.

         Dividends and Liquidation. Holders of common stock have an equal right to receive dividends when and if declared by the board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up, holders of the shares of common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock.

         Other Provisions. Holders of common stock have no preemptive rights to subscribe to any additional securities of any class which we may issue and there are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by us. The rights, preferences, and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of any series of preferred stock.

Preferred Stock

         The Certificate of Incorporation provides that eVentures may issue up to 5,000,000 shares of preferred stock in one or more series as may be determined by the board of directors of eVentures who may establish the number of shares to be included in each such series, fix the designation, powers, preferences and relative rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and increase or decrease the number of shares of any such series without any further vote or action by the stockholders. 1,200 shares of the preferred stock have been designated as Series A and 25,000 shares of the preferred stock have been designated as Series
B. The board of directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could be issued quickly with terms designated to delay or prevent a change in control of eVentures or to make the removal of management more difficult. This could have the effect of decreasing the market price of the common stock.

         On September 22, 1999, we issued and sold 1,000 shares of Series A convertible preferred stock pursuant to a Series A Subscription Agreement. On November 11, 1999, we exercised our right to convert the 1,000 outstanding shares of Series A convertible preferred stock into an aggregate of 200,000 shares of our common stock. The shares of our Series A convertible preferred stock have been canceled and we may not reissue them.

         On November 19, 1999 and November 24, 1999, we issued and sold an aggregate of 6,225 shares of our Series B convertible preferred stock pursuant to two Series B Subscription Agreements.

         On December 15, 1999, we issued and sold 775 shares of Series B convertible preferred stock pursuant to a Series B Subscription Agreement.

         We believe that the ability of the board to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

         Although the board has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The board will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. The board could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

         Certain Anti-Takeover Effects. Certain provisions of the certificate of incorporation and bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt that might result in payment of a premium over the market price for shares held by stockholders.

         The Amended and Restated Bylaws provide that a special meeting of stockholders may be called by the Chief Executive Officer or the Board of Directors. In addition, a special meeting of stockholders must be called by the Chief Executive Officer or Secretary at the written request of the stockholders owning ten percent (10%) of our capital stock issued and outstanding and entitled to vote.

         Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combinations, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

         prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

         on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

         Except as otherwise specified in Section 203 of the Delaware General Corporation Law, an interested stockholder is defined to include (x) any person that owns (or, within the prior three years, did own) 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person.

         Under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may encourage persons interested in acquiring us to negotiate in advance with the board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

         The Stock Transfer Company of America will be the transfer agent and registrar for the common stock.

Item 12.   Liability and Indemnification of Directors and Officers.

         The Certificate of Incorporation contains a provision that is designed to limit directors' liability to the extent permitted by the Delaware General Corporation Law ("DGCL"). Specifically, directors will not be held liable to eVentures or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability as a result of:

         any breach of the duty of loyalty to eVentures or eVentures stockholders;

         actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         payment of an improper dividend or improper repurchase of eVentures stock under Section 174 of the Delaware General Corporation Law; or

         actions or omissions pursuant to which the director received an improper personal benefit.

         Section 102 of the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of eVentures unless the stockholder can demonstrate one of the specified bases for liability. The provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Certificate of Incorporation does not eliminate a director's duty of care. The inclusion of this provision in the Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited eVentures and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

         Also, Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

         In addition, the Certificate of Incorporation and the Amended and Restated By-Laws also provide that eVentures will indemnify its directors and officers, and may indemnify any of its employees and agents, to the fullest extent permitted by Delaware law. eVentures is generally required to indemnify its directors and officers for all judgments, fines, penalties, settlements, legal fees and other expenses incurred in connection with pending, threatened or completed legal proceedings because of the director's or officer's position with eVentures or another entity that the director or officer serves at eVentures's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings.

         Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties of the Company, unless the court believes that in light of all the circumstances indemnification should apply.

         At present, there is no pending or threatened litigation or proceeding involving any director or officer, employee or agent of eVentures where such indemnification will be required or permitted.

Item 13.  Financial Statements and Supplementary Data

         See pages F-1 to F-45 of this Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         None.

Item 15.  Financial Statements and Exhibits

         (a)      Financial Statements.

                  The following financial statements are Exhibits to the Form
10:

                  (i) Consolidated Financial Statements of eVentures Group, Inc. as of June 30, 1998 and 1999 and as of September 30, 1999 and for the years ended June 30, 1997, 1998 and 1999 and for the three months ended September 30, 1998 and 1999;

                  (ii) Unaudited Financial Statements of AxisTel Communications, Inc. as of December 31, 1997 and 1998 and June 30, 1999 and for the period from August 28, 1997 (inception) to December 31, 1997, the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999;

                  (iii) Unaudited Pro Forma Combined Consolidated Balance Sheet of eVentures Group, Inc. as of September 30, 1999; and

                  (iv) Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations of eVentures Group, Inc. for the year ended June 30, 1999 and for the three months ended September 30, 1999.

         (b)      Exhibits

         2.1 Agreement and Plan of Reorganization, dated as of September 22, 1999, among the Registrant, eVentures Holdings, L.L.C., IEO Holdings Limited, Infinity Investors Limited, Mick Y. Wettreich, the purchasers listed on Schedule 1-A thereto and the Contributing Persons listed on Schedule 1-B thereto (incorporated by reference to Exhibit 2.1 to the report filed on Form 8-K on October 7, 1999).

         2.2 Agreement and Plan of Exchange, dated as of October 19, 1999, among eVentures Group, Inc., and the persons set forth on
                  Schedule 1 thereto (incorporated by reference to Exhibit 2.1 to the report filed on Form 8-K on November 3, 1999).

         3.1      Certificate of Incorporation of eVentures, dated November 19,
                  1987.

         3.2 Certificate of Amendment, dated April 27, 1994, to the Certificate of Incorporation.

         3.3 Certificate of Amendment, dated as of October 20, 1997, to the Certificate of Incorporation.

         3.4 Certificate of Renewal dated August 19, 1999 for eVentures Group, Inc.

         3.5 Certificate of Amendment, dated September 17, 1999, to the Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the report filed on Form 8-K on October 7,
                  1999).

         3.6 Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of Series A Convertible Preferred Stock, dated October 14, 1999.

         3.7 Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock, dated as of November 10, 1999.

         3.8 Certificate of Amendment, dated as of December 15, 1999, to the Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock.

         3.9 Amended and Restated By-Laws of eVentures Group, Inc. (incorporated by reference to Exhibit 3.1 to the report filed on Form 8-K on October 7, 1999).

         4.1 Registration Rights Agreement, dated as of September 22, 1999, among the Registrant and the persons and entities set forth on
                  Schedule 1 thereto (the "First Registration Rights Agreement") (incorporated by reference to Exhibit 4.1 to the report filed on Form 8-K on October 7, 1999).

         4.2 Addendum to the First Registration Rights Agreement, dated as of October 19, 1999, among eVentures Group, Inc., the persons set forth on Schedule 1 thereto and the other parties to the First Registration Rights Agreement.

         4.3 Registration Rights Agreement, dated as of November 19, 1999, between eVentures Group, Inc. and Geronimo Partners, L.P.

         4.4 Schedule identifying other agreements, the dates thereof and the parties thereto, substantially identical to the Registration Rights Agreement, dated as of November 19, 1999, between eVentures Group, Inc. and Geronimo Partners, L.P.

         10.1 Securities Purchase Agreement, dated as of June 11, 1998, among Orix Global Communications, Inc., certain of its shareholders and the purchasers named thereunder.

         10.2     Debenture, dated as of June 11, 1998.

         10.3 Letter Agreement, dated as of August 19, 1998 between Orix Global Communications and Infinity Investors Limited.

         10.4     Debenture, dated as of August 19, 1998.

         10.5 Letter Agreement, dated as of February 9, 1999 between Orix Global Communications and Infinity Investors Limited.

         10.6     Debenture, dated as of February 9, 1999.

         10.7 Letter Agreement, dated as of April 15, 1999 among Orix Global Communications, Inc., Infinity Investors Limited and the Founders (as defined therein).

         10.8     Amended and Restated Debenture, dated as of April 15, 1999.

         10.9 Letter Agreement, dated as of April 29, 1999 between Orix Global Communications and Infinity Investors Limited.

         10.10    Debenture, dated as of April 29, 1999.

         10.11 Letter Agreement, dated as of April 30, 1999, between Orix Global Communications, Inc. and Infinity Investors Limited.

         10.12    Debenture, dated as of April 30, 1999.

         10.13 Lease Agreement, dated December, 1998, between AxisTel International, Inc. and Evergreen America Corporation.

         10.14 Lease Agreement, dated November 24, 1997, between Orix Global Communications, Inc. and Trust F/3959 of Banco del Atlantico.

         10.15 Assignment Agreement, dated April 1, 1998, among Orix Global Communications, Inc., Latin Gate de Mexico S.A. de C.V. and Trust F/3959 of Banco del Atlantico.

         10.16 Office Lease, dated January 23, 1998, between Orix Global Communications, Inc. and 2526 Investment Co.

         10.17 Lease Agreement, dated July 30, 1999, between e.Volve Technology and Green Valley Executive Suites LLC.

         10.18 Lease Agreement, dated September 1, 1999, between e.Volve Technology and Green Valley Executive Suites LLC.

         10.19 Lease Agreement, dated as of October 1, 1999, between AxisTel Communications, Inc. and Telecommunications Finance Group.

         10.20 Guaranty Agreement by eVentures Group, Inc. as inducement to Telecommunications Finance Group to provide a lease to AxisTel Communications, Inc., dated as of October 13, 1999.

         10.21 Management Services Agreement, dated as of September 22, 1999, between eVentures Group, Inc. and HW Partners, L.P.

         10.22    1999 Omnibus Securities Plan, dated as of September 22, 1999.

         10.23 Employment Agreement, dated as of September 22, 1999, between eVentures Group, Inc. and Stuart J. Chasanoff.

         10.24 Amended and Restated Employment and Noncompetition Agreement, dated as of September 21, 1999, between AxisTel
                  Communications, Inc. and Samuel L. Litwin.

         10.25 Amended and Restated Employment and Noncompetition Agreement, dated as of September 22, 1999, between AxisTel
                  Communications, Inc. and Mitchell Arthur.

         21.1     Subsidiaries of eVentures Group, Inc.

         27.1     Financial Data Schedule.

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

eVentures Group, Inc.

December 20, 1999

By /s/ JOHN STEVENS ROBLING, JR.
  ------------------------------
  Name:  John Stevens Robling, Jr.
  Title: Chief Financial Officer
                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                                     PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Report of Independent Certified Public Accountants                                                        F-2

Consolidated Balance Sheets as of June 30, 1998 and 1999 and September 30, 1999
(Unaudited)                                                                                               F-3

Consolidated Statements of Operations for the years ended June 30, 1997,
    1998 and 1999 and for the three months ended September 30, 1998 and 1999
    (Unaudited)                                                                                           F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
    June 30, 1997, 1998 and 1999 and for the three months ended September 30,
    1998 and 1999 (Unaudited)                                                                             F-5

Consolidated Statements of Cash Flows for the years ended June 30, 1997, 1998 and
    1999 and for the three months ended September 30, 1998 and 1999 (Unaudited)                           F-6

Notes to Consolidated Financial Statements                                                               F-10

Report of Independent Certified Public Accountants (AxisTel)                                             F-33

AxisTel Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
(Unaudited)                                                                                              F-34

AxisTel Statements of Income and Retained Earnings for the period from August 28,
    1997 (inception) to December 31, 1997 ("the 1997 Period"), the year ended
    December 31, 1998 and for the six months ended June 30, 1998 and 1999
    (Unaudited)                                                                                          F-35

AxisTel Statements of Cash Flows for the 1997 Period, the year ended December 31,
    1998 and for the six months ended June 30, 1998 and 1999 (Unaudited)                                 F-37

AxisTel Notes to Financial Statements                                                                    F-40

Unaudited Pro Forma Consolidated Financial Information                                                    P-1

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1999                                   P-2

Unaudited Pro Forma Consolidated Financial Information                                                    P-3

Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended June
    30, 1999 and for the three months ended September 30, 1999                                            P-4

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders
eVentures Group, Inc.
Jersey City, NJ


We have audited the accompanying balance sheet of eVentures Group, Inc. (the "Company") as of June 30, 1999 and the related statements of operations, shareholders' equity (deficit) and cash flows for the year then ended ("Company Period"). We have also audited the balance sheet as of June 30, 1998 and the statements of operations, shareholders' equity (deficit) and cash flows of Old Company (see Note 1) for each of the years in the two-year period ended June 30, 1998 ("Old Company Periods"). These financial statements are the responsibility of the Company's and Old Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Old Company business was acquired in a transaction accounted for as a purchase. As a result of this transaction, the financial information for the period after the sale is presented on a different cost basis than that for the period before the sale and, therefore, is not comparable.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at June 30, 1999, and the results of its operations and its cash flows for the Company Period in conformity with generally accepted accounting principles. Further, in our opinion, the Old Company financial statements referred to above present fairly, in all material respects, the financial position at June 30, 1998 and the results of its operations and its cash flows for the Old Company Periods in conformity with generally accepted accounting principles.


BDO Seidman, LLP
New York, New York
November 30, 1999
                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEETS
================================================================================


                                                    OLD COMPANY               THE COMPANY
                                                  --------------     --------------------------------
                                                                                           AS OF
                                                                                         SEPTEMBER
                                                  AS OF JUNE 30,     AS OF JUNE 30,       30, 1999
                                                       1998               1999           (UNAUDITED)
                                                  --------------     --------------     -------------

ASSETS
CURRENT ASSETS
      Cash                                        $   2,417,216      $      39,379      $   6,346,023
      Accounts receivable                               104,422              6,129          1,158,221
      Other receivables                                   5,821             11,164             71,988
      Prepaid expenses and other                             --             13,250            189,933
      Deposits                                           35,141            242,310            299,071
      VAT tax receivable                                     --          2,757,368          2,436,268
      Available-for-sale securities                     250,556                 --                 --
                                                  -------------      -------------      -------------
                                                      2,813,156          3,069,600         10,501,504
                                                  -------------      -------------      -------------

LONG-TERM ASSETS
      Restricted cash                                        --          1,107,437          1,820,752
      Property and equipment, net                     1,447,244          6,219,874          7,429,945
      VAT receivable                                     44,775                 --                 --
      Investment in affiliate                                --             91,354            140,746
      Investment in i2v2                                     --          2,100,144          2,100,144
      Goodwill, net                                          --          3,072,908         19,591,050
      Other                                                  --                 --             79,300
                                                  -------------      -------------      -------------
                                                      1,492,019         12,591,717         31,161,937
                                                  -------------      -------------      -------------
                                                  $   4,305,175      $  15,661,317      $  41,663,441
                                                  =============      =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
      Accounts payable                            $   1,831,863      $   4,609,806      $   7,716,609
      Accrued other                                     525,297          1,477,757          2,037,272
      Accrued interest payable                           13,412            383,163             25,512
      Advances from shareholder                          60,920                 --                 --
      Customer deposits and deferred revenues           200,000          1,272,682          2,106,447
      Notes payable                                          --                 --             26,250
      Debentures, current portion                       590,000                 --                 --
      Capital leases, current portion                   307,496          1,916,761          2,001,531
                                                  -------------      -------------      -------------
                                                      3,528,988          9,660,169         13,913,621
                                                  -------------      -------------      -------------

LONG-TERM LIABILITIES
      Debentures, net of current portion              5,410,000          6,828,948                 --
      Capital leases, net of current portion            487,665          2,031,513          1,750,160
                                                  -------------      -------------      -------------
                                                      5,897,665          8,860,461          1,750,160
                                                  -------------      -------------      -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
      Common stock                                       25,100                 36                757
      Preferred stock                                        --                 --                 --
      Additional paid-in capital                         83,300          4,310,144         36,933,715
      Accumulated deficit                            (5,229,878)        (7,169,493)       (10,481,812)
      Deferred compensation                                  --                 --           (453,000)
                                                  -------------      -------------      -------------
                                                     (5,121,478)        (2,859,313)        25,999,660
                                                  -------------      -------------      -------------
                                                  $   4,305,175      $  15,661,317      $  41,663,441
                                                  =============      =============      =============

See accompanying notes to the consolidated financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
================================================================================


                                                             OLD COMPANY                            THE COMPANY
                                                      ----------------------------   ---------------------------------------------
                                                                                                      THREE             THREE
                                                                                                      MONTHS            MONTHS
                                                                                                      ENDED             ENDED
                                                                                                    SEPTEMBER         SEPTEMBER
                                                       YEAR ENDED      YEAR ENDED     YEAR ENDED     30, 1998          30, 1999
                                                      JUNE 30, 1997   JUNE 30, 1998  JUNE 30, 1999  (UNAUDITED)       (UNAUDITED)
                                                      -------------   -------------  ------------- -------------     -------------

Revenues                                              $    921,599    $  1,713,403   $ 27,248,273   $  4,205,662      $  8,675,719
Direct Costs                                               578,944       1,944,073     23,311,584      3,495,587         8,729,520
                                                      ------------    ------------   ------------   ------------      ------------
Gross Profit (Loss)                                        342,655        (230,670)     3,936,689        710,075           (53,801)

Selling, general, and administrative expenses              718,362       4,505,798      7,551,131      1,588,526         1,816,032
                                                      ------------    ------------   ------------   ------------      ------------

                                                      ------------    ------------   ------------   ------------      ------------
Loss from operations, before other (income) expense       (375,707)     (4,736,468)    (3,614,442)      (878,451)       (1,869,833)
                                                      ------------    ------------   ------------   ------------      ------------

Other (income) expense
      Interest income                                           --          (6,084)       (55,417)       (12,711)          (13,341)
      Interest expense                                          --         111,183      1,759,876        372,146           532,572
      Write off of unamortized debt discount                    --              --             --             --           917,615
      Equity in loss of unconsolidated affiliate                --              --         33,776             --            18,730
      Foreign currency (gain) loss                              --              --        126,575          8,238            (6,502)
      Other                                                     --          12,604        (16,930)         7,946            (6,588)
                                                      ------------    ------------   ------------   ------------      ------------
                                                                --         117,703      1,847,880        375,619         1,442,486
                                                      ------------    ------------   ------------   ------------      ------------

Net Loss                                              $   (375,707)   $ (4,854,171)  $ (5,462,322)  $ (1,254,070)     $ (3,312,319)
                                                      ============    ============   ============   ============      ============

Net loss per share (basic and diluted)                                               $       (.34)  $       (.08)     $       (.17)
                                                                                     ------------   ------------      ------------

Weighted average number of shares outstanding                                          16,000,000     16,000,000        19,744,397
                                                                                     ------------   ------------      ------------

        See accompanying notes to the consolidated financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
================================================================================

                                                       PREFERRED STOCK                     COMMON STOCK               ADDITIONAL
                                                 -----------------------------     -----------------------------       PAID-IN
                                                   SHARES            AMOUNT           SHARES          AMOUNT           CAPITAL
                                                 ------------     ------------     ------------     ------------     ------------

OLD COMPANY

Balance July 1, 1996                                       --               --            1,000     $        100     $         --

Issuance of shares for fixed assets,
  at book value                                            --               --              200           25,000               --

Net loss                                                   --               --               --               --               --
                                                 ------------     ------------     ------------     ------------     ------------

Balance, June 30, 1997                                     --               --            1,200           25,100               --

Gift of stock to employees                                 --               --               --               --           83,300

Net loss                                                   --               --               --               --               --
                                                 ------------     ------------     ------------     ------------     ------------

Balance, June 30, 1998                                     --               --            1,200     $     25,100     $     83,300
                                                 ============     ============     ============     ============     ============

THE COMPANY

Issuance of common stock, July 1, 1998                     --     $         --            3,600     $         36     $         --

Fair value of shares issued in connection
with debentures                                            --               --               --               --        2,000,000
Fair value of warrants granted in connection
with debentures                                            --               --               --               --          210,000

Cost investment in i2v2                                    --               --               --               --        2,100,144

Net loss                                                   --               --               --               --               --
                                                 ------------     ------------     ------------     ------------     ------------

Balance, June 30, 1999                                     --               --            3,600               36        4,310,144

REVERSE MERGER

Net effect of reverse merger (Unaudited)
(Note 1)                                                1,000               --       37,860,010              721       32,170,571

Intrinsic value of stock options                           --               --               --               --          453,000

Net loss (unaudited)                                       --               --               --               --               --
                                                 ------------     ------------     ------------     ------------     ------------

Balance, September 30, 1999 (Unaudited)                 1,000     $         --       37,863,610     $        757     $ 36,933,715
                                                 ============     ============     ============     ============     ============

                                                                                          TOTAL
                                                  ACCUMULATED       DEFERRED          STOCKHOLDERS'
                                                    DEFICIT       COMPENSATION      EQUITY/(DEFICIT)
                                                  ------------    ------------      ----------------

OLD COMPANY

Balance July 1, 1996                              $         --     $         --       $        100

Issuance of shares for fixed assets,
   at book value                                            --               --             25,000

Net Loss                                              (375,707)              --           (375,707)
                                                  ------------     ------------       ------------

Balance, June 30, 1997                                (375,707)              --           (350,607)

Gift of stock to employees                                  --               --             83,300

Net loss                                            (4,854,171)              --         (4,854,171)
                                                  ------------                        ------------

Balance, June 30, 1998                            $ (5,229,878)              --       $ (5,121,478)
                                                  ============     ============       ============

THE COMPANY

Issuance of common stock, July 1, 1998            $         --               --       $         36

Fair value of shares issued in connection
with debentures                                     (1,707,171)              --            292,829
Fair value of warrants granted in connection
with debentures                                             --               --            210,000

Cost investment in i2v2                                     --               --          2,100,144

Net loss                                            (5,462,322)              --         (5,462,322)
                                                  ------------     ------------       ------------

Balance, June 30, 1999                              (7,169,493)              --         (2,859,313)

Net effect of reverse merger (Unaudited)
(Note 1)                                                    --               --         32,171,292

Intrinsic value of stock options                            --         (453,000)                --

Net loss (unaudited)                                (3,312,319)              --         (3,312,319)
                                                  ------------     ------------       ------------

Balance, September 30, 1999 (Unaudited)           $(10,481,812)    $   (453,000)      $ 25,999,660
                                                  ============     ============       ============

        See accompanying notes to the consolidated financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================


                                                                         OLD COMPANY              THE COMPANY
                                                               ------------------------------    -------------




                                                                YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                               JUNE 30, 1997    JUNE 30, 1998    JUNE 30, 1999
                                                               -------------    -------------    -------------

CASH FLOW FROM OPERATING ACTIVITIES:
      Net loss                                                  $  (375,707)     $(4,854,171)     $(5,462,322)
      Adjustments to reconcile net income to net cash
            (used in) provided by net operating activities:
            Depreciation and amortization                                --          105,544        2,283,505
            Other expenses                                          148,381          171,259          932,509
            Write-off accounts receivable - Touchtone                    --          615,232               --
            Write-off certain intangible assets                          --          420,000               --
            Foreign currency (gain) loss                                 --               --          126,575
            Equity in loss of unconsolidated affiliate                   --               --           33,776
            Change in operating assets and liabilities:
                  Accounts receivable                               (73,587)         (30,835)          98,293
                  Other receivables                                 (47,200)          41,379           (5,343)
                  Prepaid expenses and other                             --               --          (13,250)
                  VAT receivable                                         --          (44,775)      (2,611,318)
                  Restricted cash                                        --               --       (1,107,437)
                  Accounts payable                                  306,113        1,525,750        2,550,093
                  Accrued other                                      68,000           75,495          301,695
                  Accrued interest payable                               --           13,412          369,751

                                                                         THE COMPANY
                                                               -------------------------------
                                                                  THREE            THREE
                                                                  MONTHS           MONTHS
                                                                  ENDED            ENDED
                                                                SEPTEMBER        SEPTEMBER
                                                                 30, 1998         30, 1999
                                                                (UNAUDITED)      (UNAUDITED)
                                                               -------------    -------------

CASH FLOW FROM OPERATING ACTIVITIES:
      Net loss                                                  $(1,254,070)     $(3,312,319)
      Adjustments to reconcile net income to net cash
            (used in) provided by net operating activities:
            Depreciation and amortization                           522,064        1,708,406
            Other expenses                                          370,689               --
            Write-off accounts receivable - Touchtone                    --               --
            Write-off certain intangible assets                          --               --
            Foreign currency (gain) loss                              8,238           (6,502)
            Equity in loss of unconsolidated affiliate                   --           18,730
            Change in operating assets and liabilities:
                  Accounts receivable                              (989,939)         (97,493)
                  Other receivables                                 (37,152)         (60,824)
                  Prepaid expenses and other                        (16,038)          (7,263)
                  VAT receivable                                   (334,936)         321,100
                  Restricted cash                                (1,067,490)        (713,315)
                  Accounts payable                                  835,036        1,170,492
                  Accrued other                                     (53,406)         309,516
                  Accrued interest payable                          129,220          142,508

                See accompanying notes to financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

================================================================================



                                                                     OLD COMPANY             THE COMPANY
                                                             ----------------------------   -------------




                                                              YEAR ENDED     YEAR ENDED      YEAR ENDED
                                                             JUNE 30, 1997  JUNE 30, 1998   JUNE 30, 1999
                                                             -------------  -------------   -------------

                  Customer deposits                                   --         200,000       1,072,682
                                                              ----------      ----------      ----------
Net cash (used in) provided by operating activities               26,000      (1,761,710)     (1,430,791)
                                                              ----------      ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Deposits                                                   (13,000)        (22,141)       (207,169)
      Proceeds from sale of available-for-sale securities             --          26,000         246,580
      Purchase of available-for-sale securities                       --        (277,057)             --
      Purchases of property and equipment                           (363)       (518,944)     (1,183,735)
      Net cash acquired in reverse merger acquisitions                --              --              --
      Investment in Touchtone                                         --        (615,232)             --
      Investment in UCI Teleport                                      --        (420,000)             --
      Investment in ICT                                               --              --        (125,130)
                                                              ----------      ----------      ----------
Net cash (used in) provided by investing activities              (13,363)     (1,827,374)     (1,269,454)
                                                              ----------      ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Advances - shareholders                                         --          60,920         (60,920)
      Issuance of common stock and preferred stock                   100              --              --
      Proceeds from issuance of debenture                             --       6,000,000       2,040,000
      Payments on capital leases                                      --         (67,357)     (1,656,672)
                                                              ----------      ----------      ----------
Net cash (used in) provided by financing activities                  100       5,993,563         322,408
                                                              ----------      ----------      ----------

                                                                    THE COMPANY
                                                            -----------------------------
                                                               THREE           THREE
                                                               MONTHS          MONTHS
                                                               ENDED           ENDED
                                                             SEPTEMBER       SEPTEMBER
                                                              30, 1998        30, 1999
                                                             (UNAUDITED)     (UNAUDITED)
                                                            -------------   -------------

                  Customer deposits                             (200,000)        679,765
                                                              ----------      ----------
Net cash (used in) provided by operating activities           (2,087,784)        152,801
                                                              ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Deposits                                                     2,906         (56,761)
      Proceeds from sale of available-for-sale securities        246,580              --
      Purchase of available-for-sale securities                       --              --
      Purchases of property and equipment                     (1,131,808)       (574,379)
      Net cash acquired in reverse merger acquisitions                --       1,049,688
      Investment in Touchtone                                         --              --
      Investment in UCI Teleport                                      --              --
      Investment in ICT                                               --         (68,122)
                                                              ----------      ----------
Net cash (used in) provided by investing activities             (882,322)        350,426
                                                              ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Advances - shareholders                                     10,688              --
      Issuance of common stock and preferred stock                    --       6,000,000
      Proceeds from issuance of debenture                        850,000              --
      Payments on capital leases                                 (46,517)       (196,583)
                                                              ----------      ----------
Net cash (used in) provided by financing activities              814,171       5,803,417
                                                              ----------      ----------

                See accompanying notes to financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

================================================================================


                                                             OLD COMPANY                              THE COMPANY
                                                    -----------------------------   -----------------------------------------------
                                                                                                        THREE            THREE
                                                                                                        MONTHS           MONTHS
                                                                                                        ENDED            ENDED
                                                                                                      SEPTEMBER        SEPTEMBER
                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED        30, 1998         30, 1999
                                                    JUNE 30, 1997   JUNE 30, 1998   JUNE 30, 1999     (UNAUDITED)      (UNAUDITED)
                                                    -------------   -------------   -------------    -------------    -------------

NET CHANGE IN CASH                                        12,737       2,404,479      (2,377,837)      (2,155,935)     $ 6,306,644

CASH AND CASH EQUIVALENTS, beginning of year                  --          12,737       2,417,216        2,417,216           39,379
                                                     -----------     -----------     -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, end of year               $    12,737     $ 2,417,216     $    39,379      $   261,281      $ 6,346,023
                                                     ===========     ===========     ===========      ===========      ===========

Supplemental disclosure of cash flows information:

Cash paid for interest for:

  Interest                                           $        --     $    98,000     $   376,000      $        --      $        --
                                                     ===========     ===========     ===========      ===========      ===========

  Taxes                                              $        --     $        --     $        --      $        --      $        --
                                                     ===========     ===========     ===========      ===========      ===========

                See accompanying notes to financial statements.

                                          eVENTURES GROUP, INC. AND SUBSIDIARIES

================================================================================

                                                                            OLD COMPANY                       THE COMPANY
                                                                -----------------------------------         ---------------




                                                                 YEAR ENDED            YEAR ENDED            YEAR ENDED
                                                                JUNE 30, 1997         JUNE 30, 1998         JUNE 30, 1999
                                                                -------------         -------------         -------------

Supplemental schedule of non-cash investing and financing activities

  Issuance of common stock for property and equipment         $          25,000     $              --     $              --
                                                              =================     =================     =================

  Purchases of equipment under litigation                     $         170,462     $              --     $              --
                                                              =================     =================     =================

  Purchases of equipment under capital leases                 $              --     $         862,518     $       4,809,785
                                                              =================     =================     =================

  Fair value of original issue discount on warrants
   granted pursuant to certain of the debentures              $              --     $              --     $         210,000
                                                              =================     =================     =================

  Fair value of original issue discount on revaluation of
  Company at July 1, 1998, arising from change in
  ownership                                                   $              --     $              --     $       2,000,000
                                                              =================     =================     =================

  Goodwill arising from change in ownership
   and reverse merger acquisitions                            $              --     $              --     $       3,414,343
                                                              =================     =================     =================

  Net assets of subsidiaries acquired through an issue
   of stock                                                   $              --     $             --      $              --
                                                              =================     =================     =================

                                                                           THE COMPANY
                                                             --------------------------------------
                                                                   THREE                 THREE
                                                                   MONTHS                MONTHS
                                                                   ENDED                 ENDED
                                                                 SEPTEMBER             SEPTEMBER
                                                                  30, 1998              30, 1999
                                                                 (UNAUDITED)           (UNAUDITED)
                                                                -------------         -------------

Supplemental schedule of non-cash investing and financing activities

  Issuance of common stock for property and equipment         $              --     $              --
                                                              =================     =================

  Purchases of equipment under litigation                     $              --     $              --
                                                              =================     =================

  Purchases of equipment under capital leases                 $              --     $              --
                                                              =================     =================

  Fair value of original issue discount on warrants
   granted pursuant to certain of the debentures              $              --     $              --
                                                              =================     =================

  Fair value of original issue discount on revaluation of
  Company at July 1, 1998, arising from change in
  ownership                                                   $              --     $              --
                                                              =================     =================

  Goodwill arising from change in ownership
    and reverse merger acquisitions                           $              --     $      16,639,971
                                                              =================     =================

  Net assets of subsidiaries acquired through an issue
   of stock                                                   $              --     $       1,241,162
                                                              =================     =================

                See accompanying notes to financial statements.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

1.      ORGANIZATION,              ORGANIZATION
        BUSINESS AND
        BASIS OF PRESENTATION      eVentures Group, Inc., ("eVentures" or the
                                   "Company") was incorporated in the state of Delaware on June 24, 1987 and was a public shell with no operations prior to the transactions consummated on September 22,
                                   1999, which are described below. The Company was formerly known as Adina, Inc.

                                   On September 22, 1999, the Company acquired all of the outstanding shares of AxisTel Communications, Inc., ("AxisTel"), approximately 66.67% of the outstanding shares of e.Volve Technology Group, Inc., ("e.Volve"), and approximately 17% of the outstanding shares of i2v2.com, Inc. ("i2v2.com"), (collectively the "Acquired Entities") and $8,540,159 Notes Receivable including accrued interest ("Notes") from e.Volve held by our Major Shareholders as defined below. All the acquisitions and the purchase of the Notes were settled through issuance of stock of eVentures. (the "Transaction"). As a result of the Transaction, approximately 77% of the Common Stock of the Company was owned by three shareholders that are affiliated with each other (the "Major Shareholders"). In October 1999, the remaining 33.33% of e.Volve was acquired. (see Note 15)

                                   Prior to the Transaction, the Major
                                   Shareholders had directly and indirectly held interests in the Acquired Entities, as follows: 66.67% of e.Volve, 21% of i2v2.com, and 0.7% of AxisTel. Certain of these interests, along with the Major Shareholders' Notes receivable from e.Volve, were sold to eVentures in exchange for the Company's stock as part of the Transaction. The remainder were acquired through a merger of one of the Major Stockholders with a wholly owned subsidiary of the Company. Also as part of the Transaction, one of the Major Stockholders exercised a warrant and purchased a further 49.3% of AxisTel, and sold this to eVentures in exchange for eVentures stock. The remaining 50% of AxisTel was then purchased from AxisTel's founding shareholders.

                                   BASIS OF PRESENTATION

                                   The financial statements presented through
                                   June 30, 1999 represent the combined
                                   interests of the Major Shareholders in each of the Acquired Entities prior to the Transaction. This combination of the Major Shareholders' interests in the Acquired Entities is deemed to be the "Accounting Acquirer". The financial statements as of and for the three months ended September 30, 1999 reflect the consummation of the Transaction, and therefore are consolidated financial statements of eVentures and Subsidiaries as of September 30, 1999 and for the period
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

1.      ORGANIZATION,              from September 22, 1999 through September
        BUSINESS AND               30, 1999.
        BASIS OF PRESENTATION
        (CONTINUED)                On June 11, 1998, the Major Shareholders or
                                   predecessors in interest acquired their
                                   66.67% interest in e.Volve. This transaction was accounted for by eVolve as a purchase.
                                   The operations of eVolve between June 11, 1998 and June 30, 1998 were immaterial, and, therefore the date used for the effective date of the purchase was July 1, 1998. The financial statements through June 30, 1998 are described as "Old Company", and those subsequent to June 30, 1998 are described as "The Company". The cost basis of The Company was assigned to the assets acquired based on their estimated fair values at the acquisition date. As a result, the financial statements for the period subsequent to the change of control are presented on a different cost basis than those for prior periods and, therefore, are not comparable.

                                   BUSINESS

                                   The Company provides Internet-based
                                   communications services and operates
                                   Internet-based communications networks, and makes strategic investments in companies which the Company believes have exceptional growth prospects.

                                   Operations

                                   During the three years ended June 30, 1999, the Company's operations were primarily those of e.Volve and its wholly owned subsidiary, Latin Gate de Mexico, S.A. de C.V. ("Latin Gate"). e.Volve was incorporated on June 26, 1996 as Orix Global Communications, Inc. Through June 30, 1999, its services included the provision of international voice and data applications over its fiber optic network, primarily to Mexico. The network is scalable, built around digital packet switching equipment and incorporates Asynchronous Transfer Mode ("ATM") and Internet Protocol ("IP") technologies. As part of the Transaction, the Company acquired AxisTel. AxisTel is developing international and domestic voice and data applications similar to those of e.Volve. AxisTel has the additional business of retail communications services, including prepaid telephony.

                                   Strategic Investments

                                   During the year ended June 30, 1999, the Company acquired a minority interest in i2v2.com (doing business as PhoneFree.com). The Company also entered into a joint venture to form Innovative Calling Technologies, LLC ("ICT") -- See Note 3. The degree of involvement of the Company in management varies for each strategic investment.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

2.      RISKS AND                  CONCENTRATIONS OF CREDIT RISKS
        UNCERTAINTIES
                                   The Company has concentrations of credit risk related cash, customers and vendors, as follows:

                                   CASH CONCENTRATIONS

                                   The Company places its cash with high credit quality institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. From time to time, the Company maintains cash balances in excess of the FDIC limit.

                                   CUSTOMER CONCENTRATIONS

                                   During the year ended June 30, 1997, e.Volve received a significant portion of its business from Star Communication, Inc. ("Star") and Total Communications, Inc. ("Total"). During the year ended June 30, 1997, sales to these customers totaled 87% and 10% of e.Volve's revenues, respectively.

                                   During Fiscal 1998, e.Volve received a
                                   significant portion of its business from Star and Total. During Fiscal 1998, sales to these customers totaled 65% and 25% of e.Volve's revenues, respectively. As of June 30, 1998, amounts due from Star and Total totaled 96% and 0% of e.Volve's accounts receivables, respectively.

                                   During Fiscal 1999, e.Volve received a
                                   significant portion of its business from Qwest Communications, Inc. ("Qwest"), RSL Communications, Inc. ("RSL") and Star. During Fiscal 1999, sales to these customers totaled 65%, 18% and 16% of e.Volve's revenues, respectively. As of June 30, 1999, there were no significant amounts due from these customers. As of June 30, 1999, deposits from Qwest totaled 100% of e.Volve's customer deposits.

                                   If the relationship between the Company and these customers were altered, the future results of operations and financial condition could be adversely affected.

                                   VENDOR CONCENTRATIONS

                                   During the year ended June 30, 1997, e.Volve purchased a significant portion of its carrier and termination costs ("Direct Costs") from four major vendors. During the year ended June 30, 1997, purchases from these four vendors totaled 45%, 22%, 12% and 10% of e.Volve's Direct Costs, respectively.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

2.      RISKS AND                  During Fiscal 1998 and 1999, e.Volve
        UNCERTAINTIES              purchased a significant portion of its
        (CONTINUED)                Direct Costs from one vendor. During Fiscal
                                   1998 and 1999, purchases from this vendor totaled 75% and 92% of Direct Costs, respectively. As of June 30, 1998 and 1999, amounts due to this vendor totaled 54% and 62% of e.Volve's accounts payable, respectively.

                                   If the relationship between the Company and these vendors was altered, the future results of operations and financial condition could be adversely affected.

                                   GEOGRAPHIC CONCENTRATION

                                   The Company provides data transport and
                                   conversion services from the United States to Mexico and India over the e.Volve Network. Although the Company plans to further expand data transport and conversion services to other destination countries, the Company's operations may remain concentrated in the United States, Mexico and India for the foreseeable future. The data transport and conversion market for Mexico and India is highly competitive and is occupied by industry participants which are much larger than the Company and have greater financial resources and may have lower costs than the Company. There can be no assurance that the Company will be able to compete effectively against such larger and better-capitalized industry participants or that the Company will be successful in pursuing other destination countries with existing and potential customers.

                                   REGULATORY ENVIRONMENT

                                   The Company provides "enhanced" or
                                   "value-added" services to its international customers and therefore is not subject to regulation by the FCC or other international telecommunication regulatory bodies within its target markets. However, the use of the Internet protocols to provide telephone services is a recent market development. Currently, the FCC is considering whether or not to impose surcharges or additional regulations upon certain providers of Internet telephony. On April 10, 1998, the FCC issued its Report to Congress concerning its implementation of the universal service provisions of the Telecommunications Act.

                                   In the Report, the FCC indicated that it would examine the question of whether certain forms of "phone-to-phone" Internet telephony are information services or telecommunications services. It noted that the FCC did not have, as of the date of the Report, an adequate record on which to make any definitive pronouncements, but that the record before it suggested that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-IP telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulations as telecommunications services, the FCC noted that it may find it reasonable
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

2.      RISKS AND                  to require ISPs to make universal service
        UNCERTAINTIES              contributions, pay access charges or to be
        (CONTINUED)                subject to traditional common carrier
                                   regulation.

                                   To the Company's knowledge, there are
                                   currently no domestic and few foreign laws or regulations that prohibit voice communications over the Internet. Several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions may also retain jurisdiction to regulate the provision of intrastate Internet telephony services, and could initiate proceedings to do so. A number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony. If Congress, the FCC, state regulatory agencies or foreign governments begin to regulate Internet telephony, there can be no assurances that any such regulations will not materially adversely affect the Company's business, financial conditions or results of operations.

                                   TELECOMMUNICATIONS MARKET AND INDUSTRY
                                   COMPETITION

                                   Currently, the Company competes with (a) long distance resellers and providers, including large carriers such as AT&T, MCI/WorldCom, Qwest, and Sprint; (b) foreign PTTs (Post Telephone and Telegraph administrations); (c) other providers of international long distance services such as STAR Telecommunications, Inc., Pacific Gateway Exchange, Inc., RSL Communications Ltd. and Telegroup, Inc.; (d) alliances that provide wholesale carrier services, such as "Global One" (Sprint, Deutsche Telekom AG, and France Telecom S.A.) and Uniworld (AT&T, Unisource-Telecom Netherlands, Telia AB, Swiss Telecom PTT and Telefonica de Espana S.A.); (e) new entrants to the domestic long distance market such as RBOCs (Regional Bell Operating Companies) in the U.S., who have entered or have announced plans to enter the U.S. interstate long distance market pursuant to recent legislation authorizing such entry, and utilities such as RWE Aktiengesellschaft in Germany; and (f) small long distance resellers.

                                   Many of the Company's competitors are
                                   significantly larger and have substantially greater market presence, as well as greater financial, technical, operational, marketing, and other resources and experience than the Company. The Company competes for customers in the telecommunications markets primarily based on price and, to a lesser extent, the type and quality of service offered. Increased competition could force the Company to reduce its prices and profit margins if its competitors are able to procure rates or enter into service agreements that are comparable to or better than those the Company obtains, or are able to offer
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

2.      RISKS AND                  other incentives to existing and potential
        UNCERTAINTIES              customers. Similarly, the Company has no
        (CONTINUED)                control over the prices set by its
                                   competitors in the long distance resale
                                   carrier-to-carrier market.

                                   The Company could also face significant
                                   pricing pressure if it experiences a
                                   decrease in the volume of minutes that it carries on its network, as the Company's ability to obtain favorable rates and tariffs from its carrier suppliers depends, to a significant extent, on the Company's total volume of international long distance call traffic. There is no guarantee that the Company will be able to maintain the volume of international and domestic long distance traffic necessary to obtain favorable rates and tariffs. Although the Company has no reason to believe that its competitors will adopt aggressive pricing policies that could adversely affect the Company, there can be no assurance that such price competition will not occur or that the Company will be able to compete successfully in the future. In addition, the Company is aware that its ability to market its long distance resale services depends upon the existence of spreads between the rates offered by the Company and those offered by the IXC's with which it competes, as well as those from which it obtains service. A decrease in such spreads could have a material adverse effect on the Company's business, financial condition or results of operations.

                                   FOREIGN CURRENCY

                                   The Company currently provides data
                                   transport and conversion services to certain foreign countries and regions, primarily to Mexico and India. The direct costs, profit margins and competitive position of the Company are consequently affected by the strength of the currencies in countries where it provides services relative to the strength of the currencies in the countries where its services are performed. The Company's results of operations and financial condition may be adversely affected by fluctuations in foreign currencies and by translations of the financial statement of the Latin Gate from local currencies into U. S. dollars. Further, the Company's international operations are generally subject to various risks that are not present in domestic operations, including restrictions on dividends and repatriation of funds.

                                   ACCOUNTS RECEIVABLE

                                   The Company sells its data transport and conversion services to customers throughout the United States and in some foreign countries. The Company performs periodic credit evaluations of its customers and does not obtain collateral with which to secure its accounts receivables. The Company maintains reserves for potential credit losses based upon the Company's
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

2.      RISKS AND                  historical experience related to credit
        UNCERTAINTIES              losses. Although the Company expects to
        (CONTINUED)                collect amounts due, actual collections may
                                   differ. As of June 30, 1998 and 1999, the
                                   Company has not recorded a reserve for
                                   potential credit losses, since accounts
                                   receivable for such periods were
                                   insignificant.

3.      SUMMARY OF                 PRINCIPLES OF CONSOLIDATION
        SIGNIFICANT
        ACCOUNTING                 The consolidated financial statements
        POLICIES                   include the accounts of the Company and all
                                   wholly owned and majority-owned
                                   subsidiaries. Investments in companies in which (i) ownership interests range from 20 to 50 percent and (ii) the Company exercises significant influence over operating and financial policies are accounted for using the equity method. Other investments, including the investment in i2v2.com, are accounted for using the cost method. All significant intercompany accounts and transactions have been eliminated.

                                   UNAUDITED INTERIM CONSOLIDATED FINANCIAL
                                   STATEMENTS

                                   The consolidated financial statements as of September 30, 1999 and for the three months ended September 30, 1998 and 1999 are unaudited, and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments consisting of normal recurring accruals necessary to present fairly the information set forth therein. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

                                   DEPOSITS

                                   Deposits represent security deposits for facility leases, advance payments to vendors for the purchases of property and equipment and Direct Costs.

                                   AVAILABLE-FOR-SALE SECURITIES

                                   The Company accounts for its
                                   available-for-sale securities in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities.

                                   The Company's marketable equity securities are classified as available-for-sale under SFAS 115 and are reported at fair value, with changes in the unrealized holding gain or loss included in shareholders' deficit. As of June 30, 1998, available-for-sale securities consisted of a 5% Treasury Bill, which
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

3.      SUMMARY OF                 totaled $250,556. During Fiscal 1999, the
        SIGNIFICANT                Company sold the Treasury Bill and
        ACCOUNTING                 recognized a loss of $3,420. During any
        POLICIES                   period presented, there were no unrealized
        (CONTINUED)                gains or loss on available-for-sale
                                   securities.

                                   PROPERTY AND EQUIPMENT

                                   Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to seven years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. As of the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

                                   The Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of property and equipment over its remaining life can be recovered through projected undiscounted future cash flows. The amount of property and equipment impairment, if any, is measured based on fair value and is charged to operations in the period in which property and equipment impairment is determined by management. During the years ended June 30, 1997 and 1998, the Company recorded impairment losses on certain property and equipment totaling $25,000 and $278,324, respectively. The amount of the impairment was the book value of assets which were taken out of use during the related periods. The impairment is recorded as a component of selling, general and administrative expenses.

                                   INVESTMENT IN AFFILIATE

                                   On April 19, 1999, the Company entered into a joint venture with Dataten Technologies to form Innovative Calling Technologies, LLC ("ICT") with each party owning 50% of ICT. The Company does not exercise majority control of the joint venture and thus accounts for its investments pursuant to the equity method. Under the equity method, the Company initially records its investment at cost and adjusts the carrying amount of the investment to recognize its share of the income or losses of the joint venture after the date of acquisition. Joint venture income and losses are allocated in accordance with each party's respective ownership interest. During Fiscal 1999, the Company recorded an initial investment of $125,130, reduced by equity in loss of unconsolidated subsidiary of $33,776.

                                   GOODWILL

                                   Goodwill arising from a change in ownership on July 1, 1998 and the Transaction (see
                                   Note 1) is amortized on a straight-line
                                   basis over a ten-year life.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

3.      SUMMARY OF                 The Company assesses the recoverability of
        SIGNIFICANT                goodwill by determining whether the
        ACCOUNTING                 amortization over its remaining life can be
        POLICIES                   recovered through projected undiscounted
        (CONTINUED)                future cash flows. The amount of impairment,
                                   if any, is measured based on fair value and is charged to operations in the period in which impairment is determined by management. As of June 30, 1999, the
                                   Company's management has not identified any material impairment of goodwill.

                                   REVENUE RECOGNITION AND CUSTOMER DEPOSITS

                                   Revenues are recognized upon rendering of services to customers. Nonrefundable deposits received from customers are deferred as customer deposits and are recognized when the related services are rendered.

                                   FOREIGN CURRENCY GAIN OR LOSS

                                   The financial statements of the Latin Gate are remeasured into the U.S. dollar functional currency for consolidation and reporting purposes. Current rates of exchange are used to remeasure monetary assets and liabilities and historical rate of exchange are used for nonmonetary assets and related elements of expense. Revenue and other expense elements are remeasured at rates which approximate the rates in effect on the transaction dates. Gains and losses resulting from this remeasurement process are recognized currently in the consolidated statement of operations. During fiscal 1998 and 1999, there were no significant gains or losses with respect to this remeasurement process.

                                   Mexican-based vendors invoice e.Volve in
                                   Mexican pesos. Certain of these transactions are remeasured at the time in which the services are rendered to the Company and are settled in US dollars at the time of payment for such services, which results in foreign currency gain or loss. During fiscal 1998 and 1999, foreign currency gains and losses totaled $0 and $126,575, respectively.

                                   INCOME TAXES

                                   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No.109 ("SFAS 109"), "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

3.      SUMMARY OF                 expected to be recovered or settled. Under
        SIGNIFICANT                SFAS 109, the effect on the deferred tax
        ACCOUNTING                 assets and liabilities of a change in tax
        POLICIES                   rates is recognized in income in the period
        (CONTINUED)                that includes the enactment date. A
                                   valuation allowance is provided for
                                   significant deferred tax assets when it is more likely than not that such assets will not be recovered.

                                   STOCK BASED COMPENSATION

                                   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS#123"), "Accounting for Stock Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS#123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB#25"), "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting method of APB#25 must take pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS#123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB#25.

                                   EARNINGS PER SHARE

                                   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS#128"), Earnings Per Share ("EPS"). SFAS#128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and convertible debentures. Diluted EPS has not been presented for the effects of stock options, warrants and convertible debentures as the effect would be antidilutive. Accordingly, basic and diluted EPS did not differ for any period presented. EPS is not presented for the Old Company. For purposes of computation of EPS, the shares issued for the acquisition of e.Volve (16,000,000 shares) are deemed to have been in existence for the entire period.

                                   COMPREHENSIVE INCOME(LOSS)

                                   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS#130"), "Reporting
                                   Comprehensive Income." This statement
                                   establishes standards for reporting the
                                   components of comprehensive income and
                                   requires that all items that are required to be recognized under accounting standards as components of comprehensive income(loss) be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

3.      SUMMARY OF                 includes net income(loss) as well as certain
        SIGNIFICANT                items that are reported directly within a
        ACCOUNTING                 separate component of stockholders' deficit
        POLICIES                   and bypass net loss. The Company adopted the
        (CONTINUED)                provisions of this statement in Fiscal 1998.
                                   These disclosure requirements had no impact on the Company's financial statements.

                                   EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

                                   The American Institute of Certified Public
                                   Accountants has issued Statement of Position
                                   98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities.". This SOP defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers, initiating a new process in an existing facility, or commencing some new operation. SOP 98-5 requires that these start-up costs be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998, and therefore was adopted on July 1, 1999 for the Company. The adoption of SOP 98-5 has not materially impacted the results of operations, financial position, and financial statement disclosures, and is not expected to have a significant impact on future financial statements.

                                   In June 1998, the Financial Accounting
                                   Standards Board, issued Statement of
                                   Financial Accounting Standards No. 133
                                   ("SFAS#133"); "Accounting for Derivative
                                   Instruments and Hedging Activities,"
                                   SFAS#133 requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS#133 is effective for fiscal years beginning after June 15, 2000. The Company does not presently enter into any transactions involving derivative financial instruments and, accordingly, does not anticipate the new standard will have any effect on its financial statements for the foreseeable future.

                                   ACCOUNTING ESTIMATES

                                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

                                   FAIR VALUE OF FINANCIAL INSTRUMENTS

                                   The carrying value of financial instruments approximated fair value as of June 30, 1998 and 1999 due to either short maturity or terms similar to those available to similar companies in the open market.

                                   SEGMENT INFORMATION

                                   The Company adopted SFAS No. 131,
                                   "Disclosures about Segments of an Enterprise and Related Information" for fiscal 1999. The statement requires disclosure of certain financial information related to operating segments. The Company has determined that it operates in one reportable segment (see
                                   Note 1).

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

4.      RESTRICTED CASH            Restricted cash consists of two certificates
                                   of deposits (including accrued interest) that serve as collateral on a certain letter of credit totaling $1,061,000. As of June
                                   30, 1999 and September 30, 1999, no amounts were drawn down on such letter of credit. The full amount of the letter of credit was drawn down on October 5, 1999.

5.      PROPERTY AND EQUIPMENT     Property and equipment consist of the
                                   following as of:

                                   June 30,

                                                                                  1998             1999
                                                                              ------------     -----------

                                   Leasehold Improvements                     $    182,308     $   257,217
                                   Network equipment under capital leases          862,518       5,985,121
                                   Other equipment                                 497,375         751,512
                                   Furniture and fixtures                           10,086          10,552
                                                                              ------------     -----------
                                                                                 1,552,287       7,004,402

                                   Accumulated depreciation and                   (105,043)       (784,528)
                                   amortization
                                                                              ------------    ------------

                                                                              $  1,447,244    $  6,219,874
                                                                              ============    ============

                                   During the years ended June 30, 1997, 1998 and 1999, depreciation and amortization expense totaled $0, $105,043 and $957,966, respectively.

                                   Property and equipment included assets under capital leases at June 30, 1999 and 1998 with a cost of $5,985,121 and $862,518, respectively, and accumulated amortization of $757,900 and $35,642, respectively.

6.      VAT RECEIVABLE             VAT is a tax similar in nature to a sale
                                   and/or use tax. VAT is assessed by vendors operating in foreign countries, specifically
                                   Mexico. The tax is paid by e.Volve directly to the assessing vendor who remits the tax to the Mexican taxing authority ("MTA").
                                   Based on an injunction received from the MTA, e.Volve is exempt from incurring this tax. As of June 30, 1998 and 1999, VAT receivable consists of amounts due and payable to e.Volve by either the assessing vendor or MTA (as applicable). Subsequent to year-end, all such amounts due at year-end have been refunded to e.Volve.

7.      DEBENTURES                 During Fiscal 1998 and 1999, the Company
                                   issued debentures aggregating $8,040,000 to the Major Stockholders or predecessors in interest. The debentures bear interest at 8% per annum, and generally mature within a two year period. The debenture agreement was amended with each additional issue, in some instances resulting in extended maturity dates. The issues (as amended) were as follows:

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

7.      DEBENTURES
        (CONTINUED)

                                  ISSUANCE DATE          MATURITY DATE              AMOUNT
                             ----------------------  ----------------------   ------------------

                                  June 11, 1998            June 30, 2000        $    6,000,000
                                August 19, 1998            June 30, 2000               850,000
                                 April 15, 1999            June 30, 2000               200,000
                                                                                --------------
                                 April 15, 1999            June 30, 2000             7,050,000

                               February 9, 1999            June 30, 1999               390,000
                                 April 29, 1999          August 27, 1999               500,000
                                 April 30, 1999          August 28, 1999               100,000
                                                                                --------------

                                                                                $    8,040,000
                                                                                ==============

                                   In connection with the June 11, 1998
                                   debenture, the Company issued a total of 2400 common shares to one of the Major Stockholders or predecessors in interest, which gave such Major Stockholder a 66.7% interest in the common shares of the Company. (See Note 1). The value of the shares issued was recorded at estimated fair value, and a debt discount of $2,000,000 was recorded, with an offsetting credit to Additional Paid In Capital. The debt discount is amortized over the contractual period of the related debentures as a component of interest expense.

                                   The June 11, 1998, August 19, 1998 and April
                                   15, 1999 debentures are repayable monthly with accrued interest at various amounts, with all unpaid principal and interest due upon maturity. At June 30, 1999 the Company was in default of its payment obligations in connection with these debentures. The Major Stockholders or predecessors in interest that owned such debenture waived its right to demand immediate repayment of these debentures and subsequently sold its Notes Receivable (see below).

                                   The February 9, 1999 debenture is payable in full (including interest) on the maturity date. In the event the amount is not paid in full by that date, the balance is convertible into common stock of e.Volve at the option of the lender, at a conversion price of $2,778 per share, which was the deemed fair value of shares at the issue date.

                                   The April 29 and 30, 1999 debentures are repayable on the maturity date.

                                   On September 22, 1999, as part of the
                                   Transaction (see Note 1), the Major
                                   Stockholders or predecessors in interest that owned such debentures sold their related notes receivable from e.Volve to eVentures and, as a result, debentures are reflected as long term liabilities on the June 30, 1998 and 1999 balance sheets. At the time of the Transaction, the unamortized debt discount of $917,615 on June 11, 1998 debenture was written off. In addition, as part of this transaction, the debentures were restructured into a single debenture with a maturity date of December 31, 1999. At September 30, 1999, the amount of the
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

7.      DEBENTURES                 e.Volve's debentures and eVentures' notes
        (CONTINUED)                receivable eliminate on consolidation.

8.      OBLIGATIONS UNDER          The Company is a lessee under certain
        CAPITAL LEASES             noncancelable capital leases, which are
                                   secured by certain property and equipment
                                   (see Note 5). Terms of the leases call for monthly payments ranging from $1,061 to $32,711, including implicit rates ranging from 10.0% to 13.6% per annum. Future minimum lease payments under these capital leases are as follows:

                                   For the year ended June 30,                      1999
                                                                             -----------------

                                   2000                                      $       2,140,641
                                   2001                                              1,313,304
                                   2002                                                937,570

                                                                             -----------------
                                                                                     4,391,515

                                   Amount representing interest                       (443,241)
                                                                             -----------------

                                   Present value                                     3,948,274

                                   Current portion                                  (1,916,761)
                                                                             -----------------

                                                                             $       2,031,513
                                                                             =================

9.      STOCKHOLDERS' EQUITY       COMMON STOCK
        (DEFICIT)
                                   Common stock consisted of the following:
                                   September 30, 1999
                                   Common  Stock  ($.00002 par value,
                                   75,000,000  shares  authorized,  37,863,610
                                   issued and outstanding)

                                   June 30, 1999
                                   Common Stock ($.01 par value, 3,600 shares authorized, issued and outstanding)

                                   June 30, 1998
                                   Common Stock ($.1 par value, 3,600 shares authorized, issued and outstanding)


                                   PREFERRED STOCK

                                   Series A Convertible Preferred Stock
                                   consisted of the following:

                                   September 30, 1999 Series A Convertible
                                   Preferred Stock ($.00002 par value,
                                   5,000 shares authorized, 1,000 shares
                                   issued and outstanding)
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

9.      STOCKHOLDERS EQUITY        STOCK OPTIONS
        (DEFICIT)
        (CONTINUED)                e.Volve had a non-formalized stock option
                                   plan (the "Plan"), whereby incentive stock options may be granted to certain employees, directors, officers and others to purchase shares of e.Volve's common stock. Options granted pursuant to the Plan vest at various percentages within two years of the date of grant and expire within five years from the date of grant or upon termination of employment (as defined).

                                   During Fiscal 1999, the Company granted 90 stock options to an officer of the Company with an exercise price of $2,778, of which 45 options vested immediately and the remaining 45 options will become fully vested on December 31, 1999. During Fiscal 1999, pursuant to an employment agreement (see Note 12), the Company granted 90 stock options to an Officer of the Company with an exercise price of $7,077 (the deemed fair value of the stock), of which 45 options vested on March 8, 1999 and the remaining 45 options became fully vested on March 23, 1999. During Fiscal 1999, the Company granted 600 stock options to certain officers and employees of the Company with an exercise prices of $2,778, of which 301 options vested on April 30, 1999 and the remaining 299 options becoming fully vested on April 1, 2000. With respect to the grant of all such options, the Company did not record non-cash compensation expense pursuant to APB#25. As of June 30, 1999, 436 of such options were exercisable.

                                   Pro forma information regarding net income
                                   (loss) is required by SFAS 123, and has been determined as if the Company had accounted for its 780 stock options granted during Fiscal 1999 under the fair value method pursuant to SFAS 123, rather than the method pursuant to APB#25 discussed herein. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: stock price of $2,778 per share; risk-free interest rates ranging from 5.1% to 5.4%(depending on the expected term of the option and the date of grant); dividend yield of 0.0%; volatility factor of the expected market price of the Company's common stock of 0.0% (due to no significant market for trading of the Company's common stock, volatility has been assessed at 0.0%; the result of excluding volatility in estimating an option's value is an amount commonly termed minimum value); and expected terms of 5 years.

                                   The Black-Scholes valuation model was
                                   developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

              (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

9.        STOCKHOLDERS EQUITY      characteristics significantly different from
          (DEFICIT)                those of traded options, and because changes
          (CONTINUED)              in the subjective input assumptions can
                                   materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                   For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information relative to e.Volve's option plan is as follows:

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

              (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

9.      STOCKHOLDERS EQUITY
        (DEFICIT)
        (CONTINUED)

                                                                                     Fiscal
                                                                                      1999
                                                                                 --------------

                                   PRO FORMA NET LOSS:

                                   Net loss as reported                          $   (5,803,756)

                                   Additional compensation
                                     compensation expense under
                                     SFAS#123                                          (453,000)
                                                                                 --------------

                                                                                 $   (6,256,756)
                                                                                 ==============

                                   During the years ended June 30, 1997 and 1998, no options were granted and therefore proforma information has only been presented for fiscal 1999.

                                   On September 22, 1999, the Company terminated the share option plans of e.Volve and AxisTel and adopted a new share option plan (the "Plan") for its employees, officers, directors and consultants (whether or not employees) as part of the Agreement and Plan of Reorganization entered into in connection with the Transaction (see Note 1). The Plan provides for the grant of non-qualified share options, of which, the exercise price shall not be less than 100% of the fair market value of the common shares on the date the option is granted. The Plan provides that options granted vest in two or three installments: the first vest in equal annual installments over a three-year period commencing September 22, 1999, the second vest in equal annual installments over a two-year period commencing September 22, 1999.

                                   The number of shares authorized for grants under the Share Option Plan is 15% of outstanding, provided that no more than 4 million options can be "incentive" stock options. As of September 30, 1999, no options were exercised.

                                   The following options were granted during the three months ended September 30, 1999:

                                    Number of       Exercise
                                      Shares          Price         Date of issue          Vesting Period
                                    ---------       --------     ------------------        --------------
                                      241,666       $   2.50     September 22, 1999        Three-years
                                      166,667       $   5.00     September 22, 1999        Three-years
                                      166,667       $   7.50     September 22, 1999        Three-years
                                    1,275,000       $  10.00     September 22, 1999        Three-years
                                      600,000       $  10.00     September 22, 1999        Two-years
                                    ---------
                                    2,450,000
                                    ---------

                                   As a result of the above, the Company
                                   recorded deferred compensation of $453,000 on September 22, 1999 with a related credit to additional paid in capital. The amount of the deferred compensation was based upon the intrinsic value of options granted to employees which had an exercise price lower than the market price of the underlying stock on the day of the grant. The deferred compensation will be amortized over the three year vesting period and recorded as compensation expense in the statement of operations.

                                   WARRANTS

                                   In connection with the issuance of the
                                   Amended and Restated Debenture Agreement dated April 15, 1999 (see Note 7), the Company issued common stock purchase warrants (the "Warrants") to the Debenture Holder granting the right to acquire 340 shares of Common Stock. The Warrants have an exercise price of $2,778 per share and expire within five years of the date of grant (as defined). As of June 30, 1999, none of the Warrants have been exercised.

                                   The Company has accounted for its 340 common stock debenture warrants granted during Fiscal 1999 at fair value. The Company has estimated the fair value of the Warrants, original issue discount ("OID"), at $210,000. The OID has been reflected as an increase in additional paid-in capital and as a reduction of the February Debenture and is being amortized to interest expense utilizing the effective interest method over the term of the Note. During Fiscal 1999, amortization of OID on the February Debentures totaled $40,281. The fair value for these warrants was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: stock price of $2,778 per share; risk-free interest rate of 5.0% (based on the expected term of the option and the date of grant); dividend yield of 0.0%; volatility factor of the expected market price of the Company's common stock of 0.0% (due to no significant market for trading of the Company's common stock, volatility has been assessed at 0.0%; the result of excluding volatility in estimating an option's value is an amount commonly termed minimum value); and expected terms of 5 years.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

              (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

10.     INCOME TAXES               There is no provision for income tax expense
                                   since the Company incurred net losses for all periods presented.

                                   Deferred tax assets of approximately
                                   $1,015,000 and $2,226,000 as at June 30,
                                   1998 and 1999 result primarily from Net
                                   Operating Losses ("NOL's") and have been fully offset by valuation allowances due to the lack of certainty as to the ultimate realization of any benefits resulting from such NOLs.

                                   As at June 30, 1999, e.Volve had NOLs of approximately $6,547,000. Due to restrictions on use of NOLs following a change in ownership, these NOLs may not be used by the Company prior to their expiration, which is in various years through 2018.

11.      RELATED PARTY             ADMINISTRATIVE EXPENSES
         TRANSACTIONS
                                   During the years ended June 30, 1997, 1998 and 1999, the Company shared office space, payroll and certain other administrative expenses with a related party ("Orix
                                   Systems"). The Company paid Orix Systems
                                   $408,734, $676,227 and $156,597, for the
                                   years ended June 30, 1997, 1998, and 1999 respectively, with respect to such expenses

                                   ADVANCES FROM SHAREHOLDER

                                   Advances due from shareholder relate to
                                   advances made by the majority shareholder of the Old Company. The advances are non-interest bearing and are due on demand. As of June 30, 1998 and 1999, advances due from shareholder totaled $60,920 and $0, respectively.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

12.     COMMITMENTS AND            OPERATING LEASES
        CONTINGENCIES
                                   The Company is a lessee under certain
                                   noncancelable operating leases. Terms of the leases call for monthly payments ranging from $400 to $10,000. Future minimum lease payments under these noncancelable operating leases are as follows:

                                   For the year ended June 30,                     1999
                                                                              ----------------

                                   2000                                       $        249,920
                                   2001                                                165,358
                                   2002                                                147,168
                                   2003                                                114,137
                                   2004                                                 66,101
                                   Thereafter                                           38,556
                                                                              ----------------

                                                                              $        781,240
                                                                              ================

                                   During the years ended June 30, 1997, 1998 and 1999, the Company incurred rent expense of $0, $55,100 and $308,900 respectively.
                                   (see Note 11)

                                   LITIGATION

                                   The Company is a defendant in two lawsuits arising out of the ordinary course of business. In each case the plaintiff is seeking damages against the Company primarily for breach of contract. As of June 30, 1998 and 1999, the Company has expensed and accrued a total of $381,802 and $665,299, respectively, pursuant to these claims, which is expected to be the Company's total exposure. The related costs are included as a component of selling, general and administrative expenses.

                                   In November 1998, representatives of Mexico's Federal Telecommunications Commission
                                   ("COFETEL") entered the premises of the
                                   Company's wholly owned subsidiary, Latin
                                   Gate, and attempted to confiscate Latin
                                   Gate's equipment pursuant to a visitation order under a verification administrative proceeding (procedimiento administrativo de verificacion). Latin Gate filed a Federal constitutional court action known as juicio de amparo against COFETEL in a Mexican Federal district court (juzgado de distrito), principally alleging that the visitation order failed to comply with Mexican constitutional requirements and that the search and seizure were illegal under Mexican law. A juicio de amparo has two stages: the suspension of the acts of authority complained of and a constitutional review. The former stage has two phases: temporary restraining order (suspension provisional) and a final restraining order (suspension definitiva). The purpose of the constitutional review is to determine whether the acts of authority complained of are constitutional. Should the court determine that the acts of authority complained of are unconstitutional, a final judgment (sentencia final) is rendered, the principal effect of which is the granting of the protection of the Federal courts against such acts. On November 24, 1998, Latin Gate obtained a temporary restraining order which preserved the status quo of the Latin Gate equipment and suspended the administrative proceeding, therefore prohibiting COFETEL from re-entering Latin Gate's premises. On December 21, 1998, Latin Gate obtained a final restraining order (suspension definitiva). On May 24, 1999, a final judgment was rendered by the district court in favor of Latin Gate, which judgment declared COFETEL's acts unconstitutional and, as a consequence, granted Latin Gate the protection of the Federal courts. On July 7, 1999, COFETEL appealed, through a recurso de revision, to a higher court (tribunal colegiado de circuito) seeking a review of the district court judgment. It is anticipated that a ruling with respect to such appeal would be rendered sometime in late January 2000. It may not be possible to ascertain the definitive outcome of this matter but Latin Gate continues to defend itself in Mexican courts. The loss of Latin Gate's equipment might have an adverse effect on the Company's financial condition. The cost of litigation, regardless of the outcome, may have an adverse effect on the Company's financial condition. As of June 30, 1999 no amounts have been accrued for this matter.

                                   The Company is involved in other litigation arising out of the ordinary course of business. Management believes, based in part on the advice of outside counsel, that these matters will not have a material adverse effect on the accompanying consolidated financial statements.

                                   CONSULTING AGREEMENT

                                   On April 15, 1999, the Company entered into a consulting agreement with an individual, calling for monthly payments of approximately $20,000 per month, terminating April 15, 2000.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

12.     COMMITMENTS AND            EMPLOYMENT AGREEMENTS
        CONTINGENCIES
        (CONTINUED)                The Company has entered into multi-year
                                   employment agreements or management contracts with six of its senior executives. These agreements mature at various times beginning in June 2000 and ending in September 2002.
                                   These agreements provide for annual salaries ranging between $100,000 and $200,000. In addition, certain of these employees were granted options to purchase common stock under the Company's Share Option Plan. These options, if exercised, would represent the right to purchase 1,850,000 shares of common stock at various exercise prices ranging from $2.50 to $10.00 per option (See
                                   Note 9).

                                   MARKETING AGREEMENTS

                                   On January 1, 1999, the Company entered into an agreement with Corpovision S.A. de C.V. ("Corpovision") to provide marketing services to locate and develop clients for telecommunications services. As long as e. Volve conducts business with the clients listed in the agreement, the Company must pay a minimum compensation amount of $100,000 per month in any month sales are made, within thirty days after the end of each period. The payment must be in the form of cash or a subordinated, non-recourse promissory note to be paid with any available cash flow. The term of the agreement is for thirty years. As of June 30, 1999, the Company had paid compensation amounting to $200,000 and had a note outstanding for the remaining months of $300,000. During Fiscal 1999, the Company incurred compensation expense related to such agreement totaling $500,000. On November 30, this agreement was terminated (See Note 15).

                                   AGREEMENTS WITH VENDORS

                                   On October 9, 1996, the Company entered into an agreement with a vendor to provide sundry telecom services which expired on October 9, 1999.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

12.     COMMITMENTS AND                On April 29, 1998, the Company entered
        CONTINGENCIES                  into an agreement with Qwest for
        (CONTINUED)                    telecommunication services. The agreement
                                       can be terminated at any time by either
                                       party upon a thirty-day notice and can be automatically renewed for successive one-year periods. Rates for services disclosed in the agreement are subject to change at any time.

                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------


13.     PRO FORMA FINANCIAL DATA   On September 22, 1999, the Company acquired
        (UNAUDITED)                all of the outstanding shares of  AxisTel,
                                   approximately 66.67% of the outstanding
                                   shares of e.Volve, and approximately 17% of the outstanding shares of i2v2.com. All of the acquisitions were settled through the issuance of stock of eVentures.

                                   Set forth below is the Company's unaudited pro forma condensed statement of operations for the year ended June 30, 1999 and the three months ended September 30, 1999 as though the reverse merger and acquisition of AxisTel had occurred on July 1, 1998 and July 1, 1999, respectively, after adjustments related to goodwill, amortization of intangible assets and debt discount and interest expense relating to the e.Volve debentures. The unaudited pro forma results are not necessarily indicative of either actual results of operations that would have occurred had the reverse merger and acquisition been made on July 1, 1998 and July 1, 1999, respectively, or of future results.

                                                                   Year ended      Three months ended
                                                                  June 30, 1999    September 30, 1999
                                       Total revenues              $ 35,215,916       $   14,695,002
                                       Net loss                    $(10,501,114)      $   (5,826,413)
                                       Net loss per share          $        .28       $          .15

14.     GOODWILL                   Goodwill of $3,414,319 arose upon the change
                                   of control on July 1, 1998 (see Note 1).
                                   Goodwill of $16,639,971 arose upon the
                                   acquisition of AxisTel on September 22, 1999 as part of the Transaction (see Note 1).
                                   Accumulated amortization as of June 30, 1999 and September 30, 1999 was $341,434 and
                                   $463,240 respectively.

15.     SUBSEQUENT EVENTS          On October 14, 1999, eVentures exchanged
                                   accounts payable to a vendor of $4,307,437 for $1,107,967 cash plus 221,000 shares of eVentures' Common Stock.

                                   To consummate the September 22, 1999
                                   Transaction (see Note 1), eVentures acquired the remaining 33.3% of e.Volve on October 19, 1999, through an extension of eVentures original offer. This purchase was settled through an issuance of 5,831,253 shares of
                                         eVENTURES GROUP, INC. AND SUBSIDIARIES

             (INFORMATION AS OF AND FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER
                                                30, 1998 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------

15.     SUBSEQUENT EVENTS          eVentures' Common Stock.
        (CONTINUED)
                                   On November 18, 1999, eVentures issued 2,500 shares of Series B Convertible Preferred
                                   Stock and on November 24, 1999 eVentures issued 3,725 shares of Series B Convertible
                                   Preferred Stock, both at a price of $1,000 per share. The par value of both classes of shares is $0.00002. The shares are convertible to Common Stock at a price of $13.80 per share, subject to normal anti-dilution adjustments. The conversion price was determined using the average of the closing bid price per share of eVentures common stock for the 10 trading days ended
                                   October 29, 1999. These shares convert to eVentures common stock on the second anniversary of date of issue.

                                   On November 30, 1999 the Company terminated its marketing agreement with Corpovision (see Note 12). The Company settled its liability to Corpovision and terminated the agreement through an issue of 137,500 shares of eVentures. As a result, the Company will record a charge in the statement of operations of approximately $1,000,000 in November, 1999 for the difference between the value of the shares issued and the book value of the note payable to Corpovision.

INDEPENDENT AUDITORS' REPORT



To the Stockholders
AxisTel Communications, Inc.
Jersey City, New Jersey

We have audited the accompanying balance sheets of AxisTel Communications, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from August 28, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AxisTel Communications, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 28, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles.


BDO SEIDMAN, LLP
New York, New York


October 29, 1999

                                                    AXISTEL COMMUNICATIONS, INC.


                                                                  BALANCE SHEETS

================================================================================


                                                                     December 31,    December 31,       June 30,
                                                                         1997           1998              1999
                                                                    -------------   -------------    -------------
                                                                                                       (Unaudited)
ASSETS
CURRENT:
   Cash                                                             $      31,712   $   1,418,070    $     630,571
   Accounts receivable - net of allowances for doubtful
      accounts of $-0-,  $25,000 and $75,000,
      respectively                                                         38,250         302,100        1,054,563
   Prepaid expenses and other current assets                                2,443          35,898          217,300
                                                                    -------------   -------------    -------------
           TOTAL CURRENT ASSETS                                            72,405       1,756,068        1,902,434

RESTRICTED CASH                                                                --              --          750,000
PROPERTY, EQUIPMENT, AND CERTAIN INTANGIBLES AT COST, NET
   OF ACCUMULATED DEPRECIATION                                                 --       1,693,055          394,583
LOAN ORIGINATION COSTS - NET OF ACCUMULATED AMORTIZATION
   OF $5,000 AND $55,000, RESPECTIVELY                                         --          55,000               --
OTHER ASSETS                                                                   --          46,800           46,800
                                                                    -------------   -------------    -------------
                                                                    $      72,405   $   3,550,923    $   3,093,817
                                                                    =============   =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
   Current portion of notes payable - Eraatel Corp.                 $          --   $     427,600    $          --
   Notes payable - stockholders                                            10,000          25,000           25,625
   Accounts payable and accrued expenses                                   47,204         369,604        1,203,760
   Deferred revenue                                                            --         110,000          176,230
                                                                    -------------   -------------    -------------
           TOTAL CURRENT LIABILITIES                                       57,204         932,204        1,405,615
NOTES PAYABLE:
   Eraatel Corp.                                                               --       1,072,400               --
   Stockholder                                                                 --       1,748,925        3,317,425
                                                                    -------------   -------------    -------------
           TOTAL LIABILITIES                                               57,204       3,753,529        4,723,040
                                                                    -------------   -------------    -------------
COMMITMENTS AND CONTINGENCY
STOCKHOLDERS' EQUITY (DEFICIT):
   Common stock                                                                15              15               15
   Additional paid-in capital                                                 985         312,395          312,395
   Retained earnings (deficit)                                             14,201        (515,016)      (1,941,633)
                                                                    -------------   -------------    -------------
           TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                            15,201        (202,606)      (1,629,223)
                                                                    -------------   -------------    -------------
                                                                    $      72,405   $   3,550,923    $   3,093,817
                                                                    =============   =============    =============



                             See accompanying summary of accounting policies and
                                                  notes to financial statements.

                                                    AXISTEL COMMUNICATIONS, INC.


                                                        STATEMENTS OF OPERATIONS

================================================================================


                                                   Period from
                                                 August 28, 1997
                                                  (inception) to      Year ended
                                                   December 31,      December 31,       Six months ended June 30,
                                                                                     --------------------------------
                                                       1997              1998             1998             1999
                                                 -------------      -------------    -------------    -------------
                                                                                              (Unaudited)
NET REVENUES                                     $      69,250      $   2,304,887    $     529,241    $   6,191,997
CARRIER CHARGES                                         49,042          1,853,873          659,709        5,187,071
                                                 -------------      -------------    -------------    -------------
                                                        20,208            451,014         (130,468)       1,004,926
                                                 -------------      -------------    -------------    -------------
OTHER OPERATING EXPENSES:
   Selling, general and administrative                   5,707            648,943           56,431        1,615,783
   Line charges                                             --            199,977           44,149          460,070
   Cellular phones                                          --             47,463               --               --
   Printing                                                 --             38,780               --               --
                                                 -------------      -------------    -------------    -------------
        TOTAL OTHER OPERATING EXPENSES                   5,707            935,163          100,580        2,075,853

                                                 -------------      -------------    -------------    -------------
        OPERATING INCOME (LOSS)                         14,501           (484,149)        (231,048)      (1,070,927)
OTHER EXPENSES:
   Interest expense, net                                    --             44,768               --          255,690
   Other expense                                            --                 --               --          100,000
                                                 -------------      -------------    -------------    -------------
        INCOME (LOSS) BEFORE TAXES ON INCOME            14,501           (528,917)        (231,048)      (1,426,617)
TAXES ON INCOME                                            300                300               --               --
                                                 -------------      -------------    -------------    -------------
NET INCOME (LOSS)                                $      14,201      $    (529,217)   $    (231,048)   $  (1,426,617)
_                                                =============      =============    =============    =============


                             See accompanying summary of accounting policies and
                                                  notes to financial statements.

                                                    AXISTEL COMMUNICATIONS, INC.


                                    STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

================================================================================

 Period from August 28, 1997 (inception) to December 31, 1997, year ended
    December 31, 1998 and six months ended June 30, 1999 (Unaudited)
--------------------------------------------------------------------------------



                                              Common stock, Class A               Common stock, Class B
                                        ---------------- -----------------    ------------- -----------------
                                            Shares          Par value          Shares        Par value
                                        ----------        -----------         ---------      -----------
 BALANCE, AUGUST 28, 1997                       --        $     --               --          $  --
 Issuance of common stock                    1,500              15               --             --
 Net income                                     --              --               --             --
                                        ----------        -----------         ---------      -----------
 BALANCE, DECEMBER 31, 1997                  1,500              15               --             --
 Issuance of common stock                       --              --                1             --
 Officer's salary-imputed                       --              --               --             --
 Options granted                                --              --               --             --
 Warrants granted                               --              --               --             --
 Net loss                                       --              --               --             --
                                        ----------        -----------         ---------      -----------
 BALANCE, DECEMBER 31, 1998                  1,500              15                1             --
 Net loss (Unaudited)                           --              --               --             --
                                        ----------        -----------         ---------      -----------
 BALANCE, JUNE 30, 1999 (UNAUDITED)          1,500        $     15                1          $  --
                                        ==========        ===========         =========      ===========





                                            Additional        Retained        Stockholders'
                                             paid-in          earnings           equity
                                             capital         (deficit)          (deficit)
                                           -----------     -----------      ----------------
 BALANCE, AUGUST 28, 1997                  $        --     $        --      $        --
 Issuance of common stock                          985              --            1,000
 Net income                                         --          14,201           14,201
                                           -----------     -----------      ----------------
 BALANCE, DECEMBER 31, 1997                        985          14,201           15,201
 Issuance  of common stock                          --              --               --
 Officer's salary-imputed                       12,000              --           12,000
 Options granted                                25,510              --           25,510
 Warrants granted                              273,900              --          273,900
 Net loss                                           --        (529,217)        (529,217)
                                           -----------     -----------      ----------------
 BALANCE, DECEMBER 31, 1998                    312,395        (515,016)        (202,606)
 Net loss (Unaudited)                               --      (1,426,617)      (1,426,617)
                                           -----------     -----------      ----------------
 BALANCE, JUNE 30, 1999 (UNAUDITED)        $   312,395     $(1,941,633)     $(1,629,223)
                                           ===========     ===========      ================


                             See accompanying summary of accounting policies and
                                                  notes to financial statements.

                                                    AXISTEL COMMUNICATIONS, INC.


                                                        STATEMENTS OF CASH FLOWS
                                                                        (NOTE 9)

================================================================================

                                                           Period from
                                                            August 28,
                                                              1997
                                                           (inception)
                                                               to           Year ended         Six months ended June 30,
                                                           December 31,     December 31,    -------------------------------
                                                              1997             1998             1998              1999
                                                          -------------    -------------    -------------    -------------
                                                                                                      (unaudited)
Cash flows from operating activities:
   Net income (loss)                                      $      14,201    $    (529,217)   $    (231,048)   $  (1,426,617)
                                                          -------------    -------------    -------------    -------------
   Adjustments to reconcile net income (loss)
      to net cash provided by (used in)
      operating activities:
        Depreciation and amortization                                --           15,564               --           20,627
        Amortization of loan origination costs                       --           27,825               --          123,500
        Other expense                                                --               --               --          100,000
        Stock options issued in lieu of payment
           for services                                              --           25,510               --               --
        Officer's salary - imputed                                   --           12,000               --               --
        Decrease (increase) in:
           Accounts receivable                                  (38,250)        (278,100)          30,992         (752,463)
           Prepaid expenses and other assets                     (2,443)         (72,697)          (4,492)        (181,402)
           Restricted cash                                           --               --               --         (750,000)
        Increase in:
           Accounts payable and accrued expenses                 47,204          329,092          174,419          834,156
           Deferred revenue                                          --          110,000           25,000           66,230
                                                          -------------    -------------    -------------    -------------
              Total adjustments                                   6,511          169,194          225,919         (539,352)
                                                          -------------    -------------    -------------    -------------
              Net cash provided by (used in)
                operating activities                             20,712         (360,023)          (5,129)      (1,965,969)
                                                          -------------    -------------    -------------    -------------
Cash flows from investing activities:
   Capital expenditures                                              --         (208,619)              --         (322,155)
                                                          -------------    -------------    -------------    -------------
Cash flows from financing activities:
   Proceeds from:
      Issuance of common stock                                    1,000               --               --               --
      Notes payable, net of loan origination costs                   --        1,940,000               --        1,500,000
      Loans from stockholders                                    10,000           15,000           25,000              625
                                                          -------------    -------------    -------------    -------------
              Net cash provided by financing
                activities                                       11,000        1,955,000           25,000        1,500,625
                                                          -------------    -------------    -------------    -------------
Net increase (decrease) in cash                                  31,712        1,386,358           19,871         (787,499)
Cash, beginning of period                                            --           31,712           31,712        1,418,070
                                                          -------------    -------------    -------------    -------------
Cash, end of period                                       $      31,712    $   1,418,070    $      51,583    $     630,571
                                                          =============    =============    =============    =============


                             See accompanying summary of accounting policies and
                                                  notes to financial statements.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                  SUMMARY OF ACCOUNTING POLICIES
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================

DESCRIPTION OF BUSINESS                 AxisTel Communications, Inc. (the
                                        "Company") was incorporated in the State of Delaware on August 28, 1997. Its services include the provision of international and domestic voice and data applications over Company leased and third party fiber optic networks and retail communication services, including prepaid telephony.


UNAUDITED INTERIM FINANCIAL STATEMENTS  The financial statements as of June 30,
                                        1999 and for the six months ended June
                                        30, 1998 and 1999 are unaudited, and
                                        have been prepared on the same basis as
                                        the audited financial statements
                                        included herein. In the opinion of
                                        management, such unaudited financial
                                        statements include all adjustments
                                        consisting of normal recurring accruals
                                        necessary to present fairly the
                                        information set forth therein. Results
                                        for interim periods are not necessarily
                                        indicative of results to be expected for an entire year.


PROPERTY, EQUIPMENT AND CERTAIN         Property and equipment is stated at
INTANGIBLES                             cost. Depreciation is computed using the
                                        straight-line method over the estimated
                                        useful lives.


LOAN ORIGINATION COSTS                  Loan origination costs are amortized
                                        based on the interest method over the
                                        contractual period of the loan (see Note
                                        5).


INCOME TAXES                            Income taxes are calculated using the
                                        liability method specified by Statement
                                        of Financial Accounting Standards
                                        ("SFAS") No. 109, "Accounting for Income
                                        Taxes." SFAS No. 109 requires a company
                                        to recognize deferred tax liabilities
                                        and assets for the expected future tax
                                        consequences of events that have been
                                        recognized in a company's financial
                                        statements or tax returns. Under this
                                        method, deferred tax liabilities and
                                        assets are determined based on the
                                        difference between the financial
                                        statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent realization is uncertain.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                  SUMMARY OF ACCOUNTING POLICIES
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================


REVENUE RECOGNITION                     Prepaid phone card revenues are earned
                                        when the prepaid phone cards are used.
                                        Deferred revenues of $-0- and $110,000
                                        at December 31, 1997 and 1998,
                                        respectively, represent unused prepaid
                                        phone cards.


USE OF ESTIMATES                        The preparation of financial statements
                                        in conformity with generally accepted
                                        accounting principles requires
                                        management to make estimates and
                                        assumptions that affect the reported
                                        amounts of assets and liabilities and
                                        disclosure of contingent assets and
                                        liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


LONG-LIVED ASSETS                       Long-lived assets, such as property and
                                        equipment, are evaluated for impairment
                                        when events or changes in circumstances
                                        indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use and sale of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been recognized through June 30, 1999.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================

1.  TRANSACTIONS WITH                   Included in revenues for the year ended
    RELATED PARTIES                     December 31, 1998 were revenues from
                                        Debit Card Technologies Inc. totaling
                                        approximately $264,000. Debit Card
                                        Technologies Inc. is wholly owned by an
                                        employee's spouse. All revenues for the
                                        period August 28, 1997 (inception) to
                                        December 31,1997 were received from
                                        Debit Card Technologies, Inc.


2.  PROPERTY AND EQUIPMENT AND          Major classes of property and equipment
    CERTAIN INTANGIBLES                 and certain intangibles are as follows:

                                                                  Estimated
December 31,                        1997             1998        useful lives
------------                      -----------   -------------    ------------
Indefeasible Right of Use
  of phone line                   $    --       $  1,600,000       25 years
Equipment                              --            108,619      3-4 years
                                  -----------   -------------    ------------
                                       --          1,708,619
Less:  Accumulated
          depreciation                 --            (15,564)
                                  -----------   -------------    ------------
                                  $    --       $  1,693,055
                                  ===========   =============    ============


3.  NOTES PAYABLE -                     On December 3, 1998, the Company entered
    ERAATEL CORP.                       into an Indefeasible Right of Use
                                        ("IRU") agreement with Eraatel
                                        Corporation which provides for the use
                                        of the phone line for 25 years. The
                                        Company leased the phone line between
                                        New York City, New York and Miami,
                                        Florida for a one-time IRU fee of
                                        $1,600,000. The Company paid $100,000
                                        upon the execution of the agreement. The balance due of $1,500,000 is payable in equal monthly installments over a term of 36 months with interest accruing at 15%. As of December 31, 1998, $427,600 was classified as current and $1,072,400 was classified as long-term debt.

                                        In April 1999, the Company was notified
                                        that Eraatel Corporation had misled the
                                        Company and, in fact, only had rights to the IRU for four months. As a result, the above agreement was terminated and the related asset and notes payable were written off. The $100,000 payment has been recorded as other expense.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================


4.  MAJOR CUSTOMERS                     Two customers accounted for
                                        approximately 40% of accounts receivable at December 31, 1998. Revenues from these customers accounted for approximately 6% of revenues for the year ended December 31, 1998.

5.  NOTES PAYABLE -                     On October 28, 1998, the Company issued
    STOCKHOLDERS                        notes to Infinity Emerging Opportunities
                                        Limited ("IEOL") in an aggregate amount
                                        of $2,000,000. As of December 31, 1998,
                                        the aggregate principal balance due was
                                        $2,000,000. The note agreement provides
                                        for a further $1,500,000, of which
                                        $500,000 was received on March 10, 1999
                                        and $1,000,000 was received on April 19, 1999, and is subject to certain conditions as set forth in the agreement. Interest is calculated at 8% per annum and is payable monthly. The outstanding principal balance and any unpaid interest shall be due and payable on October 28, 2000. The notes are secured by all assets and equity interests of the Company.

                                        As of December 31, 1998, the Company had not met, but was subsequently granted waivers with respect to, certain reporting requirements under the above notes.

                                        In connection with the notes, the
                                        Company issued warrants to purchase
                                        1,499 shares of Class B common stock,
                                        par value $.01 per share, of the Company at an exercise price of $2,333.33 per share. The warrants were valued at approximately $274,000 using the Black-Scholes model and the Company recorded the amount as a debt discount, with a related credit to additional paid-in capital. The debt discount is being amortized over the life of the loan. As of December 31, 1998, the balance of the debt discount, net of amortization, was $251,075.

                                        As additional consideration for the
                                        notes payable, the Company issued one
                                        share of Class B common stock of the
                                        Company to IEOL at a purchase price of
                                        $1 (approximate fair value), with voting rights as set forth in the Certificate of Incorporation of the Company entitling the purchasers to vote 50% of all issued and outstanding shares of the common stock of the Company.

                                                    AXISTEL COMMUNICATIONS, INC.

                                                   NOTES TO FINANCIAL STATEMENTS
                   (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                                            JUNE 30, 1998 AND 1999 IS UNAUDITED)

================================================================================


                                        The Company had notes payable to one of
                                        its stockholders aggregating $10,000 at
                                        December 31, 1997. The Company had notes payable to two of its stockholders aggregating $25,000 at December 31, 1998. Interest is calculated at 5% per annum. The outstanding principal balance and any unpaid interest was due and payable on October 28, 1999 and the notes were therefore classified as short term.


6.  COMMON STOCK                        Common stock is comprised of the
                                        following:


                                     December 31,                                   1997   1998
                                     ------------                                   ----   ----
                                     Class A shares; par value $.01, 45,000
                                       shares authorized, 1,500 shares issued
                                       and outstanding                               $15    $15
                                     Class B shares; par value $.01, 45,000
                                       shares authorized, 1 share issued and
                                       outstanding                                    --     --
                                     Class C shares; nonvoting par value $.01,
                                       10,000 shares authorized, none issued and
                                       outstanding                                    --     --
                                                                                    ----   ----
                                                                                     $15    $15
                                                                                    ====   ====



7.  STOCK OPTIONS                       On November 18, 1998, IEOL retained a
                                        consultant to perform services for the
                                        Company. The consultant was granted
                                        stock options to purchase 30 shares of
                                        Class C, nonvoting common stock, par
                                        value $.01, of the Company at an
                                        exercise price of $2,333.33 per share.
                                        The stock options vest on May 18, 1999.
                                        The options were valued at $25,510 using the Black-Scholes model and the Company recorded the amount as compensation expense with a related credit to additional paid-in capital.

8.  COMMITMENTS                         Leases

                                        Minimum annual commitments under all
                                        noncancellable operating leases with
                                        terms in excess of one year approximate:


                                     Year ended December 31,
                                     -----------------------                    -------------
                                     1999                                       $   210,600
                                     2000                                           280,800
                                     2001                                           280,800
                                     2002                                           280,800
                                     2003                                           280,800
                                     Thereafter                                   1,582,200
                                                                                -------------
                                     Total minimum lease payments               $ 2,916,000
                                                                                -------------

                                        Rent expense for the period from August
                                        28, 1997 (inception) to December 31,
                                        1997 and the year ended December 31,
                                        1998 was approximately $1,000 and
                                        $12,000, respectively.



9.  STATEMENTS OF CASH
    FLOW




                              Period from
                              August 28,
                                 1997
                              (inception) to              Year ended           Six months ended June 30,
                               December 31,              December 31,         -------------------------
                                  1997                       1998                1998          1999
                              --------------           ----------------       --------     ------------
Supplemental disclosure
   of cash flow
   information:
     Cash paid during the
        period for:
         Interest                    $  --             $        13,333        $ --         $   90,000
         Taxes                          --                         --           --              1,100
Noncash investing and
   financing activities:
      Capital leases
        entered into
        during the period               --                  1,500,000           --                 --
      Warrants and
        options issued
        during the period               --                    299,410           --                 --
                                     -----             --------------         ----         ----------

10.  INCOME TAXES

                                        The Company has a deferred tax asset
                                        amounting to approximately $197,000 at
                                        December 31, 1998, principally relating
                                        to net operating loss carryforwards and
                                        a basis difference in the carrying
                                        amount of trade accounts receivable for
                                        financial reporting purposes and the
                                        amount used for income tax purposes. The
                                        Company recorded a valuation allowance
                                        amounting to the entire deferred tax
                                        asset balance due to the Company's
                                        financial condition and its lack of a
                                        history of consistent earnings, giving
                                        rise to uncertainty as to whether the
                                        deferred tax asset is realizable. No
                                        amount of deferred Federal or state
                                        income tax is therefore presented.
                                        Deferred income taxes are not material
                                        for the period ended December 31, 1997.

                                        As of December 31, 1998, the Company had net operating loss income tax carryforwards of approximately $529,000, which expire in the years 1999 through 2018.

11.  SUBSEQUENT EVENTS                  On September 22, 1999, the following
                                        significant transactions occurred: IEOL
                                        exercised its warrants to purchase 1,499
                                        Class A shares of the Company, which
                                        gave it 50% of the total outstanding
                                        shares of the Company. IEOL exchanged
                                        its shares in the Company for shares of
                                        eVentures Group, Inc. ("eVentures").
                                        eVentures acquired the other 50% of the
                                        Company's Class A shares from the
                                        founding shareholders of the Company,
                                        settled through an issue of shares of
                                        eVentures. These transactions
                                        consummated the acquisition of all of
                                        the outstanding shares of the Company by eVentures.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information (the "Unaudited Pro Forma Consolidated Financial Information") has been derived from the application of pro forma adjustments to eVentures' consolidated historical balance sheet as of September 30, 1999 included elsewhere herein.

     The Unaudited Pro Forma Consolidated Financial Information gives effect to the purchase of the remaining 33.3% of eVolve and certain financing transactions (all of which occurred in October and November, 1999) as if each had occurred on September 30, 1999. The pro forma adjustments are described in the accompanying notes. There are no adjustments pertaining to the reverse merger and acquisition of AxisTel, since these events were already included in the historical balance sheet as at September 30, 1999.

     The Unaudited Pro Forma Consolidated Financial Information is presented for informational purposes only and does not purport to represent what eVentures' financial position would actually have been if the aforementioned events had occurred on the date specified or to project eVentures' financial position at any future date. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with eVentures' consolidated historical financial statements, and the notes thereto, included elsewhere herein.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                          YEAR ENDED SEPTEMBER 30, 1999


                                                                  FINANCING
Assets                                        HISTORICAL         ADJUSTMENTS           PRO FORMA
                                            ---------------    ---------------       ---------------
 Current:

 Cash                                       $     6,346,023    $    (1,107,957)(1)   $    11,463,066
                                                                     6,225,000 (2)
 Accounts Receivable                              1,158,221                 --             1,158,221
 Other receivables - Employee Advances               71,988                 --                71,988
 Prepaid and Other Current Assets                   189,933                 --               189,933
 Deposits                                           299,071                 --               299,071
 Available-for-sale securities                           --                 --                    --
                                            ---------------    ---------------       ---------------
      Total Current Assets                        8,065,236          5,117,043            13,182,279
                                            ---------------    ---------------       ---------------

 Long term:

 Restricted Cash                                  1,820,752                 --             1,820,752
 Property and equipment, net                      7,429,945                 --             7,429,945
 VAT taxes receivable                             2,436,268                 --             2,436,268
 Investment in affiliate                            140,746                 --               140,746
 Investments in i2v2                              2,100,144                 --             2,100,144
 Goodwill, net                                   19,591,050         11,662,506 (3)        31,253,556
 Other                                               79,300                 --                79,300
                                            ---------------    ---------------       ---------------
                 Total Long term Assets          33,598,205         11,662,506            45,260,711
                                            ---------------    ---------------       ---------------
 Total Assets                               $    41,663,441    $    16,779,549       $    58,442,990
                                            ===============    ===============       ===============


 LIABILITIES AND STOCKHOLDER'S EQUITY

 Current:

 Current Portion of Long-Term Notes
      & Capital leases                      $     2,027,781    $            --       $     2,027,781
 Accounts Payable                                 7,716,609         (4,307,437)(1)         3,409,172
 Accrued Liabilities                              2,062,784                 --             2,062,784
 Customer Deposits                                1,952,447                 --             1,952,447
 Deferred Revenue                                   154,000                 --               154,000
                                            ---------------    ---------------       ---------------
      Total Current Liabilities                  13,913,621         (4,307,437)            9,606,184
                                            ---------------    ---------------       ---------------

 Long-Term Liabilities

 Capital Leases, Net of Current Portion           1,750,160                 --             1,750,160
                                            ---------------    ---------------       ---------------
      Total Long-Term Liabilities                 1,750,160                 --             1,750,160
                                            ---------------    ---------------       ---------------

 Stockholders' Equity

 Common Stock                                           757                 --                   757
 Preferred Stock                                         --                 --                    --
 Additional Paid in Capital                      36,480,715         11,662,506 (3)        57,567,701
                                                                     3,199,480 (1)
                                                                     6,225,000 (2)

 Accumulated Deficit                            (10,481,812)                --           (10,481,812)
                                            ---------------    ---------------       ---------------
      Total Stockholders' Equity                 25,999,660         21,086,986            47,086,646
                                            ---------------    ---------------       ---------------
 Total Liabilities & Stockholders' Equity   $    41,663,441    $    16,779,549       $    58,442,990
                                            ===============    ===============       ===============

(1) Represents the exchange of accounts payable of $4,307,437 for cash of $1,107,957 and Common stock of eVentures.
(2) Represents the issuance of a total of 6,225 shares of Preferred stock at a price of $1,000 per share on November 24, 1999 and November 18, 1999.
(3) Represents the purchase of 1/3 of eVolve for 5,831,253 shares of the Company at market price of $15.375 on October 19, 1999.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information (the "Unaudited Pro Forma Consolidated Financial Information") has been derived from the application of pro forma adjustments to eVentures' consolidated historical audited statement of operations for the year ended June 30, 1999 and the three months ended September 30, 1999 included elsewhere herein.

     The Unaudited Pro Forma Consolidated Financial Information gives effect to the reverse merger, the acquisition of AxisTel and the acquisition of the remaining 33.3% of e.Volve as if each had occurred on July 1, 1998. There is no adjustment to minority interest since 100% of the losses were already recorded in the historical financial statements. The pro forma adjustments are described in the accompanying notes.

     The Unaudited Pro Forma Consolidated Financial Information is presented for informational purposes only and does not purport to represent what eVentures' results of operations would actually have been if the aforementioned events had occurred on the date specified or to project eVentures' results of operations for any future periods. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with eVentures' consolidated historical financial statements, and the notes thereto, included elsewhere herein.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999

                                                      SEPTEMBER 22, 1999 EVENTS
                                                     ----------------------------                   SUBSEQUENT
                                                          (1)                         PRO FORMA       EVENTS
                                         HISTORICAL     AXISTEL      ADJUSTMENTS      SUB TOTAL     ADJUSTMENTS      PRO FORMA
                                        ------------  ------------  ------------     ------------  ------------     ------------
Net Revenues                              27,248,273  $  7,967,643  $         --     $ 35,215,916  $         --     $ 35,215,916
Direct Costs                              23,311,584     6,381,235            --       29,692,819            --       29,692,819
                                        ------------  ------------  ------------     ------------  ------------     ------------
                                           3,936,689     1,586,408            --        5,523,097            --        5,523,097

Selling, General & Administrative          7,551,131     2,118,557     1,663,997(2)    11,333,685     1,166,251(6)    12,499,936
Line Charges                                      --       615,898            --          615,898            --          615,898
Other                                             --       190,981            --          190,981            --          190,981
                                        ------------  ------------  ------------     ------------  ------------     ------------
Total Operating Expenses                   7,551,131     2,925,436     1,663,997       12,140,564     1,166,251       13,306,815
                                        ------------  ------------  ------------     ------------  ------------     ------------
Operating Income                          (3,614,442)   (1,339,028)   (1,663,997)      (6,617,467)   (1,166,251)      (7,783,718)

Other (Income) Expense:

Interest Expense, Net                      1,704,459       285,457      (557,574)(5)      473,675            --          473,675
                                                                        (958,667)(4)
Equity in Sub Income (Minority
   Interest)                                  33,776            --            --           33,776            --           33,776
Foreign currency gain (loss)                 126,575            --            --          126,575            --          126,575
Debt discount                                     --            --     2,000,000(3)     2,000,000            --        2,000,000
Other                                        (16,930)      100,000            --           83,070            --           83,070
                                        ------------  ------------  ------------     ------------  ------------     ------------
Total Other (Income) Expense:              1,847,880       385,457       483,759        2,717,096            --        2,717,096
                                        ------------  ------------  ------------     ------------  ------------     ------------
Pre-Tax Income                            (5,462,322)   (1,724,485)   (2,147,756)      (9,334,563)   (1,166,251)     (10,500,814)
Income Taxes                                     --           300            --              300            --              300
                                        ------------  ------------  ------------     ------------  ------------     ------------
Net Income                              $ (5,462,322) $ (1,724,785) $ (2,147,756)    $ (9,334,863) $ (1,166,251)    $(10,501,114)
                                        ============  ============  ============     ============  ============     ============

-------------------------

(1) Reflects the consolidation of the results of operations of AxisTel for the period July 1, 1998 to June 30, 1999.
(2)  Reflects the amortization of goodwill.
(3) Reflects the write off of the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(4) Reflects the reversal of amortization relating to the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(5) Reflects the reversal of the interest expense relating to the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(6) Reflects the amortization of the goodwill arising from the purchase of 1/3 of e.Volve on October 19, 1999 over a period of 10 years.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      THREE MONTHS ENDED SEPTEMBER 30, 1999

                                                       SEPTEMBER 22, 1999 EVENTS
                                                     ----------------------------                   SUBSEQUENT
                                                          (1)                         PRO FORMA       EVENTS
                                         HISTORICAL     AXISTEL      ADJUSTMENTS      SUB TOTAL     ADJUSTMENTS     PRO FORMA
                                        ------------  ------------  ------------     ------------  ------------    ------------

Net Revenues                            $  8,675,719  $  6,019,283  $         --     $ 14,695,002  $         --    $ 14,695,002
Direct Costs                               8,729,520     5,550,300            --       14,279,820            --      14,279,820
                                        ------------  ------------  ------------     ------------  ------------    ------------
                                             (53,801)      468,983            --          415,182            --         415,182
                                        ------------  ------------  ------------     ------------  ------------    ------------
Operating Expenses:                               --

Selling, General & Administrative          1,816,032     1,145,944       415,999(2)     3,377,975       291,563(6)    3,669,538
Line Charges                                      --       525,460            --          525,460            --         525,460
                                        ------------  ------------  ------------     ------------  ------------    ------------
Total Operating Expenses                   1,816,032     1,671,404       415,999        3,903,435       291,563       4,194,998
                                        ------------  ------------  ------------     ------------  ------------    ------------
Operating Income                          (1,869,833)   (1,202,421)     (415,999)      (3,488,253)     (291,563)     (3,779,816)

Other (Income) Expense:

Interest Expense, Net                        519,231       (30,625)     (160,800)(5)       34,369            --          34,369
                                                                        (293,437)(4)
Equity in Sub Income (Minority
    Interest)                                 18,730            --            --           18,730            --          18,730
Foreign currency gain (loss)                  (6,502)           --            --           (6,502)           --          (6,502)
Debt discount and other                      911,027            --      (911,027)(4)           --            --              --
                                        ------------  ------------  ------------     ------------  ------------    ------------
Total Other (Income) Expense:              1,442,486       (30,625)   (1,365,264)          46,597            --          46,597
                                        ------------  ------------  ------------     ------------  ------------    ------------
Pre-Tax Income                            (3,312,319)   (1,171,796)     (949,265)      (3,534,850)     (291,563)     (3,826,413)
Income Taxes                                      --            --            --               --            --              --
                                        ------------  ------------  ------------     ------------  ------------    ------------
Net Income                              $ (3,312,319) $ (1,171,796) $   (949,265)    $ (3,534,850) $   (291,563)   $ (3,826,413)
                                        ============  ============  ============     ============  ============    ============

-----------------------

(1) Reflects the consolidation of the results of operations of AxisTel for the period July 1, 1999 to September 22, 1999.
(2)  Reflects the amortization of goodwill.
(3) Reflects the write off of the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(4) Reflects the reversal of amortization relating to the Original Issue Discount on the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(5) Reflects the reversal of the interest expense relating to the e.Volve debentures for which the related Notes Receivable were exchanged for stock of eVentures by one of the Major Shareholders on September 22, 1999.
(6) Reflects the amortization of the goodwill arising from the purchase of 1/3 of e.Volve on October 19, 1999 over a period of 10 years.

                               INDEX TO EXHIBITS




EXHIBIT
NUMBER                                            DESCRIPTION
-------                                           -----------

 2.1      Agreement and Plan of Reorganization, dated as of September 22, 1999, among the
          Registrant, eVentures Holdings, L.L.C., IEO Holdings Limited, Infinity Investors
          Limited, Mick Y. Wettreich, the purchasers listed on Schedule 1-A thereto and the
          Contributing Persons listed on Schedule 1-B thereto (incorporated by reference to Exhibit
          2.1 to the report filed on Form 8-K on October 7, 1999).

 2.2      Agreement and Plan of Exchange, dated as of October 19, 1999, among eVentures Group, Inc., and the persons set forth on Schedule 1 thereto (incorporated by reference to Exhibit 2.1 to the report filed on Form 8-K on November 3, 1999).

 3.1      Certificate of Incorporation of eVentures, dated November 19, 1987 (incorporated by reference to Exhibit 3(a) to the registration statement filed on Form S-1 on December 29,
          1987).

 3.2      Certificate of Amendment, dated April 27, 1994, to the Certificate of Incorporation.

 3.3      Certificate of Amendment, dated as of October 20, 1997, to the Certificate of
          Incorporation.

 3.4      Certificate of Renewal dated August 19, 1999 for eVentures Group, Inc.

 3.5      Certificate of Amendment, dated September 17, 1999, to the Certificate of Incorporation
          (incorporated by reference to Exhibit 3.2 to the report filed on Form 8-K on October 7,
          1999).

 3.6      Amended and Restated Certificate of Designation of Rights, Preferences and Privileges of
          Series A Convertible Preferred Stock, dated October 14, 1999.

 3.7      Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible
          Preferred Stock, dated as of November 10, 1999.

 3.8      Certificate of Amendment, dated as of December 15, 1999, to the Certificate of Designation
          of Rights, Preferences and Privileges of Series B Convertible Preferred Stock.

 3.9      Amended and Restated By-Laws of eVentures Group, Inc. (incorporated by reference to
          Exhibit 3.1 to the report filed on Form 8-K on October 7, 1999).

 4.1      Registration Rights Agreement, dated as of September 22, 1999, among the Registrant and the persons and entities set forth on Schedule 1 thereto (the "First Registration Rights
          Agreement") (incorporated by reference to Exhibit 4.1 to the report filed on Form 8-K on
          October 7, 1999).

 4.2      Addendum to the First Registration Rights Agreement, dated as of October 19, 1999, among
          eVentures Group, Inc., the persons set forth on Schedule 1 thereto and the other parties to the First Registration Rights Agreement.

 4.3      Registration Rights Agreement, dated as of November 19, 1999, between eVentures Group,
          Inc. and Geronimo Partners, L.P.

 4.4      Schedule identifying other agreements, the dates thereof and the parties thereto, substantially identical to the Registration Rights Agreement, dated as of November 19,
          1999, between eVentures Group, Inc. and Geronimo Partners, L.P.

10.1      Securities Purchase Agreement, dated as of June 11, 1998, among Orix Global
          Communications, Inc., certain of its shareholders and the purchasers named thereunder.

10.2      Debenture, dated as of June 11, 1998.

10.3      Letter Agreement, dated as of August 19, 1998 between Orix Global Communications and
          Infinity Investors Limited.

10.4      Debenture, dated as of August 19, 1998.

10.5      Letter Agreement, dated as of February 9, 1999 between Orix Global Communications and
          Infinity Investors Limited.

10.6      Debenture, dated as of February 9, 1999.

10.7      Letter Agreement, dated as of April 15, 1999 among Orix Global Communications, Inc.,
          Infinity Investors Limited and the Founders (as defined therein).

10.8      Amended and Restated Debenture, dated as of April 15, 1999.

10.9      Letter Agreement, dated as of April 29, 1999 between Orix Global Communications and
          Infinity Investors Limited.

10.10     Debenture, dated as of April 29, 1999.

10.11     Letter Agreement, dated as of April 30, 1999, between Orix Global Communications,
          Inc. and Infinity Investors Limited.

10.12     Debenture, dated as of April 30, 1999.
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10.13     Lease Agreement, dated December, 1998, between AxisTel International, Inc. and Evergreen
          America Corporation.

10.14     Lease Agreement, dated November 24, 1997, between Orix Global Communications, Inc. and
          Trust F/3959 of Banco del Atlantico.

10.15     Assignment Agreement, dated April 1, 1998, among Orix Global Communications, Inc., Latin
          Gate de Mexico S.A. de C.V. and Trust F/3959 of Banco del Atlantico.

10.16     Office Lease, dated January 23, 1998, between Orix Global Communications, Inc. and 2526
          Investment Co.

10.17     Lease Agreement, dated July 30, 1999, between e.Volve Technology and Green Valley
          Executive Suites LLC.

10.18     Lease Agreement, dated September 1, 1999, between e.Volve Technology and Green Valley
          Executive Suites LLC.

10.19     Lease Agreement, dated as of October 1, 1999, between AxisTel Communications, Inc.
          and Telecommunications Finance Group.

10.20     Guaranty Agreement by eVentures Group, Inc. as inducement to Telecommunications Finance
          Group to provide a lease to AxisTel Communications, Inc., dated as of October 13, 1999.

10.21     Management Services Agreement, dated as of September 22, 1999, between eVentures Group,
          Inc. and HW Partners, L.P.

10.22     1999 Omnibus Securities Plan, dated as of September 22, 1999.

10.23     Employment Agreement, dated as of September 22, 1999, between eVentures Group, Inc. and
          Stuart J. Chasanoff.

10.24     Amended and Restated Employment and Noncompetition Agreement, dated as of September 21,
          1999, between AxisTel Communications, Inc. and Samuel L. Litwin.

10.25     Amended and Restated Employment and Noncompetition Agreement, dated as of September 22,
          1999, between AxisTel Communications, Inc. and Mitchell Arthur.

21.1      Subsidiaries of eVentures Group, Inc.

27.1      Financial Data Schedule.
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